                                             As Filed Pursuant to Rule 424(b)(1)
                                             Registration No. 333-36435



PROSPECTUS
31,500,000 Shares

Class A Common Stock
(par value $0.01 per share)

All of the shares of Class A Common Stock offered hereby are being offered by The CIT Group, Inc. (the "Company"), which is an 80% owned subsidiary of The Dai-Ichi Kangyo Bank, Limited ("DKB"). Upon completion of the Offering, DKB will own 100% of the outstanding shares of Class B Common Stock of the Company (which has five votes per share), a class of common stock separate from the Class A Common Stock (which has one vote per share). Following the Offering, the 31,500,000 shares offered hereby will represent 4.8% of the combined voting power of all classes of voting stock and 20% of the economic interest (or rights of holders of common equity to participate in distributions in respect of the common equity) in the Company. The remainder of the voting power and economic interest in the Company will be beneficially held by DKB. See "Risk Factors--Control By and Relationship with DKB," "Relationship with DKB" and "Description of Capital Stock."

Prior to the Offering, there has been no public market for the Class A Common Stock. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Class A Common Stock. The Class A Common Stock has been approved for listing on The New York Stock Exchange, Inc. (the "New York Stock Exchange"), subject to official notice of issuance, under the symbol "CIT."

Shares of Class A Common Stock are being reserved for sale to certain directors, officers, retirees and employees of the Company and certain related persons at the initial public offering price. See "Underwriting." All such persons are expected to purchase, in the aggregate, not more than 5.0% of the Class A Common Stock offered in the Offering.

SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------
                                                           PRICE TO       UNDERWRITING   PROCEEDS TO
                                                           PUBLIC         DISCOUNT(1)    COMPANY(2)
--------------------------------------------------------------------------------------------------------
Per Share                                                  $27.00         $1.35          $25.65
--------------------------------------------------------------------------------------------------------
Total(3)                                                   $850,500,000   $42,525,000    $807,975,000
--------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $2,300,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 4,725,000 shares of Class A Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $978,075,000, $48,903,750 and $929,171,250, respectively.

The shares of Class A Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the shares of Class A Common Stock will be made against payment therefor on or about November 18, 1997, at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.

J.P. MORGAN & CO.                                           GOLDMAN, SACHS & CO.
                              Joint Lead Managers

                           MORGAN STANLEY DEAN WITTER

CREDIT SUISSE FIRST BOSTON
                 LEHMAN BROTHERS
                                 MERRILL LYNCH & CO.
                                              SALOMON BROTHERS INC
                                                         UBS SECURITIES
November 12, 1997

[Five photographs representing five strategic business units of the Company:
Credit Finance (manufacturer of circuit boards), Consumer Finance (house), Equipment Financing (crane), Capital Finance (commercial aircraft) and Sales Financing (recreational boat) and one photograph of the Store of Knowledge representing an investment by Equity Investments/Venture Capital.]

[Map of the United States illustrating assets and offices by geographic location].

[Map representing assets and offices by geographic locations.]

Percentage of financing and leasing assets as of September 30, 1997.

Northeast      23%
Southeast      14%
Midwest        21%
Southwest      12%
West           24%
Foreign         6%

Locations of the Company's offices nationwide.

Northeast        8
Southeast        8
Midwest         10
Southwest        5
West            12

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Class A Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

No action has been or will be taken by the Company or any Underwriter that would permit a public offering of the Class A Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Class A Common Stock and the distribution of this Prospectus.

                               TABLE OF CONTENTS

                                              PAGE
Available Information.......................    4
Incorporation of Certain Documents by
  Reference.................................    4
Prospectus Summary..........................    5
Risk Factors................................   12
The Company.................................   17
Use of Proceeds.............................   17
Dividend Policy.............................   17
Capitalization..............................   18
Selected Financial Information..............   19
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations.............................   21
Business....................................   41
Risk Management.............................   63

                                              PAGE
Management..................................   69
Relationship with DKB.......................   80
Certain Relationships and Related
  Transactions..............................   82
History of Ownership of Common Stock........   82
Shares Available for Future Sale............   82
Description of Capital Stock................   84
Certain United States Tax Consequences to
  Non-United States Holders.................   88
Underwriting................................   90
Legal Matters...............................   92
Experts.....................................   92
Glossary....................................   93
Index to Consolidated Financial
  Statements................................  F-1

The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent public accountants and to make available to them quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Certain of the Company's securities are listed on the New York Stock Exchange and the Class A Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Accordingly, reports and other information concerning the Company can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Company has filed with the Commission a Registration Statement on Form S-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, for the registration of the shares of Class A Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Class A Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. The Registration Statement may be inspected without charge and copied upon payment of prescribed fees at the public reference facilities maintained by the Commission at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the year ended December 31,
   1996;

2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and

3. The Company's Current Reports on Form 8-K dated January 23, 1997 (as amended by a Form 8-K/A dated February 14, 1997), February 13, 1997, April 17, 1997, July 14, 1997, July 17, 1997, September 26, 1997 and October 14, 1997.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been referenced in this Prospectus other than exhibits to such documents. Requests for such copies should be directed to Joseph M. Leone, Chief Financial Officer, The CIT Group, Inc., 1211 Avenue of the Americas, New York, New York 10036, telephone (212) 536-1390.

                               PROSPECTUS SUMMARY

The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) the "Company" means The CIT Group, Inc. and its consolidated subsidiaries and (ii) "DKB" means The Dai-Ichi Kangyo Bank, Limited and its consolidated subsidiaries. Unless otherwise defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Prospectus. For a description of certain terms and phrases used in this Prospectus, see "Glossary." Unless otherwise indicated, all information set forth herein assumes that the Underwriters' over-allotment option is not exercised. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

The Company is a leading diversified finance organization offering secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. The Company commenced operations in 1908 and has developed a broad array of "franchise" strategic business units that focus on specific industries, asset types and markets which are balanced by client, industry and geographic diversification. The Company believes that its strong credit risk management expertise and long-standing commitment to its markets and its customers provide it with a competitive advantage.

The Company operates through two business segments: (i) commercial, which is comprised of the Equipment Financing (equipment financing and leasing), Capital Finance (commercial aircraft and rail financing and leasing), Commercial Services (factoring), Business Credit (secured financing to middle-market and larger-sized businesses) and Credit Finance (secured financing to smaller-sized and middle-market businesses) strategic business units, and (ii) consumer, which is comprised of the Consumer Finance (home equity) and Sales Financing (recreation vehicle, manufactured housing and recreational boat financing) strategic business units. These strategic business units offer products and services designed to satisfy the financing needs of specific customers, industries and markets.

The Company believes that in 1996 it had the largest factoring operation and the fourth largest equipment financing and leasing operation in the United States. The Company also has a leading market position in recreation vehicle lending and has significant operations in commercial finance, sales finance and home equity lending. In addition, the Company has significant operations financing the aerospace, construction, transportation, machine tool manufacturing and railroad industries.

At September 30, 1997, the Company had total assets of $20.9 billion and stockholders' equity of $2.2 billion. Net income totaled a record $239.1 million for the nine months ended September 30, 1997 and a record $260.1 million for the year ended December 31, 1996. Over the five years ended December 31, 1996, the Company's net income grew at a compound annual rate of 11.6%, while total financing and leasing assets and managed assets grew at compound annual rates of 9.7% and 11.4%, respectively. Over the three years ended December 31, 1996, net income grew at a compound annual rate of 12.6%, and total financing and leasing assets and managed assets grew at compound annual rates of 11.1% and 13.4%, respectively. Such growth resulted from expansion into new lines of business, the introduction of new products, increased profitability of existing businesses and acquisitions.

The following table sets forth commercial and consumer financing and leasing assets and consumer finance receivables previously securitized and currently managed by the Company at December 31 of each of the five years ended December 31, 1996 and at September 30, 1997. "Financing and leasing assets" are comprised of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments.

                                              ---------------------------------------------------------------------
                                                 AT
                                              SEPTEMBER                        AT DECEMBER 31,
                                                 30,      ---------------------------------------------------------
                                                1997        1996        1995        1994        1993        1992
                                              ---------   ---------   ---------   ---------   ---------   ---------
Dollars in millions
Financing and leasing assets:
  Commercial                                  $16,279.1   $15,159.7   $14,564.6   $13,689.0   $11,937.1   $10,822.5
  Consumer(1)                                   3,999.2     3,355.3     2,455.9     2,042.0     1,589.3     1,411.8
  Other                                            60.0        53.0        41.6        34.4        21.6        12.0
                                              ---------   ---------   ---------   ---------   ---------   ---------
     Total                                    $20,338.3   $18,568.0   $17,062.1   $15,765.4   $13,548.0   $12,246.3
Consumer finance receivables previously
  securitized and currently managed by the
  Company                                       1,918.3     1,437.4       916.5       306.7       175.6        43.8
                                              ---------   ---------   ---------   ---------   ---------   ---------
Total managed assets                          $22,256.6   $20,005.4   $17,978.6   $16,072.1   $13,723.6   $12,290.1
                                              =========   =========   =========   =========   =========   =========

---------------
(1) Includes consumer finance receivables held for sale of $654.3 million, $116.3 million, $112.0 million, $68.7 million, $150.4 million and $0.0 million at September 30, 1997 and December 31, 1996, 1995, 1994, 1993 and 1992,
respectively.

For the five year period ended December 31, 1996, commercial financing and leasing assets grew at a compound annual rate of 8.2% and consumer managed assets grew at a compound annual rate of 27.5%. The compound annual growth rates over such five year period for total financing and leasing assets and total managed assets were 9.7% and 11.4%, respectively.

STRATEGY

The Company has delivered consistent growth in earnings and assets over the past five years. The Company believes that its financial performance is a product of its core strengths, which include its array of "franchise" businesses, strong credit risk management expertise and long-standing commitment to its markets. The following fundamental operating principles are significant to the Company's past success and the execution of its business strategy in the future:

- Maintain and build leadership positions in selected markets and industries, focusing on the United States.

- Offer a broad selection of collateral-based credit products through multiple channels of distribution.

- Preserve "best in class" credit culture, coupled with collateral management expertise.

- Maintain a relationship-based approach to customers and business partners.

- Practice disciplined expense management, on-going efficiency improvement and technology investment.

- Maintain access to multiple funding sources with strong debt ratings.

- Retain experienced management team with long tenure in the industry and with the Company.

- Utilize performance-based incentive systems.

- Encourage a corporate culture that emphasizes quality in performance and service to customers, employees and business partners and values service to the community.

- Pursue growth through selective acquisitions of businesses and assets.

Using its proven strengths and capabilities, the Company pursues the following strategies to continue its earnings and asset growth:

Leverage its existing market leadership positions to expand into new markets, industries and products
The Company has developed a broad array of "franchise" strategic business units within its two business segments, each with broad geographic reach and multiple distribution channels. The Company is seeking further growth and profitability by: (i) building additional manufacturer and dealer/distributor relationships;
(ii) expanding its sales force and marketing reach; (iii) adding complementary products that enhance existing business segments or products; (iv) identifying new markets that have synergy with or that add to the Company's existing strengths and capabilities; and (v) improving marketplace presence and "brand name" recognition in consumer finance.

Maintain "best in class" credit quality and strong balance sheet
The Company has demonstrated the effectiveness of its credit risk management system and strong credit culture. From 1990 through 1996, including the 1991-1992 economic recession, net credit losses have averaged 0.72% of average finance receivables. The Company's strong performance has been the result of:
(i) sophisticated systems and policies which identify target markets and risk acceptance criteria for each market; (ii) decentralized credit approval authorities capable of responding quickly to shifting customer needs and changing economic and market conditions; and (iii) oversight systems that monitor credits from origination throughout the entire lending cycle. In addition, the Company adjusts its pricing to achieve higher yields for greater risk. The Company believes that its strong credit risk management systems and strong credit culture will continue to support long-term profitable asset growth.

Grow the consumer businesses
The Company believes that opportunities exist to grow its consumer assets and earnings by (i) leveraging its existing capabilities and expertise, (ii) expanding its franchise into new markets and products, as it has done with home equity and recreational boat lending, and (iii) establishing direct to consumer lending capabilities across its recreation vehicle, manufactured housing and recreational boat product lines. For example, in 1997, the Company began providing wholesale financing of inventories to dealers of manufactured housing and recreational boats. Wholesale financing provides dealers with inventory floor plan financing and gives the Company greater access to retail financing opportunities through its existing dealer relationships. The Company plans to pursue further growth of its wholesale financing operations by offering this product to other dealers and manufacturers with whom it has strong relationships.

In late 1992, the Company entered the home equity lending market. The Company had $1.9 billion in home equity finance receivables ($2.3 billion of managed home equity finance receivables) at September 30, 1997, establishing it as a significant market participant. These results were achieved by utilizing a multi-channel delivery system with both direct and indirect origination capabilities through a 28 office distribution network that provides national coverage for the Company's products. The Company will seek further consumer asset growth and improved profitability by expanding its sales office network by adding new offices (including five offices during late 1997), improving operating efficiencies, capitalizing on economies of scale and expanding its consumer product offerings into new and existing markets.

Improve operating efficiency through increased scale, continued process improvement and technology investments
The Company has developed a strong culture attuned to expense control, continuous process improvement and investment in technology. The Company seeks to become a low cost producer by building scale in businesses in which it has significant positions and believes that it already has a competitive advantage as a "low cost producer" in its factoring and equipment financing and leasing businesses. The Company intends to maintain its focus on expense control and efficiency through continuous process improvement and technology investments and by utilizing its proven expense control and efficiency expertise to expand. The Company believes the existing infrastructure of most of its strategic business units can support further growth.

Invest in businesses that leverage existing capabilities and complement the Company's core strengths
Over the past few years, the Company has acquired various businesses and portfolios of finance receivables and has successfully integrated the acquired assets, operations and personnel while leveraging the Company's proven strengths and expertise. The Company intends to continue to actively pursue strategic acquisition opportunities of both businesses and portfolios of assets that it believes will enhance growth and profitability and that can be integrated into its core franchises.

                                  THE OFFERING

CLASS A COMMON STOCK OFFERED(1)..............   31,500,000 shares of Class A Common Stock
COMMON STOCK OUTSTANDING AFTER THE
  OFFERING(1)(2):............................   31,500,000 shares of Class A Common Stock
                                                126,000,000 shares of Class B Common Stock
     Total Shares Outstanding................   157,500,000 shares of Common Stock
USE OF PROCEEDS..............................   The proceeds to the Company from the offering of the Class
                                                A Common Stock (the "Offering"), after the deduction of
                                                underwriting discounts and before the deduction of
                                                expenses payable by the Company, are estimated to be $808
                                                million ($929 million assuming exercise in full of the
                                                Underwriters' over-allotment option). Such proceeds will
                                                be used to acquire from DKB its option to purchase the 20%
                                                interest in the Company currently owned by CBC Holding
                                                (Delaware) Inc. ("CBC Holding"), an indirect wholly-owned
                                                subsidiary of The Chase Manhattan Corporation ("Chase"),
                                                and to purchase such interest from CBC Holding. If the
                                                Underwriters' over-allotment option is exercised, the
                                                proceeds thereof are expected to be used for general
                                                corporate purposes and for potential acquisitions.
DIVIDENDS; VOTING RIGHTS; CONVERSION.........   The holders of Class A Common Stock and Class B Common
                                                Stock (collectively, "Common Stock") share ratably on a
                                                per share basis in all dividends and other distributions
                                                declared by the Board of Directors. See "Dividend Policy."
                                                The holders of Class A Common Stock are entitled to one
                                                vote per share and holders of Class B Common Stock are
                                                entitled to five votes per share. See "Description of
                                                Capital Stock--Common Stock--Voting Rights." Under certain circumstances, shares of Class B Common Stock are
                                                convertible into an equivalent number of shares of Class A
                                                Common Stock. See "Description of Capital Stock--Common
                                                Stock--Conversion."
CONTROLLING STOCKHOLDER......................   For information regarding the Company's controlling
                                                stockholder, see "Relationship with DKB."
RISK FACTORS.................................   For a discussion of certain considerations relevant to an
                                                investment in the Class A Common Stock, see "Risk
                                                Factors."
NEW YORK STOCK EXCHANGE TRADING SYMBOL FOR
  CLASS A COMMON STOCK.......................   "CIT"

---------------
(1) Excludes up to 4,725,000 shares of Class A Common Stock subject to an over-allotment option granted by the Company to the Underwriters. See "Underwriting."

(2) Excludes 948,527 shares of restricted Class A Common Stock and options to purchase 4,175,300 shares of Class A Common Stock to be granted upon consummation of the Offering. Also excludes an additional 7,379,173 shares of Class A Common Stock reserved for future issuance under employee benefit plans. See "Management -- Employee Compensation Plans -- Long-Term Equity Compensation Plan."

                                DIVIDEND POLICY

The Company's Board of Directors intends to declare and pay quarterly dividends on the Common Stock. It is expected that the dividend in respect of the quarter ending March 31, 1998, which will be the first full quarter following the consummation of the Offering, will be $.10 per share (a rate of $.40 annually) and will be declared and paid in the second quarter of 1998. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors and no assurance can be given that the Company will pay such dividend or any further dividends. The determination as to the payment of dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by the Company, the credit ratings of the Company and such other factors as the Board of Directors may consider to be relevant. See "Risk Factors--Limitations Upon Payment of Dividends."

                             RELATIONSHIP WITH DKB

Upon consummation of the Offering, DKB will own 126,000,000 of the outstanding shares of Class B Common Stock, each of which has five votes per share but is otherwise identical in all material respects to the Class A Common Stock (which has one vote per share). Upon consummation of the Offering, the Class B Common Stock owned by DKB will represent in the aggregate 95.2% of the combined voting power of all of the outstanding Common Stock. For as long as DKB continues to own shares of Common Stock representing more than 50% of the combined voting power of the Class A Common Stock and Class B Common Stock, DKB will be able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company. See "Risk Factors--Control By and Relationship with DKB."

DKB has advised the Company that it currently intends to continue to hold all of the Class B Common Stock owned by it following the Offering. However, DKB is not subject to any contractual obligation to retain its controlling interest, except that DKB has agreed not to sell or otherwise dispose of any shares of Class B Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting." As a result, there can be no assurance concerning the period of time during which DKB will maintain its ownership of Common Stock owned by it immediately following the Offering. See "Risk Factors--Control By and Relationship with DKB," "Risk Factors--Shares Eligible for Future Sale" and "Relationship With DKB." The Company has entered into an agreement with DKB pursuant to which the Company has agreed not to engage in any activities or enter into any transactions without obtaining approvals or giving notices required of DKB under applicable U.S. and Japanese banking laws. From time to time, the Company and DKB have entered into, and can be expected to continue to enter into, other agreements and business transactions and the Company's Restated Certificate of Incorporation includes certain provisions relating to the Company's relationship with DKB. See "Relationship With DKB" and "Description of Capital Stock--Certain Certificate of Incorporation and By-Law Provisions--Corporate Opportunities."

                         SUMMARY FINANCIAL INFORMATION

The summary results of operations and balance sheet data presented below for the nine months ended September 30, 1997 and 1996 and as of September 30, 1997 and 1996, respectively, were derived from the unaudited consolidated financial statements of the Company set forth herein. The summary results of operations and balance sheet data presented below for each of the years in the three-year period ended December 31, 1996 and as of December 31, 1996 and 1995, respectively, were derived from the audited consolidated financial statements of the Company and notes thereto set forth herein. The summary results of operations and balance sheet data presented below for each of the years in the two-year period ended December 31, 1993 and as of December 31, 1994, 1993 and 1992, respectively, were derived from audited consolidated financial statements and the related notes thereto not presented herein. The data presented below should be read in conjunction with the consolidated financial statements and the related notes thereto set forth herein. The data for the nine month period ended September 30, 1997 is not necessarily indicative of operating results that may be expected for a full year.

                                    ---------------------------------------------------------------------------------
                                      NINE MONTHS ENDED                     YEARS ENDED DECEMBER 31,
 Dollars in millions, except per        SEPTEMBER 30,       ---------------------------------------------------------
            share data                1997        1996        1996        1995        1994        1993        1992
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
RESULTS OF OPERATIONS
Net finance income                     $658.3      $594.1      $797.9      $697.7      $649.8      $603.9      $539.5
Total operating revenue                 902.3(1)     770.9    1,042.0       882.4       824.2       737.7       653.3
Salaries and general operating
  expenses                              314.1       291.4       393.1       345.7       337.9       282.2       261.6
Provision for credit losses              91.8        78.6       111.4        91.9        96.9       104.9       103.2
Net income                              239.1       197.3       260.1       225.3       201.1       182.3       162.3
Pro forma net income per share(2)        1.51        1.25        1.64

                                    ---------------------------------------------------------------------------------
                                                                                 AT DECEMBER 31,
                                      AT SEPTEMBER 30,      ---------------------------------------------------------
       Dollars in millions            1997        1996        1996        1995        1994        1993        1992
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA
Finance receivables:
Commercial                          $14,603.4   $13,829.9   $13,757.6   $13,451.5   $12,821.2   $11,185.2   $10,359.7
Consumer                              3,344.9     2,730.3     3,239.0     2,344.0     1,973.2     1,438.9     1,411.8
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total finance receivables           $17,948.3   $16,560.2   $16,996.6   $15,795.5   $14,794.4   $12,624.1   $11,771.5
Reserve for credit losses               233.3       214.2       220.8       206.0       192.4       169.4       158.5
Operating lease equipment, net        1,675.7     1,365.0     1,402.1     1,113.0       867.9       751.9       462.8
Total assets                         20,854.3    18,625.5    18,932.5    17,420.3    15,959.7    13,725.0    13,026.1
Commercial paper                      6,168.7     5,913.2     5,827.0     6,105.6     5,660.2     6,516.1     6,173.5
Variable-rate senior notes            3,461.5     3,997.5     3,717.5     3,827.5     3,812.5     1,686.5     1,477.8
Fixed-rate senior notes               5,659.6     4,182.0     4,761.2     3,337.0     2,619.4     2,389.0     2,476.6
Subordinated fixed-rate notes           300.0       300.0       300.0       300.0       300.0       200.0       200.0
Company-obligated mandatorily
  redeemable preferred securities
  of subsidiary trust holding
  solely debentures of the Company      250.0          --          --          --          --          --          --
Stockholders' equity                  2,242.7     2,031.4     2,075.4     1,914.2     1,793.0     1,692.2     1,601.1

                                    ---------------------------------------------------------------------------------
                                     AT OR FOR THE NINE
                                        MONTHS ENDED                 AT OR FOR THE YEARS ENDED DECEMBER 31,
                                        SEPTEMBER 30,       ---------------------------------------------------------
                                      1997        1996        1996        1995        1994        1993        1992
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
SELECTED DATA AND RATIOS

PROFITABILITY(3)
Net interest margin as a
  percentage of average earning
  assets ("AEA")(4)                     4.87%       4.86%       4.82%       4.54%       4.77%       4.93%       4.73%
Return on average stockholders'
  equity                               14.72%      13.33%      13.04%      12.13%      11.49%      11.02%      10.36%
Return on AEA(4)                        1.77%       1.61%       1.57%       1.46%       1.48%       1.49%       1.42%
Ratio of earnings to fixed charges      1.53x       1.50x       1.49x       1.44x       1.52x       1.60x       1.49x
Salaries and general operating
  expenses as a percentage of
  AEA(4)                                2.32%       2.38%       2.38%       2.25%       2.48%       2.30%       2.30%
Salaries and general operating
  expenses as a percentage of
  average serviced assets
  ("ASA")(5)                            2.07%       2.15%       2.15%       2.13%       2.40%       2.28%       2.29%
Dividend payout ratio                     30%         41%(6)      38%(6)      46%(6)      50%         50%         50%

CREDIT QUALITY
60+ days contractual delinquency
  as a percentage of finance
  receivables                           1.60%       1.50%       1.72%       1.67%       1.20%       1.71%       2.85%
Net credit losses as a percentage
  of average finance
  receivables(3)                        0.63%       0.59%       0.62%       0.50%       0.61%       0.77%       0.84%
Reserve for credit losses as a
  percentage of finance
  receivables                           1.30%       1.29%       1.30%       1.30%       1.30%       1.34%       1.35%
Ratio of reserve for credit losses
  to current period net credit
  losses(3)                             2.18x       2.25x       2.18x       2.67x       2.29x       1.79x       1.61x

LEVERAGE
Total debt to stockholders' equity
  and Company-obligated
  mandatorily redeemable preferred
  securities of subsidiary trust
  holding solely debentures of the
  Company                               6.25x       7.08x       7.04x       7.09x       6.91x       6.38x       6.45x
Total debt to stockholders'
  equity(7)                             7.06x       7.08x       7.04x       7.09x       6.91x       6.38x       6.45x

OTHER
Total managed assets (in
  millions)(8)                      $22,256.6   $19,426.5   $20,005.4   $17,978.6   $16,072.1   $13,723.6   $12,290.1
Employees                               3,000       2,950       2,950       2,750       2,700       2,400       2,400

---------------
(1) Includes a gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

(2) Based upon 158,448,527 shares of Common Stock to be outstanding upon consummation of the Offering, including 948,527 shares of restricted Class A Common Stock to be granted at that time. Excludes options to purchase 4,175,300 shares of Class A Common Stock to be granted upon consummation of the Offering and an additional 7,379,173 shares of Class A Common Stock reserved for future issuance under employee benefit plans.

(3) Nine month data and ratios calculated on an annualized basis.

(4) "AEA" reflects the average of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments, less credit balances of factoring clients.

(5) "ASA" reflects average earning assets plus the average of consumer finance receivables previously securitized and currently managed by the Company and consumer finance receivables serviced for third parties.

(6) In 1995, the Company operated under a dividend policy requiring the payment of dividends equal to and not exceeding 50% of operating earnings. The actual ratio for 1995, however, fell below 50% due to the deferral of the declaration and payment of dividends on December 1995 earnings into the first quarter of 1996.

(7) Total debt includes, and stockholders' equity excludes, $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company issued in February 1997.

(8) "Managed assets" include (i) financing and leasing assets and (ii) off-balance sheet consumer finance receivables previously securitized and currently managed by the Company.

                                  RISK FACTORS

Prospective investors should carefully consider, in addition to the other information contained in this Prospectus, the following factors before purchasing the Class A Common Stock offered hereby.

ECONOMIC FACTORS

Risk of Economic Slowdown or Downturn
The Company's results of operations and financial position may be affected by various economic factors. Unfavorable economic conditions may make it more difficult for the Company to maintain both its new business origination volume and the credit quality thereof at levels previously attained and may adversely affect margins on new finance receivables. In adverse economic conditions, growth in finance receivables and leases may not be attainable and non-performing assets and loan charge-offs are likely to increase. The Company's growth rate has differed between its commercial and consumer businesses and, over time, the Company expects that its consumer business will grow at a more rapid rate than its commercial business. As a result of such growth, the Company will become more susceptible to economic factors that may adversely affect the demand for the Company's products and services by consumers. There can be no assurance that the growth rates experienced by the Company in the recent past will continue.

The Company is also subject to industry-specific economic and other factors that may affect the demand for its products. At September 30, 1997, 10.8% of the Company's total financing and leasing assets related to obligations of retailers, 9.7% related to commercial airline obligations, 9.1% related to home equity obligations and 8.4% related to construction obligations. An economic downturn or slowdown in these or other industries or markets could have a material adverse effect on the Company's results of operations or financial position.

Although the Company maintains a consolidated reserve for credit losses on finance receivables in an amount which it believes is sufficient to provide adequate protection against potential credit losses in its portfolios, this reserve could prove to be insufficient. Adverse economic conditions may cause declines in the realizable value of certain collateral securing the Company's finance receivables, or in the value of equipment subject to lease agreements. Adverse economic conditions, including those affecting demand for commercial aircraft and railcars, which represent a substantial portion of the Company's leased assets, may impair the Company's ability to re-lease or remarket such equipment and fully realize the carrying value of its leased assets and/or the estimated lease residual values. See "--Leasing Transactions and Equipment Risk" and "--Reserve for Credit Losses."

Interest Rate Risk
Although the Company has an active and comprehensive approach to managing its interest rate risk, including matching the maturities of its interest rate sensitive assets and interest rate sensitive liabilities and closely monitoring product pricing to stay responsive to changing market interest rates, significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both the Company's ability to originate new finance receivables and its ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of owned and serviced finance receivables. In addition, changes in market interest rates or in the relationships between short-term and long-term market interest rates or between different interest rate indices (i.e., basis risk) could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, which could result in an increase in interest expense relative to finance income. An increase in market interest rates also could adversely impact the ability of the Company's floating-rate borrowers to meet their higher payment obligations, which could result in an increase in non-performing assets and net credit losses. See "Risk Management--Asset/Liability Management--Interest Rate Risk Management."

An economic slowdown or downturn, or significant change in interest rates, could contribute to a downgrading of the Company's credit ratings, which is likely to increase the Company's funding costs and could decrease its net finance income, limit its access to the capital markets or result in a decision by the lenders under the Company's existing credit facilities not to extend such credit facilities after their expiration. There can be no assurance that a decline in economic conditions or increase in interest rates will not have a material adverse effect on the Company's results of operations or financial position.

LEASING TRANSACTIONS AND EQUIPMENT RISK

The Company maintains ownership of various types of equipment and leases this equipment to customers through two distinct types of transactions: (i) direct financing leases; and (ii) operating leases. A direct financing lease is usually long-term in nature, passes substantially all of the risks and rewards of the related equipment to the customer and is accounted for as a financing by the Company. The Company structures its direct financing leasing transactions so that a material portion of the underlying equipment's cost at the inception of the lease (approximately 90%) is recovered over the initial term of the lease. The Company expects to assume equipment risk on the equipment's estimated residual value at the end of the initial lease term. An operating lease, however, is typically of a shorter duration, with periodic rentals recorded as income, and depreciation on related equipment recorded as an expense by the Company. The shorter-term nature of operating leases inherently increases the risk that the Company may not recover its investment in the related equipment due to several factors, including the Company's inability to remarket the equipment and obsolescence.

The initial establishment, ongoing review and ultimate realization of direct financing lease residual values, as well as the realization of operating lease equipment values, are important elements of the Company's leasing business. Residual values are recorded upon acquisition of the equipment purchased for direct financing leasing transactions based upon the estimated future value of the equipment at the time the Company expects to dispose of the equipment. The estimates are derived by the Company from, among other things, market information on sales of used equipment and estimated future obsolescence trends. Periodic depreciation expense on equipment purchased for operating lease transactions is also derived through the use of estimates that include the equipment's useful life and the future value of the equipment at the end of this life. Because such values are heavily influenced by estimates, there can be no assurance that such values will be realized by the Company upon disposition of equipment owned by the Company and returned by lessees upon termination of their leases. At September 30, 1997, the Company had finance leases of $4.1 billion, including recorded estimated lease residual values of $906.3 million, and operating lease equipment with a book value of $1.7 billion, net of depreciation. To the extent that the Company fails to realize its direct financing lease residual values and operating lease equipment values, the Company's results of operations and financial position could be materially adversely affected.

RESERVE FOR CREDIT LOSSES

The Company maintains a consolidated reserve for credit losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against potential credit losses in its portfolios. The level of the consolidated reserve for credit losses is determined principally on the basis of
(i) the current credit quality of the portfolio and trends, (ii) the current mix of finance receivables and (iii) historical loss experience. The consolidated reserve for credit losses reflects management's judgment of the loss potential, after considering factors such as the nature and characteristics of obligors, economic conditions and trends, charge-off experience, delinquencies and the value of underlying collateral and guarantees, including recourse to dealers and manufacturers. Although the consolidated reserve for credit losses in the Company's balance sheet as of September 30, 1997 is considered adequate by the Company's management, there can be no assurance that this consolidated reserve for credit losses will prove to be adequate over time to cover credit losses in the Company's portfolios. This consolidated reserve for credit losses may prove to be inadequate if unanticipated adverse changes in the economy or discrete events adversely affect specific customers, industries or markets, or if credit losses arising out of the seasoning of the Company's consumer portfolio exceed those anticipated by the Company. The Company's results of operations and financial position could be materially adversely affected to the extent that the Company's consolidated reserve for credit losses is insufficient to cover such changes or events. See "--Economic Factors--Risk of Economic Slowdown or Downturn," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management--Credit Risk Management--Loan Loss Reserves and Credit Losses."

COMPETITION

The Company's markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Company's competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial national financial services networks have been formed by insurance companies and bank holding companies that compete with the Company. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. Also, the Company's competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities, for example, short-term equipment rental and servicing, which currently are prohibited to the Company. Competition has been enhanced in recent years by an improving economy and growing marketplace liquidity. The markets for most of the Company's products are characterized by a large number of competitors. However, with respect to some of the Company's products, competition is more concentrated. See "Business--Additional Information Regarding the Company--Competition."

The Company competes primarily on the basis of pricing, terms and structure in many of its markets. From time to time, competitors of the Company seek to compete aggressively on the basis of these factors and the Company may lose market share to the extent it is unwilling to match its competitors' pricing, terms and structure in order to maintain its interest margins or to maintain its credit discipline. To the extent that the Company matches competitors' pricing, terms or structure, it may experience lower interest margins and/or increased credit losses. In addition, demand for the Company's products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations. See "Business--Additional Information Regarding the Company--Competition."

LIMITATIONS UPON LIQUIDITY AND CAPITAL RAISING

The Company's primary sources of funds are cash flow from operations, commercial paper borrowings, medium-term notes, other term debt securities and asset-backed securitizations. At September 30, 1997, commercial paper borrowings were $6.2 billion and amounts due on term debt within one year were $4.2 billion. A downgrade in the Company's credit ratings could result in an increase in the Company's interest expense and could have an adverse impact on the Company's ability to access the commercial paper market or the public and private debt markets, which could have a material adverse effect on the Company's results of operations or financial position. If the Company is unable to access such markets on acceptable terms, it could utilize its bank credit lines and cash flow from operations and portfolio liquidations to satisfy its liquidity needs. At September 30, 1997, the Company had committed revolving bank credit lines totaling $5.0 billion, representing 81% of operating commercial paper outstanding (commercial paper outstanding less interest-bearing deposits). The Company believes that such credit lines should provide sufficient additional liquidity to the Company under foreseeable conditions. However, there can be no assurance that the Company's committed revolving bank credit lines would provide adequate liquidity to the Company following a downgrade in its credit ratings or other adverse conditions or that these bank credit lines will be renewed.

The Company funds its operations independently of DKB and believes that the business of and the outlook for DKB is not necessarily closely related to the business of and the outlook for the Company. However, there can be no assurance that a future downgrading of DKB's credit ratings would not have an adverse impact on the Company's credit ratings. Therefore, while DKB maintains a controlling interest in the Company, a deterioration in the financial condition of DKB could result in increased borrowing costs to the Company and could impair its access to the public and private capital markets, which could have a material adverse effect on the Company's results of operations or financial position.

If DKB chooses to maintain its percentage ownership of the Company, the Company may be constrained in its ability to raise common or preferred equity capital in the future. DKB is not under any obligation to make future capital contributions to the Company or to agree to allow the Company to raise additional common or preferred equity capital. See "Relationship with DKB."

CONTROL BY AND RELATIONSHIP WITH DKB

Upon consummation of the Offering, DKB will beneficially own 100% of the outstanding Class B Common Stock, which will, in the aggregate, represent 95.2% of the combined voting power of all of the outstanding Common Stock. For as long as DKB continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the Class A Common Stock and Class B Common Stock, DKB will be able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to (i) mergers or other business combinations involving the Company, (ii) the acquisition or disposition of assets by the Company, (iii) the incurrence of indebtedness by the Company, (iv) the issuance of any additional Common Stock or other equity securities and (v) the payment of dividends with respect to the Common Stock. See "--Limitations Upon Liquidity and Capital Raising." Similarly, DKB will have the power to (i) determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders,
(ii) prevent or cause a change in control of the Company or (iii) take other actions that might be favorable to DKB. In the foregoing situations or otherwise, various conflicts of interest between the Company and DKB could arise. Ownership interests of directors or officers of the Company in common stock of DKB or service as a director or officer or other employee of both the Company and DKB could create or appear to create potential conflicts of interest when directors and officers and employees are faced with decisions that could have different implications for the Company and DKB. The Company's Amended and Restated Certificate of Incorporation will include certain provisions relating to the allocation of business opportunities that may be suitable for both the Company and DKB. The Company has entered into an agreement with DKB pursuant to which the Company has agreed not to engage in any activities or enter into any transactions without obtaining approvals or giving notices required of DKB under applicable U.S. and Japanese banking laws. See "Relationship with DKB" and "Description of Capital Stock--Certain Certificate of Incorporation and By-Law Provisions--Corporate Opportunities."

REGULATION

The Company is subject to extensive federal and state regulation and supervision in the jurisdictions in which it operates. Such regulation and supervision are primarily for the benefit and protection of the Company's customers, and not for the benefit of investors, and could limit the Company's discretion in operating its businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates that the Company charges will not rise to state maximum levels, the effect of any of which could be to adversely affect the business or results of operations of the Company. See "Business--Additional Information Regarding the Company--Regulation."

Because the Company is a subsidiary of DKB, the Company and its activities are subject to examination and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under certain circumstances, the Federal Reserve has the authority to issue orders which could restrict the ability of the Company to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business. See "Business--Additional Information Regarding the Company--Regulation."

LIMITATIONS UPON PAYMENT OF DIVIDENDS

As a holding company, the Company's ability to pay dividends to stockholders will depend primarily upon the receipt of dividends and other distributions by the Company from its subsidiaries. The right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Class A Common Stock to benefit from such distribution) will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims of the Company as a creditor of such subsidiary may be recognized as such. As of September 30, 1997, the Company's subsidiaries had approximately $2.6 billion of indebtedness and other liabilities, in addition to other contractual obligations.

The Company believes that maintaining its debt to equity ratio within certain parameters is an important factor in maintaining its existing credit ratings. Accordingly, under certain circumstances, the Company may limit its payment of dividends in order to allow for portfolio growth and to maintain debt to equity ratios within parameters considered appropriate by the Company.

The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors and no assurance can be given that the Company will pay dividends. The Company may at any time cease to pay dividends. The determination as to the payment of dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by the Company, the credit ratings of the Company and such other factors as the Board of Directors may consider to be relevant. For a discussion of the Company's dividend policy and certain related matters, see "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

Subject to applicable federal securities laws and the restrictions described below, after completion of the Offering DKB may sell any and all of the shares of Common Stock owned by it. The Company will grant to DKB, its subsidiaries and certain transferees registration rights enabling such persons to demand the registration for sale under the federal securities laws of shares of Class A Common Stock that it may hold or that are issuable upon conversion of any other security that it may hold (including Class B Common Stock) and of any other securities issued or issuable in respect of the Class A Common Stock. Such persons also will have the right to require such securities to be included in registration statements under the federal securities laws proposed to be filed with the Commission covering other equity securities of the Company. See "Relationship with DKB--Registration Rights Agreement." Sales or distribution by any such person of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of Class A Common Stock. DKB has advised the Company that its current intent is to continue to hold all of the Common Stock owned by it immediately following the Offering. However, DKB is not subject to any contractual obligation to retain its controlling interest, except that DKB has agreed not to sell or otherwise dispose of any shares of Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting." As a result, there can be no assurance that DKB will maintain its percentage ownership of Common Stock immediately following the Offering for any specific period of time. See "Relationship with DKB" and "Shares Available for Future Sale."

NO PRIOR MARKET FOR CLASS A COMMON STOCK

Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price of the Class A Common Stock was determined by negotiations between the Company and the Underwriters. There can be no assurance that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Offering or that an active public market for the Class A Common Stock will develop and continue after the Offering. See "Underwriting."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Risk Management," including, without limitation, those concerning (i) the Company's strategy, (ii) the Company's liquidity, (iii) the Company's credit risk management, (iv) the Company's asset/liability risk management, (v) the Company's operational and legal risks, (vi) the growth of the Company's consumer business and (vii) the effects on the Company of certain legal proceedings, constitute forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors" and "Risk Management."

                                  THE COMPANY

The Company is a leading diversified finance organization offering secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. The Company commenced operations in 1908 and has developed a broad array of "franchise" strategic business units that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. The Company believes that its strong credit risk management expertise and long-standing commitment to its markets and its customers provide it with a competitive advantage.

Prior to the consummation of the Offering, the Company had been owned 80% by DKB and 20% by CBC Holding. Immediately prior to the consummation of the Offering, the Company will reclassify its existing class of common stock into shares of Class A Common Stock and Class B Common Stock and DKB will receive 126,000,000 shares of Class B Common Stock in exchange for its existing shares of common stock of the Company. Upon consummation of the Offering, the Class B Common Stock owned by DKB will represent in the aggregate 95.2% of the combined voting power of all of the outstanding Common Stock and 80.0 % of the economic interest in the Company. See "Relationship with DKB" and "Description of Capital Stock--Common Stock--Voting Rights."

The Company's principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 536-1390.

                                USE OF PROCEEDS

The proceeds of the Offering, after the deduction of underwriting discounts and before the deduction of expenses payable by the Company, are estimated to be $808 million ($929 million assuming exercise in full of the Underwriters' over-allotment option). Such proceeds will be used to acquire from DKB its option to purchase the 20% interest in the Company currently owned by CBC Holding and to purchase such interest from CBC Holding. If the Underwriters' over-allotment option is exercised, the proceeds from the exercise of such options are expected to be used for general corporate purposes and for potential acquisitions.

                                DIVIDEND POLICY

The holders of the Class A Common Stock and Class B Common Stock share ratably on a per share basis in all dividends and other distributions declared by the Company's Board of Directors. The Company's Board of Directors intends to declare and pay quarterly dividends. It is expected that the dividend in respect of the quarter ending March 31, 1998, which will be the first full quarter following the consummation of the Offering, will be $.10 per share (a rate of $.40 annually), and will be declared and paid in the second quarter of 1998. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors and no assurance can be given that the Company will pay such dividend or any further dividends. The determination as to the payment of dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by the Company, the credit ratings of the Company and such other factors as the Board of Directors may consider to be relevant. See "Risk Factors--Limitations Upon Payment of Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 1997 and on a pro forma basis giving effect to the reclassification of the common stock of the Company into shares of Class A Common Stock and Class B Common Stock and the consummation of the Offering. The information set forth below gives effect to the use of the net proceeds of the Offering as described under "Use of Proceeds," before taking into account the expenses of the Offering to be paid by the Company. This table should be read in conjunction with the consolidated financial statements and the related notes thereto set forth herein.

                                                                     -------------------------
                                                                     AS OF SEPTEMBER 30, 1997
                       Dollars in millions                              ACTUAL     AS ADJUSTED
                                                                     ---------     -----------
Debt:
     Commercial paper                                                $ 6,168.7      $ 6,168.7
     Variable-rate senior notes                                        3,461.5        3,461.5
     Fixed-rate senior notes                                           5,659.6        5,659.6
     Subordinated fixed-rate notes                                       300.0          300.0
                                                                     ---------      ---------
          Total debt                                                 $15,589.8      $15,589.8
Company-obligated mandatorily redeemable preferred securities of
  subsidiary trust holding solely debentures of the Company              250.0          250.0

Stockholders' equity:
     Common stock, 1,000 shares authorized, issued and
       outstanding                                                       250.0             --
     Class A common stock, par value $.01 per share, 700,000,000 shares authorized and 31,500,000 shares issued and
       outstanding(1)                                                       --             .3
     Class B common stock, par value $.01 per share, 510,000,000 shares authorized and 126,000,000 shares issued and
       outstanding                                                          --            1.3
     Paid-in capital                                                     573.3          821.7
     Retained earnings                                                 1,419.4        1,419.4
                                                                     ---------      ---------
          Total stockholders' equity                                 $ 2,242.7      $ 2,242.7
                                                                     ---------      ---------
          Total capitalization                                       $18,082.5      $18,082.5
                                                                     =========      =========

---------------
(1) Excludes 948,527 shares of restricted Class A Common Stock and options to purchase 4,175,300 shares of Class A Common Stock to be granted upon consummation of the Offering. Also excludes 7,379,173 additional shares of Class A Common Stock reserved for future issuance under employee benefit plans. See "Management--Employee Compensation Plans--Long-Term Equity Compensation Plan."

                         SELECTED FINANCIAL INFORMATION

The results of operations and balance sheet data presented below for the nine months ended September 30, 1997 and 1996 and as of September 30, 1997 and 1996, respectively, were derived from the unaudited consolidated financial statements of the Company set forth herein. The results of operations and balance sheet data presented below for each of the years in the three-year period ended December 31, 1996 and as of December 31, 1996 and 1995, respectively, were derived from the audited consolidated financial statements of the Company and notes thereto set forth herein. The results of operations and balance sheet data presented below for each of the years in the two-year period ended December 31, 1993 and as of December 31, 1994, 1993 and 1992, respectively, were derived from the audited consolidated financial statements and the related notes thereto not presented herein. The data presented below should be read in conjunction with the consolidated financial statements and the related notes thereto set forth herein. The data for the nine month period ended September 30, 1997 is not necessarily indicative of operating results that may be expected for a full year.

                                    ---------------------------------------------------------------------------------
                                      NINE MONTHS ENDED                     YEARS ENDED DECEMBER 31,
 Dollars in millions, except per        SEPTEMBER 30,       ---------------------------------------------------------
            share data                1997        1996        1996        1995        1994        1993        1992
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
RESULTS OF OPERATIONS
Net finance income                     $658.3      $594.1      $797.9      $697.7      $649.8      $603.9      $539.5
Total operating revenue                 902.3(1)     770.9    1,042.0       882.4       824.2       737.7       653.3
Salaries and general operating
  expenses                              314.1       291.4       393.1       345.7       337.9       282.2       261.6
Provision for credit losses              91.8        78.6       111.4        91.9        96.9       104.9       103.2
Net income                              239.1       197.3       260.1       225.3       201.1       182.3       162.3
Pro forma net income per share(2)        1.51        1.25        1.64

                                    ---------------------------------------------------------------------------------
                                                                                 AT DECEMBER 31,
                                      AT SEPTEMBER 30,      ---------------------------------------------------------
       Dollars in millions            1997        1996        1996        1995        1994        1993        1992
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA
Finance receivables:
Commercial                          $14,603.4   $13,829.9   $13,757.6   $13,451.5   $12,821.2   $11,185.2   $10,359.7
Consumer                              3,344.9     2,730.3     3,239.0     2,344.0     1,973.2     1,438.9     1,411.8
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total finance receivables           $17,948.3   $16,560.2   $16,996.6   $15,795.5   $14,794.4   $12,624.1   $11,771.5
Reserve for credit losses               233.3       214.2       220.8       206.0       192.4       169.4       158.5
Operating lease equipment, net        1,675.7     1,365.0     1,402.1     1,113.0       867.9       751.9       462.8
Total assets                         20,854.3    18,625.5    18,932.5    17,420.3    15,959.7    13,725.0    13,026.1
Commercial paper                      6,168.7     5,913.2     5,827.0     6,105.6     5,660.2     6,516.1     6,173.5
Variable-rate senior notes            3,461.5     3,997.5     3,717.5     3,827.5     3,812.5     1,686.5     1,477.8
Fixed-rate senior notes               5,659.6     4,182.0     4,761.2     3,337.0     2,619.4     2,389.0     2,476.6
Subordinated fixed-rate notes           300.0       300.0       300.0       300.0       300.0       200.0       200.0
Company-obligated mandatorily
  redeemable preferred securities
  of subsidiary trust holding
  solely debentures of the Company      250.0          --          --          --          --          --          --
Stockholders' equity                  2,242.7     2,031.4     2,075.4     1,914.2     1,793.0     1,692.2     1,601.1

                                     --------------------------------------------------------------------------------
                                     AT OR FOR THE NINE MONTHS         AT OR FOR THE YEARS ENDED DECEMBER 31,
                                       ENDED SEPTEMBER 30,     -------------------------------------------------------
                                        1997         1996        1996        1995        1994       1993       1992
                                     ---------    ---------    ---------   ---------   ---------  ---------  ---------
SELECTED DATA AND RATIOS
PROFITABILITY(3)
Net interest margin as a percentage
  of AEA(4)                              4.87%        4.86%       4.82%       4.54%       4.77%      4.93%      4.73%
Return on average stockholders'
  equity                                14.72%       13.33%      13.04%      12.13%      11.49%     11.02%     10.36%
Return on AEA(4)                         1.77%        1.61%       1.57%       1.46%       1.48%      1.49%      1.42%
Ratio of earnings to fixed charges       1.53x        1.50x       1.49x       1.44x       1.52x      1.60x      1.49x
Salaries and general operating
  expenses as a percentage of AEA(4)     2.32%        2.38%       2.38%       2.25%       2.48%      2.30%      2.30%
Salaries and general operating
  expenses as a percentage of ASA(5)     2.07%        2.15%       2.15%       2.13%       2.40%      2.28%      2.29%
Dividend payout ratio                      30%          41%(6)      38%(6)      46%(6)      50%        50%        50%
CREDIT QUALITY
60+ days contractual delinquency as
  a percentage of finance
  receivables                            1.60%        1.50%       1.72%       1.67%       1.20%      1.71%      2.85%
Net credit losses as a percentage of
  average finance receivables(3)         0.63%        0.59%       0.62%       0.50%       0.61%      0.77%      0.84%
Reserve for credit losses as a
  percentage of finance receivables      1.30%        1.29%       1.30%       1.30%       1.30%      1.34%      1.35%
Ratio of reserve for credit losses
  to current period net credit
  losses(3)                              2.18x        2.25x       2.18x       2.67x       2.29x      1.79x      1.61x
LEVERAGE
Total debt to stockholders' equity
  and Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trust holding solely
  debentures of the Company               6.25x        7.08x       7.04x       7.09x       6.91x      6.38x      6.45x
Total debt to stockholders'
  equity(7)                               7.06x        7.08x       7.04x       7.09x       6.91x      6.38x      6.45x
OTHER
Total managed assets (in
  millions)(8)                       $22,256.6    $19,426.5   $20,005.4   $17,978.6   $16,072.1  $13,723.6  $12,290.1
Employees                                3,000        2,950       2,950       2,750       2,700      2,400      2,400

---------------
(1) Includes a gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

(2) Based upon 158,448,527 shares of Common Stock to be outstanding upon consummation of the Offering, including 948,527 shares of restricted Class A Common Stock to be granted at that time. Excludes options to purchase 4,175,300 shares of Class A Common Stock to be granted upon consummation of the Offering and an additional 7,379,173 shares of Class A Common Stock reserved for future issuance under employee benefit plans.

(3) Nine month data and ratios calculated on an annualized basis.

(4) "AEA" reflects the average of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments, less credit balances of factoring clients.

(5) "ASA" reflects average earning assets plus the average of consumer finance receivables previously securitized and currently managed by the Company and consumer finance receivables serviced for third parties.

(6) In 1995, the Company operated under a dividend policy requiring the payment of dividends equal to and not exceeding 50% of operating earnings. The actual ratio for 1995, however, fell below 50% due to the deferral of the declaration and payment of dividends on December 1995 earnings into the first quarter of 1996.

(7) Total debt includes, and stockholders' equity excludes, $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company issued in February 1997.

(8) "Managed assets" include (i) financing and leasing assets and (ii) off-balance sheet consumer finance receivables previously securitized and currently managed by the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes to be relevant to understanding the Company's consolidated financial condition and results of operations. This discussion should be read in conjunction with the consolidated financial statements and the related notes thereto contained in the Company's consolidated financial statements included in this Prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors that may cause actual results to differ materially from such forward-looking statements, see "Risk Factors." See also "Risk Management" for certain factors that have in the past and may in the future affect the financial performance of the Company.

The Company is engaged in the commercial and consumer finance businesses, providing secured financing and leasing products on both a fixed and floating interest rate basis. The Company's revenues principally consist of finance income and fees and other income, which include factoring commissions, commitment, facility, servicing, letter of credit and syndication fees, and gains and losses from sales of equipment and other investments and sales and securitizations of finance receivables. The Company's primary expenses are (i) interest expense related to funding its finance receivables and operating lease equipment, (ii) salaries and general operating expenses, (iii) provision for credit losses and (iv) depreciation on operating lease equipment. Comparability of results among quarterly periods may be affected by the timing of several events, primarily consisting of equipment sales, securitizations and the sales of venture capital investments. The Company's business requires significant funds to originate finance receivables and purchase leasing equipment, and the Company consequently requires substantial liquidity to finance its operations. See "--Liquidity."

The Company's commercial segment includes equipment financing and leasing, factoring and commercial finance. The Company's consumer segment includes consumer finance and sales financing. The Company entered the home equity lending business in late 1992 and the recreational boat market in 1993. The Company has been growing the assets of its consumer segment at a faster rate than that of its commercial segment. The contribution of the Company's consumer segment to its profitability is significantly lower in relation to such segment's financing and leasing assets than that of the commercial segment. This reflects the Company's relatively recent entry into the home equity lending business and the continuing significant investment in building the infrastructure of this business.

NINE MONTHS ENDED SEPTEMBER 30, 1997 VS. NINE MONTHS ENDED SEPTEMBER 30, 1996

Overview

For the nine months ended September 30, 1997, net income totaled a record $239.1 million compared with $197.3 million for the same period in 1996, an increase of 21.2%. Return on average earning assets for the nine months in 1997 increased to 1.77%, compared with 1.61% for the same period in 1996. The improvement resulted from growth in finance income less interest expense ("net finance income") from a higher level of financing and leasing assets, increased noninterest revenue and improvements in operating efficiency. The nine months ended September 30, 1997 also include a gain on sale of an equity interest acquired in a loan workout recognized in the second quarter of 1997.

Financing and leasing assets totaled a record $20.3 billion at September 30, 1997, an increase of 9.5% over $18.6 billion at December 31, 1996. Growth was broad-based, with increases in both the commercial and consumer segments. The increases are the result of strong new business activity across both segments, partially offset by continued paydowns in the highly competitive commercial segment. The Company securitized $500.0 million of home equity finance receivables and $260.9 million of recreational boat finance receivables in the first nine months of 1997, as compared to $454.1 million of recreation vehicle finance receivables during the first nine months of 1996. Managed assets, comprised of financing and leasing assets and consumer finance receivables previously securitized and currently managed by the Company, totaled $22.3 billion at September 30, 1997, an increase of 11.3% over $20.0 billion at December 31, 1996.

Net Finance Income
A comparison of net finance income for the first nine months of 1997 and 1996 is set forth below.

                                                              -------------------------------------------------
                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                INCREASE
                                                                1997          1996         AMOUNT       PERCENT
                                                              ---------     ---------     ---------     -------
Dollars in millions
Finance income                                                $ 1,352.0     $ 1,222.3     $   129.7       10.6%
Interest expense                                                  693.7         628.2          65.5       10.4
                                                              ---------     ---------      --------       ----
Net finance income                                            $   658.3     $   594.1     $    64.2       10.8%
                                                              =========     =========      ========       ====
AEA                                                           $18,029.8     $16,311.9     $ 1,717.9       10.5%
Net finance income as a percentage of AEA                          4.87%         4.86%

Finance income totaled $1,352.0 million for the nine months ended September 30, 1997, up $129.7 million or 10.6% over the comparable period in 1996. As a percentage of AEA, finance income (excluding interest income relating to short-term interest-bearing deposits) was 9.91% for the nine months ended September 30, 1997 and 9.94% for the comparable period in 1996. Commercial segment finance income as a percentage of commercial AEA was 10.03% for the nine months ended September 30, 1997, compared to 9.97% for the comparable period during 1996, and consumer segment finance income as a percentage of consumer AEA was 9.51% for the nine months ended September 30, 1997, compared to 9.86% for the comparable period during 1996. The decline in consumer segment finance income as a percentage of consumer AEA primarily reflects the purchase of a lower yielding variable rate home equity credit line portfolio in December 1996 and the sale of certain higher yielding high loan-to-value loans during the second quarter of 1997. Interest expense totaled $693.7 million in the nine months ended September 30, 1997, up $65.5 million or 10.4% over the comparable period in 1996. As a percentage of AEA, interest expense (excluding interest expense relating to short-term interest-bearing deposits) in the nine months ended September 30, 1997 decreased to 5.04% from 5.08% in the comparable period in 1996.

A comparative analysis of the weighted average principal outstanding and interest rates paid on the Company's debt for the nine month periods ended September 30, 1997 and 1996, before and after giving effect to interest rate swaps, is shown in the following table.

                                      -------------------------------------------------------------------------------
                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                      1997                                      1996
                                      -------------------------------------     -------------------------------------
                                          BEFORE SWAPS          AFTER SWAPS         BEFORE SWAPS          AFTER SWAPS
                                      ----------------     ----------------     ----------------     ----------------
Dollars in millions
Commercial paper and variable-rate
  senior notes                        $ 9,726.8   5.59%    $ 6,419.9   5.52%    $10,025.9   5.48%    $ 6,958.9   5.43%
Fixed-rate senior and subordinated
  notes                                 5,212.4   6.54       8,519.3   6.51       3,709.9   6.86       6,776.9   6.69
                                      ---------            ---------            ---------            ---------
Composite                             $14,939.2   5.92%    $14,939.2   6.09%    $13,735.8   5.86%    $13,735.8   6.05%
                                      =========            =========            =========            =========

The Company's interest rate swaps principally convert floating-rate debt to fixed-rate debt and resulted in lowered variable and fixed rates during both periods. The weighted average composite rate increases, however, because a larger proportion of the Company's debt, after giving effect to interest rate swaps, is subject to a fixed rate. The Company does not enter into derivative financial instruments for trading or speculative purposes. The weighted average interest rates before the effect of swap hedging activity do not necessarily reflect the interest expense that would have been incurred had the Company chosen to manage interest rate risk without the use of such swaps.

Fees and Other Income

For the nine months ended September 30, 1997, fees and other income totaled $186.0 million, an increase of $9.2 million over the comparable 1996 period. The following table sets forth the components of fees and other income:

                                                                                         -----------------
                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                                                           1997       1996
                                                                                         ------     ------
Dollars in millions
Commissions, fees and other                                                              $122.6     $121.5
Gains on equipment and other investment sales(1)                                           39.0       38.5
Gains on sales and on securitizations of consumer finance receivables                      24.4       16.8
                                                                                         ------     ------
                                                                                         $186.0     $176.8
                                                                                         ======     ======

---------------
(1) Includes $12.0 million and $15.8 million in 1997 and 1996, respectively, from sales of venture capital investments.

Gain On Sale Of Equity Interest Acquired In Loan Workout

The Company originated a loan in the 1980's to a telecommunications company that subsequently went into default. Pursuant to a workout agreement, the stock of that company was transferred to the Company and a co-lender. In 1991, the Company received all amounts due and retained an equity interest in such telecommunications company, which was sold in the second quarter of 1997 for a pretax gain to the Company of $58.0 million.

Salaries and General Operating Expenses

Salaries and general operating expenses increased $22.7 million or 7.8% to $314.1 million in the first nine months of 1997 from $291.4 million in the comparable period in 1996. Salaries and employee benefits rose $18.4 million, or 11.0%, while general operating expenses rose $4.3 million, or 3.5%. Personnel increased to 3,000 at September 30, 1997 from 2,950 at September 30, 1996.

The increases in salaries and employee benefits were primarily attributable to the higher level of serviced assets and higher performance-based incentive accruals. The increase in general operating expenses resulted from a provision for vacant leased office space recorded in the second quarter of 1997.

Management monitors productivity via the relationship of salaries and general operating expenses to both AEA and ASA. ASA is comprised of average earning assets plus the average of consumer finance receivables previously securitized and currently managed by the Company and consumer finance receivables serviced for third parties. Changes in the relationship of salaries and general operating expenses to AEA and ASA, which have improved over the comparable 1996 period, are set forth below:

                                             ---------------------------------------------------------------
                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                             ----------------------------       ----------------------------
                                                         1997                               1996
                                             AMOUNT     % AEA       % ASA       AMOUNT     % AEA       % ASA
                                             ------     -----       -----       ------     -----       -----
Dollars in millions
Salaries and employee benefits               $185.3     1.37%       1.22%       $166.9     1.36%       1.23%
General operating expenses                    128.8     0.95        0.85         124.5     1.02        0.92
                                             ------     -----       -----       ------     -----       -----
Total                                        $314.1     2.32%       2.07%       $291.4     2.38%       2.15%
                                             ======     =====       =====       ======     =====       =====

The Company manages expenditures using a comprehensive budgetary process. Expenses are monitored closely by business unit management and are reviewed monthly with senior management of the Company. To ensure overall project cost control, an approval and review procedure is in place for all major capital expenditures, such as purchases of computer equipment, including a post-implementation analysis.

Provision and Reserve For Credit Losses

The provision for credit losses for the first nine months of 1997 was $91.8 million, compared with $78.6 million for the same period of 1996. Comparative net credit loss experience is provided in the following table.

                                                    --------------------------------------------------------------
                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                                 1997                            1996
                                                    ------------------------------   -----------------------------
                                                      TOTAL  COMMERCIAL   CONSUMER    TOTAL  COMMERCIAL   CONSUMER
                                                    -------  ----------   --------   ------  ----------   --------
Dollars in millions
Net credit losses                                     $80.1       $53.4      $26.7    $71.4       $56.9      $14.5
Net credit losses as a percentage of average
  finance receivables, excluding consumer finance
  receivables held for sale                           0.63%       0.52%      1.11%    0.59%       0.57%      0.71%

The increase in total net credit losses reflect higher consumer net credit losses due to portfolio seasoning.

The consolidated reserve for credit losses increased to $233.3 million (1.30% of finance receivables) at September 30, 1997 from $220.8 million (1.30% of finance receivables) at December 31, 1996. The consolidated reserve for credit losses is periodically reviewed for adequacy based on the nature and characteristics of the obligors, economic conditions and trends, charge-off experience, delinquencies and value of underlying collateral and guarantees (including recourse to dealers and manufacturers). It is management's judgment that the consolidated reserve for credit losses is adequate to provide for potential credit losses. Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the obligor's financial condition and the value of underlying collateral and guarantees. The consolidated reserve for credit losses is intended to provide for future events, which by their nature are uncertain. Therefore, changes in economic conditions or other discrete events adversely affecting specific obligors or industries may necessitate additions to the consolidated reserve for credit losses.

Operating Lease Equipment

Depreciation on operating lease equipment for the first nine months of 1997 was $108.3 million, up from $84.3 million for the same period in 1996, reflecting growth in the operating lease portfolio.

From time to time, financial or operating difficulties may adversely affect future payments to the Company related to operating lease equipment. At September 30, 1997, operators of certain aircraft assets and operations at an oil refinery were subject to such difficulties. The approximate aggregate carrying values of these assets were $69.4 million. The Company does not believe that these difficulties will have a material effect on its consolidated financial position or results of operations.

Income Taxes

For the first nine months of 1997, the effective tax rate was 36.5%, compared with 37.7% for the comparable period in 1996. The decrease is the result of lower state and local income taxes.

Financing and Leasing Assets

Financing and leasing assets increased $1.8 billion, or 9.5%, to $20.3 billion, as presented in the following table:

                                                           -------------------------------------------------------
                                                           AT SEPTEMBER 30,   AT DECEMBER 31,         CHANGE
                                                                       1997              1996      AMOUNT   PERCENT
                                                           ----------------   ---------------   ---------   -------
Dollars in millions
COMMERCIAL
Equipment Financing and Leasing
Finance receivables
  Capital Finance(1)                                          $  2,520.5         $ 4,302.7      $(1,782.2)   (41.4)%
  Equipment Financing(1)                                         7,182.1           5,616.8        1,565.3     27.9
                                                               ---------         ---------      ---------   ------
                                                                 9,702.6           9,919.5         (216.9)    (2.2)
                                                               ---------         ---------      ---------   ------
Operating lease equipment, net
  Capital Finance(1)                                             1,142.2             975.5          166.7     17.1
  Equipment Financing(1)                                           533.5             426.6          106.9     25.1
                                                               ---------         ---------      ---------   ------
                                                                 1,675.7           1,402.1          273.6     19.5
                                                               ---------         ---------      ---------   ------
  Total Equipment Financing and Leasing                         11,378.3          11,321.6           56.7      0.5
                                                               ---------         ---------      ---------   ------
Factoring
  Commercial Services                                            2,586.9           1,804.7          782.2     43.3
                                                               ---------         ---------      ---------   ------
Commercial Finance
  Business Credit                                                1,435.7           1,235.6          200.1     16.2
  Credit Finance                                                   878.2             797.8           80.4     10.1
                                                               ---------         ---------      ---------   ------
  Total Commercial Finance                                       2,313.9           2,033.4          280.5     13.8
                                                               ---------         ---------      ---------   ------
  Total commercial                                              16,279.1          15,159.7        1,119.4      7.4
                                                               ---------         ---------      ---------   ------
CONSUMER
Consumer Finance(2)                                              1,856.4           2,005.5         (149.1)    (7.4)
Sales Financing(3)                                               2,142.8           1,349.8          793.0     58.7
                                                               ---------         ---------      ---------   ------
  Total consumer                                                 3,999.2           3,355.3          643.9     19.2
                                                               ---------         ---------      ---------   ------
CORPORATE AND OTHER                                                 60.0              53.0            7.0     13.2
                                                               ---------         ---------      ---------   ------
  Total financing and leasing assets                            20,338.3          18,568.0        1,770.3      9.5
Consumer finance receivables previously securitized and
  currently managed by the Company                               1,918.3           1,437.4          480.9     33.5
                                                               ---------         ---------      ---------   ------
Total managed assets                                          $ 22,256.6         $20,005.4      $ 2,251.2     11.3 %
                                                               =========         =========      =========   ======

---------------
(1) On January 1, 1997, $1,519.2 million of financing and leasing assets were transferred from Capital Finance to Equipment Financing.

(2) Consists of home equity finance receivables.

(3) Consists of finance receivables secured by manufactured housing, recreation vehicles and recreational boats.

Commercial financing and leasing assets increased 7.4% from December 31, 1996 as a result of a rise in factoring receivables partially offset by continued paydowns. Growth in factoring receivables was favorably impacted by seasonal sales and higher client borrowings, as well as strong new business signings. Growth also occurred in the operating lease portfolio, primarily in railcars and commercial aircraft. Commercial growth was partially offset by continued paydowns and a competitive marketplace. Consumer managed assets increased to $5.9 billion at September 30, 1997 from $4.8 billion at December 31, 1996, up 23.5%. The consumer increase was the result of 51.9% growth in Sales Financing new business originations, primarily in recreational boat and manufactured housing products. During the third quarter of 1997, $500.0 million of home equity finance receivables were securitized. Substantially all recreational boat and recreation vehicle finance receivables originated in 1997 are classified as held for sale at September 30, 1997.

Financing and Leasing Assets Composition

The Company's ten largest financing and leasing asset accounts at September 30, 1997 in the aggregate represented 4.1% of the Company's total financing and leasing assets. All ten of such accounts are commercial accounts and are secured by equipment, accounts receivable or inventory.

Geographic Composition. The following table presents financing and leasing assets by customer location.

                                                          -----------------------------------------------------
                                                           AT SEPTEMBER 30, 1997         AT DECEMBER 31, 1996
                                                           AMOUNT         PERCENT          AMOUNT       PERCENT
                                                          ---------       -------       ---------       -------
Dollars in millions
United States
  West                                                    $ 4,823.6         23.7%       $ 4,599.4         24.8%
  Northeast                                                 4,676.4         22.9          4,279.4         23.0
  Midwest                                                   4,326.9         21.3          3,727.1         20.1
  Southeast                                                 2,858.5         14.1          2,814.1         15.1
  Southwest                                                 2,439.9         12.0          2,036.6         11.0
Foreign (principally commercial aircraft)                   1,213.0          6.0          1,111.4          6.0
                                                          ---------        -----        ---------        -----
  Total                                                   $20,338.3        100.0%       $18,568.0        100.0%
                                                          =========        =====        =========        =====

The Company's financing and leasing asset portfolio is diversified by state. At September 30, 1997, with the exception of California (12.4%), New York (8.4%), Texas (8.0%) and Illinois (5.1%), no state represented more than 5.0% of financing and leasing assets.

Industry Composition. The following table presents financing and leasing assets by major industry class.

                                                          -----------------------------------------------------
                                                           AT SEPTEMBER 30, 1997         AT DECEMBER 31, 1996
                                                           AMOUNT         PERCENT          AMOUNT       PERCENT
                                                          ---------       -------       ---------       -------
Dollars in millions
Manufacturing(1) (none greater than 4.5%)                 $ 4,772.4         23.5%       $ 4,472.8         24.0%
Retail                                                      2,193.5         10.8          1,651.1          8.9
Commercial airline(2)                                       1,981.4          9.7          1,910.0         10.3
Home mortgage(3)                                            1,856.4          9.1          2,005.5         10.8
Construction equipment                                      1,699.2          8.4          1,683.1          9.1
Transportation(4)                                           1,221.3          6.0          1,184.5          6.4
Manufactured housing(5)                                     1,042.7          5.1            790.3          4.3
Recreation vehicle(6)                                         873.2          4.3            510.1          2.7
Other (none greater than 3.4%)(7)                           4,698.2         23.1          4,360.6         23.5
                                                          ---------        -----        ---------        -----
Total                                                     $20,338.3        100.0%       $18,568.0        100.0%
                                                          =========        =====        =========        =====

---------------
(1) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products and other industries.

(2) See "-- Concentrations" below for a discussion of the commercial airline portfolio.

(3) Excludes securitized finance receivables of $482.9 million at September 30, 1997.

(4) Includes rail, bus, over-the-road trucking and business aircraft industries.

(5) Excludes securitized finance receivables of $363.1 million and $412.2 million at September 30, 1997 and December 31, 1996, respectively.

(6) Excludes securitized finance receivables of $591.1 million and $746.8 million at September 30, 1997 and December 31, 1996, respectively.

(7) Excludes securitized recreational boat finance receivables of $481.2 million and $278.4 million at September 30, 1997 and December 31, 1996, respectively.

Concentrations

Commercial Airline Industry. Commercial airline financing and leasing assets totaled $2.0 billion or 9.7% of total financing and leasing assets at September 30, 1997, up slightly from $1.9 billion at December 31, 1996. The portfolio is secured by commercial aircraft and related equipment. The Company has determined to grow this portfolio, but will continue to monitor the size of the portfolio relative to the Company's total financing and leasing assets.

The following table presents information about the commercial airline industry portfolio. See also "-- Operating Lease Equipment."

                                                                      ----------------------------------------
                                                                      AT SEPTEMBER 30,         AT DECEMBER 31,
                                                                            1997                    1996
                                                                      ----------------         ---------------
Dollars in millions
Finance receivables:
  Amount outstanding(1)                                                   $1,271.0                $ 1,286.0
  Number of obligors                                                            51                       54
Operating lease equipment, net
  Net carrying value                                                      $  710.4                $   624.0
  Number of obligors                                                            33                       32
          Total                                                           $1,981.4                $ 1,910.0
Number of obligors(2)                                                           68                       72
Number of aircraft(3)                                                          222                      239

---------------
(1) Includes accrued rents on operating leases that are classified as finance receivables in the Company's Consolidated Balance Sheets.

(2) Certain obligors are obligors under both finance receivable and operating lease transactions.

(3) Regulations established by the Federal Aviation Administration (the "FAA") limit the maximum permitted noise an aircraft may make. A Stage III aircraft meets a more restrictive noise level requirement than a Stage II aircraft. The FAA has issued rules which phase out the use of Stage II aircraft in the United States through the year 2000. The International Civil Aviation Organization has issued similar requirements for Europe. At September 30, 1997, the portfolio consisted of Stage III aircraft of $1,837.7 million (92.7%) and Stage II aircraft of $115.6 million (5.8%), versus Stage III aircraft of $1,733.2 million (90.7%) and Stage II aircraft of $149.1 million (7.8%) at year-end 1996.

Foreign Outstandings. Financing and leasing assets to foreign obligors, primarily to the commercial airline industry, are all U.S. dollar denominated and totaled $1.2 billion at September 30, 1997. The largest exposures at September 30, 1997 were to obligors in France, $131.8 million (0.65% of financing and leasing assets), the United Kingdom, $109.6 million (0.54%), and Mexico, $108.3 million (0.53%). The remaining foreign exposure was geographically dispersed, with no other individual country representing more than 0.51% of financing and leasing assets.

At December 31, 1996, financing and leasing assets to foreign obligors totaled $1.1 billion. The largest exposures at December 31, 1996 were to obligors in Mexico, $141.5 million (0.76%), France, $130.4 million (0.70%), and the United Kingdom, $126.9 million (0.68%). The remaining foreign exposure was geographically dispersed, with no other individual country representing more than 0.51% of financing and leasing assets.

Highly Leveraged Transactions. Highly-leveraged transactions ("HLTs") totaled less than 2.0% of financing and leasing assets at both September 30, 1997 and December 31, 1996. The Company's HLT outstandings are generally secured by collateral, as distinguished from HLTs that rely primarily on cash flows from operations. Unfunded commitments to lend in secured HLT situations were $88.4 million at September 30, 1997 compared with $144.1 million at year-end 1996.

Past Due and Nonaccrual Finance Receivables and Assets Received in Satisfaction of Loans

The following table sets forth certain information concerning past due and nonaccrual finance receivables and assets received in satisfaction of loans at September 30, 1997 and December 31, 1996.

                                                                        --------------------------------------
                                                                        AT SEPTEMBER 30,       AT DECEMBER 31,
                                                                              1997                  1996
                                                                        ----------------       ---------------
Dollars in millions
Finance receivables, past due 60 days or more                                 $287.9                    $292.3
Finance receivables, past due 60 days or more, as a percentage of
  finance receivables                                                           1.60%                     1.72%
Finance receivables on nonaccrual status                                       $83.6                    $119.6
Assets received in satisfaction of loans                                        37.7                      47.9(1)
                                                                        ------------                  --------
  Nonperforming assets                                                        $121.3                    $167.5
                                                                        ============                  ========
Nonperforming assets as a percentage of finance receivables                     0.68%                     0.99%

---------------
(1) Consists primarily of cruise line vessels.

Recent Accounting Pronouncements

The Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", as amended by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (collectively referred to hereafter as "SFAS 125"), on January 1, 1997. SFAS 125 uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers and addresses the accounting for servicing rights on financial assets in addition to mortgage loans. Securitizations of finance receivables are accounted for as sales when legal and effective control over the related receivables is surrendered. Servicing assets or liabilities are recognized when the servicing rights are retained by the seller.

In accordance with the transition rules set forth in SFAS 125, the Company, on January 1, 1997, reclassified the portion of previously recognized excess servicing assets that did not exceed contractually specified servicing fees to servicing assets, which are included in other assets in the Company's Consolidated Balance Sheets. The remaining balances of previously recognized excess servicing assets are included in other assets in the Consolidated Balance Sheets and are classified as available-for-sale investment securities subject to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The amortized cost approximates the current fair market value of such assets.

The adoption of SFAS 125 did not have a significant impact on the Company's financial position, results of operations or liquidity.

Additionally, in February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for the presentation and disclosure for earnings per share ("EPS"). It also simplifies the standards for computing EPS, and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of primary and fully diluted EPS with basic and diluted EPS, respectively, and requires the reconciliation of the numerator and denominator of basic EPS with that of diluted EPS. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS is required to be restated to conform with SFAS 128.

YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995

Overview

For the year ended December 31, 1996, net income totaled $260.1 million, an increase of 15.5% from $225.3 million for the same period in 1995, and represented the ninth consecutive increase in annual earnings and the sixth consecutive year of record earnings. The 1996 results reflect stronger revenues from increased finance income and higher fees and other income, partially offset by an increase in operating expenses.

Financing and leasing assets totaled a record $18.6 billion, an increase of 8.8% over 1995. This increase is the result of growth in the operating lease portfolio as well as strong new business originations across all units, particularly in the areas of consumer and small to medium ticket equipment financing, offset by paydowns. Additionally, the Company continued its securitization activity, securitizing $774.9 million of recreation vehicle and recreational boat finance receivables during 1996, compared with securitizations of recreation vehicle and manufactured housing finance receivables of $723.2 million in 1995. Managed assets totaled $20.0 billion, an increase of 11.3% over $18.0 billion in 1995.

Net Finance Income

A comparison of the components of 1996 and 1995 net finance income is set forth below.

                                                             --------------------------------------------------
                                                             YEARS ENDED DECEMBER 31,            INCREASE
                                                                  1996           1995        AMOUNT     PERCENT
                                                             ---------      ---------      --------     -------
Dollars in millions
Finance income                                               $ 1,646.2      $ 1,529.2      $  117.0        7.7%
Interest expense                                                 848.3          831.5          16.8        2.0
                                                             ---------      ---------      --------       ----
Net finance income                                           $   797.9      $   697.7      $  100.2       14.4%
                                                             =========      =========      ========       ====
AEA                                                          $16,543.1      $15,377.5      $1,165.6        7.6%
Net finance income as a percentage of AEA                         4.82%          4.54%

Finance income totaled $1,646.2 million in 1996, up $117.0 million or 7.7% over 1995. As a percentage of AEA, finance income was 9.90% for both periods. Commercial segment finance income as a percentage of commercial AEA was 9.93% for each of 1996 and 1995 and consumer segment finance income as a percentage of consumer AEA was 9.85% for 1996 compared to 9.79% for 1995. Interest expense totaled $848.3 million in 1996, up $16.8 million or 2.0% over 1995. As a percentage of AEA, 1996 interest expense decreased to 5.08% from 5.36% in 1995.

Net finance income increased $100.2 million or 14.4% in 1996, surpassing the growth in AEA as a result of both lower borrowing costs and higher yield-related fees on account terminations.

A comparative analysis of the weighted average principal outstanding and interest rates paid on the Company's debt, before and after giving effect to interest rate swaps, is shown in the following table.

                                         ----------------------------------------------------------------------------
                                                                   YEARS ENDED DECEMBER 31,
                                                         1996                                    1995
                                         ------------------------------------    ------------------------------------
                                           BEFORE SWAPS        AFTER SWAPS         BEFORE SWAPS        AFTER SWAPS
                                         ----------------    ----------------    ----------------    ----------------
Dollars in millions
Commercial paper and variable-rate
  senior notes                           $ 9,952.2   5.48%   $ 6,774.3   5.42%   $ 9,785.4   6.03%   $ 7,226.0   6.02%
Fixed-rate senior and subordinated notes   3,917.0   6.83      7,094.9   6.68      3,194.5   7.09      5,753.9   6.78
                                         ---------           ---------           ---------           ---------
Composite                                $13,869.2   5.86%   $13,869.2   6.06%   $12,979.9   6.29%   $12,979.9   6.36%
                                         =========           =========           =========           =========

The Company's interest-rate swaps principally convert floating-rate debt to fixed-rate debt and resulted in lowered variable and fixed rates during both periods. The increases in the composite interest rates after the effect of hedging activity reflect the greater proportion of debt effectively paying fixed interest rates. The weighted average interest rates before the effect of swap hedging activity do not necessarily reflect the interest expense that would have been incurred had the Company chosen to manage interest rate risk without the use of such swaps.

Fees and Other Income

Fees and other income improved $59.4 million to $244.1 million during 1996, primarily due to higher gains from equipment sales and venture capital investment transactions and, to a lesser extent, increased servicing fees associated with the Company's managed third party portfolio and higher factoring commissions.

The following table sets forth the components of fees and other income.

                                                                                   -----------------------
                                                                                    YEARS ENDED DECEMBER
                                                                                             31,
                                                                                    1996             1995
                                                                                   ------           ------
Dollars in millions
Commissions, fees and other                                                        $165.2           $147.9
Gains on equipment and other investment sales                                        54.6(1)          10.5
Gains on sales and securitizations of finance receivables                            24.3             26.3
                                                                                   ------           ------
                                                                                   $244.1           $184.7
                                                                                   ======           ======

---------------
(1) Includes a $16.2 million gain resulting from the sale of venture capital investments.

Salaries and General Operating Expenses

Salaries and general operating expenses increased $47.4 million or 13.7 percent to $393.1 million in 1996 from $345.7 million in 1995. Salaries and employee benefits rose $29.6 million (15.3%) while general operating expenses rose $17.8 million (11.7%). Personnel increased to 2,950 at December 31, 1996 from 2,750 at December 31, 1995.

The increase in expenses from 1995 to 1996 is primarily due to strong new business originations and 12.6% growth in ASA, and the Company's continued investment in its consumer-related infrastructure.

Changes in the relationship of salaries and employee benefits and general operating expenses to AEA and ASA are set forth below:

                                                   ---------------------------------------------------------
                                                                   YEARS ENDED DECEMBER 31,
                                                              1996                           1995
                                                   --------------------------     --------------------------
                                                   AMOUNT     % AEA     % ASA     AMOUNT     % AEA     % ASA
                                                   ------     -----     -----     ------     -----     -----
Dollars in millions
Salaries and employee benefits                     $223.0     1.35%     1.22%     $193.4     1.26%     1.19%
General operating expenses                         170.1      1.03      0.93      152.3      0.99      0.94
                                                   ------     ----      ----      ------     ----      ----
          Total                                    $393.1     2.38%     2.15%     $345.7     2.25%     2.13%
                                                   ======     ====      ====      ======     ====      ====

Provision and Reserve for Credit Losses

Net credit losses were $101.5 million in 1996 compared with $77.2 million in 1995, primarily reflecting provisions related to certain nonaccrual loans secured by oceangoing carriers and cruise line vessels, as well as seasoning of the consumer portfolio. Information concerning the provisions for credit losses is summarized in the following table.

                                               -------------------------------------------------------------------
                                                                    YEARS ENDED DECEMBER 31,
                                                             1996                               1995
                                               --------------------------------    -------------------------------
                                               TOTAL     COMMERCIAL    CONSUMER    TOTAL    COMMERCIAL    CONSUMER
                                               ------    ----------    --------    -----    ----------    --------
Dollars in millions
Net credit losses                              $101.5      $ 80.4       $ 21.1     $77.2      $ 67.1       $ 10.1

Net credit losses as a percentage of average
  finance receivables, excluding consumer
  finance receivables held for sale              0.62%       0.59%        0.75%     0.50%       0.51%        0.44%

The reserve for credit losses increased to $220.8 million (1.30% of finance receivables) at December 31, 1996, from $206.0 million (1.30% of finance receivables) at December 31, 1995, primarily reflecting growth in finance receivables.

Operating Lease Equipment

Depreciation on operating lease equipment for 1996 was $121.7 million, up from $79.7 million for 1995 due to growth in the operating lease portfolio. From time to time, certain operators of leased equipment may experience financial or operational difficulties that may affect their ability to meet their contractual obligations with the Company. At December 31, 1996, commercial aircraft with an approximate carrying value of $30.9 million were subject to agreements with an operator that is experiencing such difficulties. The Company does not believe these difficulties will have a material effect on its consolidated financial position or results of operations.

Income Taxes

The provision for federal and state and local income taxes totaled $155.7 million in 1996, compared with $139.8 million in 1995. The effective income tax rate for 1996 declined to 37.4%, compared to 38.3% in 1995, as a result of lower state and local income taxes.

Financing and Leasing Assets

Financing and leasing assets rose $1.5 billion (8.8%) to $18.6 billion in 1996 as presented in the following table.

                                                          ------------------------------------------------------
                                                                 AT DECEMBER 31,                   CHANGE
                                                              1996             1995          AMOUNT      PERCENT
                                                          ------------     ------------     --------     -------
Dollars in millions
COMMERCIAL
Equipment Financing and Leasing
Finance receivables
  Capital Finance                                          $  4,302.7       $  4,548.7      $ (246.0)       (5.4)%
  Equipment Financing                                         5,616.8          4,929.9         686.9        13.9
                                                            ---------        ---------      --------      ------
                                                              9,919.5          9,478.6         440.9         4.7
                                                            ---------        ---------      --------      ------
Operating lease equipment, net
  Capital Finance                                               975.5            750.0         225.5        30.1
  Equipment Financing                                           426.6            363.0          63.6        17.5
                                                            ---------        ---------      --------      ------
                                                              1,402.1          1,113.0         289.1        26.0
                                                            ---------        ---------      --------      ------
  Total Equipment Financing and Leasing                      11,321.6         10,591.6         730.0         6.9
                                                            ---------        ---------      --------      ------
Factoring
  Commercial Services                                         1,804.7          1,743.3          61.4         3.5
                                                            ---------        ---------      --------      ------
Commercial Finance
  Business Credit                                             1,235.6          1,471.0        (235.4)      (16.0)
  Credit Finance                                                797.8            758.7          39.1         5.2
                                                            ---------        ---------      --------      ------
  Total Commercial Finance                                    2,033.4          2,229.7        (196.3)       (8.8)
                                                            ---------        ---------      --------      ------
  Total commercial                                           15,159.7         14,564.6         595.1         4.1
                                                            ---------        ---------      --------      ------
CONSUMER
Consumer Finance(1)                                           2,005.5          1,039.0         966.5        93.0
Sales Financing(2)                                            1,349.8          1,416.9         (67.1)       (4.7)
                                                            ---------        ---------      --------      ------
  Total consumer                                              3,355.3          2,455.9         899.4        36.6
                                                            ---------        ---------      --------      ------
CORPORATE AND OTHER                                              53.0             41.6          11.4        27.4
                                                            ---------        ---------      --------      ------
  Total financing and leasing assets                         18,568.0         17,062.1       1,505.9         8.8
Consumer finance receivables previously securitized and
  currently managed by the Company                            1,437.4            916.5         520.9        56.8
                                                            ---------        ---------      --------      ------
Total managed assets                                       $ 20,005.4       $ 17,978.6      $2,026.8     $  11.3%
                                                            =========        =========      ========      ======

---------------
(1) Consists of home equity finance receivables.

(2) Consists of finance receivables secured by manufactured housing, recreation vehicles and recreational boats.

Commercial financing and leasing assets grew 4.1% due to strong growth in equipment financing, particularly in small to medium ticket originations, and an increased level of operating lease equipment. These increases were offset by high customer paydowns reducing outstanding balances in the commercial financing sector. Consumer financing and leasing assets increased $899.4 million from December 31, 1995 due to higher home equity originations and recreational boat originations and $468.7 million in home equity finance receivables portfolio purchases.

Financing and Leasing Assets Composition
Geographic Composition. The following table presents financing and leasing assets by customer location.

                                                                -----------------------------------------------
                                                                                AT DECEMBER 31,
                                                                        1996                      1995
                                                                ---------------------     ---------------------
                                                                 AMOUNT       PERCENT      AMOUNT       PERCENT
                                                                ---------     -------     ---------     -------
Dollars in millions
United States
  West                                                          $ 4,599.4       24.8%     $ 4,019.2       23.6%
  Northeast                                                       4,279.4       23.0        4,117.6       24.1
  Midwest                                                         3,727.1       20.1        3,227.9       18.9
  Southeast                                                       2,814.1       15.1        2,653.0       15.5
  Southwest                                                       2,036.6       11.0        1,958.5       11.5
Foreign (principally commercial aircraft)                         1,111.4        6.0        1,085.9        6.4
                                                                ---------     ------      ---------     ------
          Total                                                 $18,568.0      100.0%     $17,062.1      100.0%
                                                                =========     ======      =========     ======

Industry Composition. The following table presents financing and leasing assets by major industry class.

                                                                -----------------------------------------------
                                                                                AT DECEMBER 31,
                                                                        1996                      1995
                                                                ---------------------     ---------------------
                                                                 AMOUNT       PERCENT      AMOUNT       PERCENT
                                                                ---------     -------     ---------     -------
Dollars in millions
Manufacturing(1) (none greater than 3.9%)                       $ 4,472.8       24.0%     $ 4,385.7       25.7%
Home mortgage                                                     2,005.5       10.8        1,039.0        6.1
Commercial airline(2)                                             1,910.0       10.3        1,911.6       11.2
Construction equipment                                            1,683.1        9.1        1,463.9        8.6
Retail                                                            1,651.1        8.9        1,519.3        8.9
Transportation(3)                                                 1,184.5        6.4        1,043.1        6.1
Manufactured housing(4)                                             790.3        4.3          561.5        3.3
Other (none greater than 4.1%)(5)                                 4,870.7       26.2        5,138.0       30.1
                                                                ---------     ------      ---------     ------
Total                                                           $18,568.0      100.0%     $17,062.1      100.0%
                                                                =========     ======      =========     ======

---------------
(1) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products and other industries.

(2) See "--Concentrations" below for a discussion of the commercial airline portfolio.

(3)  Includes rail, bus, over-the-road trucking and business aircraft.

(4) Excludes securitized finance receivables of $412.2 million and $470.8 million at December 31, 1996 and 1995, respectively.

(5) Excludes securitized recreation vehicle finance receivables of $746.8 million and $445.7 million at December 31, 1996 and 1995, respectively, and recreational boat finance receivables of $278.4 million at December 31, 1996.

Concentrations

Commercial Airline Industry. Commercial airline financing and leasing assets totaled $1.9 billion (10.3% of total financing and leasing assets) at December 31, 1996, compared with $1.9 billion (11.2%) in 1995. The portfolio is secured by commercial aircraft and related equipment.

The following table presents information about the commercial airline industry portfolio.

                                                                                      ---------------------
                                                                                         AT DECEMBER 31,
                                                                                        1996         1995
                                                                                      --------     --------
Dollars in millions
Finance receivables
  Amount outstanding(1)                                                               $1,286.0     $1,412.2
  Number of obligors                                                                        54           51
Operating lease equipment, net
  Net carrying value                                                                  $  624.0     $  499.4
  Number of obligors                                                                        32           24
          Total                                                                       $1,910.0     $1,911.6
Number of obligors(2)                                                                       72           68
Number of aircraft(3)                                                                      239          256

---------------
(1) Includes accrued rents on operating leases which are classified as finance receivables in the Company's Consolidated Balance Sheets.

(2) Certain obligors are obligors under both finance receivable and operating lease transactions.

(3) At year-end 1996, the portfolio consisted of Stage III aircraft of $1,733.2 million (90.7%) and Stage II aircraft of $149.1 million (7.8%), versus Stage III aircraft of $1,664.3 million (87.1%) and Stage II aircraft of $207.7 million (10.9%) at year-end 1995.

Foreign Outstandings. Financing and leasing assets to foreign obligors, primarily to the commercial airline industry, are all U.S. dollar denominated and totaled $1.1 billion at December 31, 1996. The largest exposures at December 31, 1996 were to obligors in Mexico, $141.5 million (0.76% of financing and leasing assets), France, $130.4 million (0.70%), and the United Kingdom, $126.9 million (0.68%). The remaining foreign exposure was geographically dispersed with no other individual country representing more than 0.51% of financing and leasing assets.

At December 31, 1995, financing and leasing assets to foreign obligors totaled $1.1 billion. The largest exposures at December 31, 1995 were to obligors in the United Kingdom, $145.5 million (0.85%), France, $122.0 million (0.72%), Mexico, $115.8 million (0.68%), and Australia, $97.0 million (0.57%). The remaining foreign exposure was geographically dispersed with no other individual country representing more than 0.51% of financing and leasing assets.

Highly Leveraged Transactions. The Company uses the following criteria to classify a buyout financing or recapitalization which equals or exceeds $20 million as an HLT:

- The transaction at least doubles the borrower's liabilities and results in a leverage ratio (as defined) higher than 50%, or

- The transaction results in a leverage ratio higher than 75%, or

- The transaction is designated as an HLT by a syndication agent.

A transaction originally reported as an HLT can be removed from this classification ("delisted") if the leveraged company has demonstrated the ability to operate successfully as a highly leveraged entity for at least two years after the original financing and meets one of the following criteria:

- The original financing has been repaid using cash flow from operations, planned asset sales or a capital infusion, or

- The debt has been serviced without undue reliance on unplanned asset sales, and certain leverage ratios (related to the original criteria under which the financing qualified as an HLT) have been maintained.

HLTs which the Company originated and in which it participated totaled $321.4 million (1.7% of financing and leasing assets) at December 31, 1996, down from $412.6 million (2.4%) at December 31, 1995. The decline in HLT outstandings during 1996 was primarily due to payoff of accounts as well as the removal of two companies that met the delisting criteria, partially offset by new HLT fundings. The Company's HLT outstandings are generally secured by collateral, as distinguished from HLTs that rely primarily on cash flows from operations. Unfunded commitments to lend in secured HLT situations were $144.1 million at December 31, 1996, compared with $220.4 million at year-end 1995.

At December 31, 1996, the HLT portfolio consisted of 27 obligors in 3 different industry groups, with 29.5% of the outstandings located in the Northeast region of the United States and 23.8% in the Southeast. One account totaling $16.0 million and $20.1 million was classified as nonaccrual at December 31, 1996 and 1995, respectively.

Past Due and Nonaccrual Finance Receivables and Assets Received in Satisfaction of Loans
The following table sets forth certain information concerning past due and nonaccrual finance receivables and assets received in satisfaction of loans at December 31, 1996 and 1995.

                                                                                         -----------------
                                                                                          AT DECEMBER 31,
                                                                                          1996       1995
                                                                                         ------     ------
Dollars in millions
Finance receivables, past due 60 days or more                                            $292.3     $263.9
Finance receivables, past due 60 days or more, as a percentage of finance receivables      1.72%      1.67%
Finance receivables on nonaccrual status                                                 $119.6     $139.5
Assets received in satisfaction of loans                                                   47.9       42.0
                                                                                         ------     ------
  Nonperforming assets                                                                   $167.5     $181.5
                                                                                         ======     ======
Nonperforming assets as a percentage of finance receivables                                0.99%      1.15%

Finance receivables on nonaccrual status declined to $119.6 million (0.70% of finance receivables) at December 31, 1996, from $139.5 million (0.88%) at December 31, 1995, primarily due to the transfer of oceangoing carriers and cruise line vessels to assets received in satisfaction of loans.

Assets received in satisfaction of loans increased to $47.9 million at December 31, 1996 from $42.0 million at December 31, 1995. The increase was primarily due to these transfers, offset by the sale of an equity interest in a building supply retailer. The Company has remarketed a majority of the oceangoing carriers and is in the process of remarketing the remaining carriers and cruise line vessels.

The following table summarizes by type assets received in satisfaction of loans.

                                                                                           ---------------
                                                                                           AT DECEMBER 31,
                                                                                           1996      1995
                                                                                           -----     -----
Dollars in millions
Transportation(1)                                                                          $33.6     $ 8.9
Property, equipment and other                                                               14.3       9.0
Retail merchandise, property and accounts receivable(2)                                       --      24.1
                                                                                           ------    ------
  Total                                                                                    $47.9     $42.0
                                                                                           ======    ======

---------------
(1) Transportation includes oceangoing carriers and cruise line vessels in 1996 and oceangoing carriers in 1995.

(2) Retail merchandise, property and accounts receivable included an equity interest in a building supply retailer.

YEAR ENDED DECEMBER 31, 1995 VS. YEAR ENDED DECEMBER 31, 1994

Overview

For the year ended December 31, 1995, net income totaled $225.3 million, an increase of 12.0% from the $201.1 million for 1994, and represented the eighth consecutive increase in annual earnings and the fifth consecutive year of record earnings. The results reflect increased finance income from a higher level of financing and leasing assets, improved fees and other income, and lower net credit losses, offset by an increase in borrowing costs.

Financing and leasing assets, totaled a record $17.1 billion, an increase of 8.2% over 1994. Manufactured housing and recreation vehicle receivables of $723.2 million were securitized during 1995, compared to $198.7 million in 1994. Managed assets totaled $18.0 billion, an increase of 11.9% over 1994.

Net Finance Income

A comparison of the components of 1995 and 1994 net finance income is set forth below.

                                                         ------------------------------------------------------
                                                         YEARS ENDED DECEMBER 31,               INCREASE
                                                              1995            1994         AMOUNT       PERCENT
                                                         ---------       ---------       --------       -------
Dollars in millions
Finance income                                           $ 1,529.2       $ 1,263.8       $  265.4         21.0%
Interest expense                                             831.5           614.0          217.5         35.4
                                                         ---------       ---------       --------        -----
Net finance income                                       $   697.7       $   649.8       $   47.9          7.4%
                                                         =========       =========       ========        =====
AEA                                                      $15,377.5       $13,630.3       $1,747.2         12.8%
Net finance income as a percent of AEA                       4.54%           4.77%

Finance income totaled $1,529.2 million in 1995, up $265.4 million or 21.0% over 1994. As a percentage of AEA, 1995 finance income increased to 9.90% from 9.19% in 1994. Commercial segment finance income as a percentage of commercial AEA was 9.93% for 1995, compared to 9.18% for 1994, and consumer segment finance income as a percentage of consumer AEA was 9.79% for 1995, compared to 9.28% for 1994. The increase in both commercial and consumer finance income as a percentage of their respective AEA's was the result of increased origination volume and rising market interest rates. Interest expense totaled $831.5 million in 1995, up $217.5 million or 35.4% over 1994. As a percentage of AEA, 1995 interest expense increased to 5.36% from 4.42% in 1994.

Net finance income increased $47.9 million or 7.4% in 1995, trailing the growth in AEA of 12.8% as higher 1995 market interest rates increased borrowing costs more rapidly than lending yields due to heightened pricing competition, particularly from banks.

A comparative analysis of the weighted average principal outstanding and interest rates paid on the Company's debt, before and after giving effect to interest rate swaps, is shown in the following table.

                               -----------------------------------------------------------------------------------
                                                1995        YEARS ENDED DECEMBER 31,        1994
                               ---------------------------------------     ---------------------------------------
                                    BEFORE SWAPS           AFTER SWAPS          BEFORE SWAPS           AFTER SWAPS
                               -----------------     -----------------     -----------------     -----------------
Dollars in millions
Commercial paper and variable
  rate senior notes            $ 9,785.4    6.03%    $ 7,226.0    6.02%    $ 8,847.5    4.46%    $ 6,865.7    4.41%
Fixed rate senior and
  subordinated notes             3,194.5    7.09       5,753.9    6.78       2,525.8    7.24       4,507.6    6.70
                               ---------             ---------             ---------             ---------
Composite                      $12,979.9    6.29%    $12,979.9    6.36%    $11,373.3    5.07%    $11,373.3    5.32%
                               =========             =========             =========             =========

The Company's interest-rate swaps principally convert floating-rate debt to fixed-rate debt and resulted in lowered variable and fixed rates during both periods. The increases in the composite interest rates after the effect of hedging activity reflect the greater proportion of debt effectively paying fixed interest rates. The weighted average interest rates before the effect of swap hedging activity do not reflect the interest expense that would have been incurred had the Company chosen to manage interest rate risk without the use of such swaps.

Fees and Other Income

Fees and other income improved $10.3 million to $184.7 million during 1995 due to higher gains from securitizations of manufactured housing and recreation vehicle receivables, offset by lower factoring commissions due to the weak retailing environment.

The following table sets forth the components of fees and other income.

                                                                                 -------------------------
                                                                                 YEARS ENDED DECEMBER 31,
                                                                                   1995               1994
                                                                                 ------             ------
Dollars in millions
Commissions, fees and other                                                      $147.9             $148.3
Gains on equipment and other investment sales                                      10.5               10.1
Gains on sales and securitizations of finance receivables                          26.3               16.0
                                                                                 ------             ------
                                                                                 $184.7             $174.4
                                                                                 ======             ======

Salaries and General Operating Expenses

Salaries and general operating expenses increased $7.8 million or 2.3% to $345.7 million in 1995 from $337.9 million in 1994, reflecting significant productivity achievements during a year of 12.8% AEA growth. Salaries and employee benefits rose $7.6 million (4.0%) and general operating expenses increased $0.2 million during 1995. Personnel increased to 2,750 at December 31, 1995 from 2,700 at December 31, 1994.

Changes in the relationship of salaries and employee benefits and general operating expenses to AEA and ASA are set forth below:

                                              ---------------------------------------------------------
                                                              YEARS ENDED DECEMBER 31,
                                                         1995                           1994
                                              --------------------------     --------------------------
                                              AMOUNT     % AEA     % ASA     AMOUNT     % AEA     % ASA
                                              ------     -----     -----     ------     -----     -----
Dollars in millions
Salaries and employee benefits                $193.4     1.26%     1.19%     $185.8     1.36%     1.32%
General operating expenses                    152.3      0.99      0.94      152.1      1.12      1.08
                                              ------     -----     -----     ------     -----     -----
  Total                                       $345.7     2.25%     2.13%     $337.9     2.48%     2.40%
                                              ======     =====     =====     ======     =====     =====

Provision and Reserve for Credit Losses
Net credit losses were $77.2 million in 1995, down $7.0 million (8.3%) from $84.2 million in 1994, reflecting a higher level of recoveries during 1995. Information concerning the provisions for credit losses is summarized in the following table.

                                                    -------------------------------------------------------------
                                                                      YEARS ENDED DECEMBER 31,
                                                                1995                            1994
                                                    -----------------------------   -----------------------------
                                                    TOTAL   COMMERCIAL   CONSUMER   TOTAL   COMMERCIAL   CONSUMER
                                                    -----   ----------   --------   -----   ----------   --------
Dollars in millions
Net credit losses                                   $77.2      $67.1       $10.1    $84.2     $ 74.8      $  9.4
Net credit losses as a percentage of average
  finance receivables, excluding consumer finance
  receivables held for sale                         0.50%      0.51%       0.44%    0.61%      0.62%       0.55%

The reserve for credit losses increased to $206.0 million (1.30% of finance receivables) at December 31, 1995, from $192.4 million (1.30% of finance receivables) at December 31, 1994, primarily reflecting growth in finance receivables.

Income Taxes
The provision for federal and state and local income taxes totaled $139.8 million in 1995, compared with $123.9 million in 1994. The effective income tax rate for 1995 was 38.3% compared to 38.1% in 1994.

Financing and Leasing Assets
Financing and leasing assets rose $1.3 billion (8.2%) to $17.1 billion in 1995 as presented in the following table.

                                                               ------------------------------------------------
                                                                   AT DECEMBER 31,                CHANGE
                                                                 1995          1994         AMOUNT      PERCENT
                                                               ---------     ---------     --------     -------
Dollars in millions
COMMERCIAL
Equipment Financing and Leasing
Finance receivables
  Capital Finance                                              $ 4,548.7     $ 4,493.5     $   55.2        1.2%
  Equipment Financing                                            4,929.9       4,269.7        660.2       15.5
                                                               ---------     ---------     --------      -----
                                                                 9,478.6       8,763.2        715.4        8.2
                                                               ---------     ---------     --------      -----
Operating lease equipment, net
  Capital Finance                                                  750.0         648.7        101.3       15.6
  Equipment Financing                                              363.0         219.2        143.8       65.6
                                                               ---------     ---------     --------      -----
                                                                 1,113.0         867.9        245.1       28.2
                                                               ---------     ---------     --------      -----
  Total Equipment Financing and Leasing                         10,591.6       9,631.1        960.5       10.0
                                                               ---------     ---------     --------      -----
Factoring
  Commercial Services                                            1,743.3       1,896.2       (152.9)      (8.1)
Commercial Finance
  Business Credit                                                1,471.0       1,442.1         28.9        2.0
  Credit Finance                                                   758.7         719.6         39.1        5.4
                                                               ---------     ---------     --------      -----
  Total Commercial Finance                                       2,229.7       2,161.7         68.0        3.1
                                                               ---------     ---------     --------      -----
  Total commercial                                              14,564.6      13,689.0        875.6        6.4
                                                               ---------     ---------     --------      -----
CONSUMER
Consumer Finance(1)                                              1,039.0         570.8        468.2       82.0
Sales Financing(2)                                               1,416.9       1,471.2        (54.3)      (3.7)
                                                               ---------     ---------     --------      -----
  Total consumer                                                 2,455.9       2,042.0        413.9       20.3
                                                               ---------     ---------     --------      -----
CORPORATE AND OTHER                                                 41.6          34.4          7.2       20.9
                                                               ---------     ---------     --------      -----
  Total financing and leasing assets                            17,062.1      15,765.4      1,296.7        8.2
Consumer finance receivables previously securitized and
  currently managed by the Company                                 916.5         306.7        609.8      198.8
                                                               ---------     ---------     --------      -----
Total managed assets                                           $17,978.6     $16,072.1     $1,906.5       11.9%
                                                               =========     =========     ========      =====

---------------
(1) Consists of home equity finance receivables.

(2) Consists of finance receivables secured by manufactured housing, recreation vehicles and recreational boats.

Total commercial financing and leasing assets rose 6.4% due to growth in small and medium ticket originations, partially offset by lower factoring finance receivables as a result of weakness in the retail industry. Consumer financing and leasing assets grew 20.3% from December 31, 1994 due to higher home equity, recreational vehicle and manufactured housing originations.

Financing and Leasing Assets Composition

Concentrations

Commercial Airlines. Commercial airline financing and leasing assets totaled $1.9 billion (11.2% of total financing and leasing assets) at December 31, 1995, compared with $1.9 billion (12.0%) in 1994. The portfolio is secured by commercial aircraft and related equipment. The following table presents information about the commercial airline industry portfolio.

                                                                                        --------------------
                                                                                          AT DECEMBER 31,
                                                                                            1995        1994
                                                                                        --------    --------
Dollars in millions
Finance receivables:
  Amount outstanding(1)                                                                 $1,412.2    $1,417.0
  Number of obligors                                                                          51          46
Operating lease equipment, net:
  Net carrying value                                                                    $  499.4    $  482.3
  Number of obligors                                                                          24          21
          Total                                                                         $1,911.6    $1,899.3
  Number of obligors(2)                                                                       68          62
  Number of aircraft(3)                                                                      256         272

---------------
(1) Includes accrued rents on operating leases which are classified as finance receivables in the Company's Consolidated Balance Sheets.

(2) Certain obligors are obligors under both finance receivable and operating lease transactions.

(3) At year-end 1995, the portfolio consisted of Stage III aircraft of $1,664.3 million (87.1%) and Stage II aircraft of $207.7 million (10.9%), versus Stage III aircraft of $1,587.5 million (83.6%) and Stage II aircraft of $262.2 million (13.8%) at year-end 1994. The decline in the number of aircraft from December 1994 principally reflects the maturity of loans with one obligor collateralized by 17 aircraft.

Foreign Outstandings. Financing and leasing assets to foreign obligors, primarily to the commercial airline industry, are all U.S. dollar denominated and totaled $1.1 billion at December 31, 1995. The largest exposures at December 31, 1995 were to obligors in the United Kingdom, $145.5 million (0.85% of financing and leasing assets), France, $122.0 million (0.72%), Mexico, $115.8 million (0.68%), and Australia, $97.0 million (0.57%). The remaining foreign exposure was geographically dispersed with no other individual country representing more than 0.55% of financing and leasing assets.

At December 31, 1994, financing and leasing assets to foreign obligors totaled $1.1 billion. The largest exposures at December 31, 1994 were to obligors in the United Kingdom, $177.2 million (1.12%), Mexico, $140.0 million (0.89%), France, $120.2 million (0.76%), and Australia, $99.7 million (0.63%). The remaining foreign exposure was geographically dispersed, with no other individual country representing more than 0.55% of financing and leasing assets.

Highly Leveraged Transactions. HLTs totaled $412.6 million (2.42% of financing and leasing assets) at December 31, 1995, down from $436.1 million (2.77%) at December 31, 1994. The decline in HLT outstandings during 1995 was primarily due to payoff of accounts as well as a company that met the delisting criteria, partially offset by new HLT fundings. The Company's HLT outstandings are generally secured by collateral, as distinguished from HLTs that rely primarily on cash flows from operations. Unfunded commitments to lend in secured HLT situations were $220.4 million at December 31, 1995, compared with $202.1 million at year-end 1994.

At December 31, 1995, the HLT portfolio consisted of 33 obligors in three different industry groups, with 34.3% of the outstandings located in the Southeast region of the United States and 24.4% in the West. One account totaling $20.1 million was classified as nonaccrual at December 31, 1995, compared with four accounts totaling $57.7 million at year-end 1994.

Past Due and Nonaccrual Finance Receivables and Assets Received in Satisfaction of Loans
The following table sets forth certain information concerning past due and nonaccrual finance receivables and assets received in satisfaction of loans at December 31, 1995 and 1994.

                                                                                         -----------------
                                                                                          AT DECEMBER 31,
                                                                                          1995       1994
                                                                                         ------     ------
Dollars in millions
Finance receivables, past due 60 days or more                                            $263.9     $176.9
Finance receivables, past due 60 days or more, as a percentage of finance receivables      1.67%      1.20%
Finance receivables on nonaccrual status                                                 $139.5     $110.2
Assets received in satisfaction of loans                                                   42.0       86.5
                                                                                          -----      -----
          Nonperforming assets                                                           $181.5     $196.7
                                                                                          =====      =====
Nonperforming assets as a percentage of finance receivables                                1.15%      1.33%

Finance receivables of $42.9 million collateralized by oceangoing carriers of a shipping company and $36.6 million of finance receivables collateralized by two cruise line vessels were placed on nonaccrual status during the third quarter of 1995.

The following table summarizes by type assets received in satisfaction of loans.

                                                                                           ---------------
                                                                                           AT DECEMBER 31,
                                                                                           1995      1994
                                                                                           -----     -----
Dollars in millions
Retail merchandise, property and accounts receivable(1)                                    $24.1     $32.3
Transportation(2)                                                                            8.9       4.4
Property, equipment and other                                                                9.0      13.8
Commercial aircraft                                                                           --      36.0
                                                                                           -----     -----
          Total                                                                            $42.0     $86.5
                                                                                           =====     =====

---------------
(1) Retail merchandise, property and accounts receivable includes an equity interest in a building supply retailer.

(2) Transportation includes oceangoing carriers in 1995 and buses in 1994.

LIQUIDITY

The Company manages liquidity by monitoring the relative maturities of assets and liabilities and by borrowing funds, primarily in the U.S. money and capital markets. Such cash is used to fund asset growth (including the bulk purchase of finance receivables and the acquisition of other finance-related businesses) and to meet debt obligations and other commitments on a timely and cost-effective basis. The primary sources of funding are commercial paper borrowings, medium-term notes, other term debt securities and securitizations.

During the first nine months of 1997, commercial paper outstanding increased $341.7 million from $5.8 billion at December 31, 1996 to $6.2 billion. Commercial paper outstanding decreased $278.6 million to $5.8 billion at December 31, 1996 from $6.1 billion at December 31, 1995.

During the first nine months of 1997, the Company issued $1.7 billion of prime-based variable-rate term debt. During the years 1996 and 1995, the Company issued $2.3 billion and $2.6 billion, respectively, of variable-rate term debt. During the nine months ended September 30, 1997, the Company issued $1.6 billion of fixed-rate debt and during the years 1996 and 1995 the Company issued $2.5 billion and $1.2 billion of fixed-rate debt, respectively.

Repayments of debt totaled $2.7 billion during the nine months ended September 30, 1997. During the years 1996 and 1995, the Company repaid $3.5 billion and $3.0 billion of debt, respectively.

At September 30, 1997, $7.7 billion of registered, but unissued, debt securities remained available under shelf registration statements.

The Company's commercial paper, publicly issued variable-rate and fixed-rate senior debt, and senior subordinated long-term notes and debentures are rated by Moody's, Duff & Phelps and Standard & Poor's.

At September 30, 1997, commercial paper borrowings were supported by $5.0 billion of committed revolving credit-line facilities. At September 30, 1997, such credit-line facilities represented 81% of operating commercial paper outstanding (commercial paper outstanding less interest-bearing deposits), as compared to 90.2% at December 31, 1996. No borrowings have been made under credit lines supporting commercial paper since 1970.

As part of the Company's continuing program of accessing the public and private asset-backed securitization markets as an additional liquidity source, home equity and recreational boat finance receivables of $760.9 million were securitized by the Company during the first nine months of 1997. The Company securitized recreation vehicle finance receivables and recreational boat finance receivables of $774.9 million in 1996 and manufactured housing and recreation vehicle finance receivables of $723.2 million in 1995.

The Company had $700.0 million of registered, but unissued, securities at September 30, 1997 relating to the Company's asset-backed securitization program available under shelf registration statements.

In February 1997, CIT Capital Trust I, a wholly-owned subsidiary of the Company, issued $250.0 million of 7.70% Preferred Capital Securities, the proceeds of which were invested in Junior Subordinated Debentures of the Company having identical rates and payment dates.

Through March 31, 1996, the Company operated under a dividend policy requiring the payment of dividends by the Company equal to and not exceeding 50% of net operating earnings on a quarterly basis. Commencing with the 1996 second quarter dividend, the dividend policy of the Company was changed to require the payment of dividends by the Company of 30% of net operating earnings on a quarterly basis. During the first nine months of 1997, $71.8 million of regular cash dividends were paid and, during 1996 and 1995, regular cash dividends of $98.9 million and $104.1 million, respectively, were paid. On December 24, 1996, with the consent of the Company's stockholders, the Company paid a special dividend in the aggregate amount of $165.0 million to its stockholders. DKB and CBC Holding immediately contributed an aggregate amount of $165.0 million to the paid-in-capital of the Company in proportion to their respective 80% and 20% ownership interests.

During the third quarter of 1997, the Company paid $23.1 million of regular cash dividends. In connection with the Offering, the Company will terminate its current dividend policy in favor of a new policy beginning with the payment of a dividend for the first quarter of 1998. See "Dividend Policy." By agreement of DKB and CBC Holding, the final cash dividend under the Company's current policy will be paid to DKB and CBC Holding for the fourth quarter of 1997 prior to the consummation of the Offering. The amount of the fourth quarter dividend will not exceed the amount of the Company's 1997 third quarter dividend.

                                    BUSINESS

OVERVIEW

The Company is a leading diversified finance organization offering secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. The Company commenced operations in 1908 and has developed a broad array of "franchise" strategic business units that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. The Company believes that its strong credit risk management expertise and long-standing commitment to its markets and its customers provides it with a competitive advantage.

The Company believes that in 1996 it had the largest factoring operation and the fourth largest equipment financing and leasing operation in the United States. The Company also has a leading market position in recreation vehicle lending and has significant operations in commercial finance, sales finance and home equity lending. In addition, the Company has significant operations financing the aerospace, construction, transportation, machine tool manufacturing and railroad industries.

At September 30, 1997, the Company had total assets of $20.9 billion and stockholders' equity of $2.2 billion. Net income totaled a record $239.1 million for the nine months ended September 30, 1997 and a record $260.1 million for the year ended December 31, 1996. Over the five years ended December 31, 1996, the Company's net income grew at a compound annual rate of 11.6%, while total financing and leasing assets and managed assets grew at compound annual rates of 9.7% and 11.4%, respectively. Over the three years ended December 31, 1996, net income grew at a compound annual rate of 12.6%, and total financing and leasing assets and managed assets grew at compound annual rates of 11.1% and 13.4%, respectively. Such growth resulted from expansion into new lines of business, the introduction of new products, increased profitability of existing businesses and acquisitions.

The following table presents the Company's net income and return on average equity for each of the years in the five-year period ended December 31, 1996. [Table presenting the Company's net income (dollars in millions) and return on average equity for each of the years in the five-year period ended
December 31, 1996 appears here.]

                Measurement Period
              (Fiscal Year Covered)                         Net|Income           Return|on|Average|Equity
1992                                                         162.30                      10.36
1993                                                         182.30                      11.02
1994                                                         201.10                      11.49
1995                                                         225.30                      12.13
1996                                                         260.10                      13.04

The commercial and consumer business segments of the Company, its strategic business units, the industries and markets served and its principal product offerings and origination structures are set forth in the following chart.

    [Chart illustrating the commercial and consumer business segments of the Company, its strategic business units, the industries and markets served and its principal product offerings and origination structures appears here.]

The following table sets forth certain information concerning financing and leasing assets as well as consumer finance receivables previously securitized and currently managed by the Company at December 31 of each of the five years ended December 31, 1996 and at September 30, 1997. "Financing and leasing assets" are comprised of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments.

                                              ---------------------------------------------------------------------
                                                     AT
                                              SEPTEMBER                        AT DECEMBER 31,
                                                    30,   ---------------------------------------------------------
                                                   1997        1996        1995        1994        1993        1992
                                              ---------   ---------   ---------   ---------   ---------   ---------
Dollars in millions
Financing and leasing assets:
  Commercial                                  $16,279.1   $15,159.7   $14,564.6   $13,689.0   $11,937.1   $10,822.5
  Consumer(1)                                   3,999.2     3,355.3     2,455.9     2,042.0     1,589.3     1,411.8
  Other                                            60.0        53.0        41.6        34.4        21.6        12.0
                                              ---------   ---------   ---------   ---------   ---------   ---------
Total financing and leasing assets            $20,338.3   $18,568.0   $17,062.1   $15,765.4   $13,548.0   $12,246.3
Consumer finance receivables previously
  securitized and currently managed by the
  Company                                       1,918.3     1,437.4       916.5       306.7       175.6        43.8
                                              ---------   ---------   ---------   ---------   ---------   ---------
Total managed assets                          $22,256.6   $20,005.4   $17,978.6   $16,072.1   $13,723.6   $12,290.1
                                              =========   =========   =========   =========   =========   =========

---------------
(1) Includes consumer finance receivables held for sale of $654.3 million, $116.3 million, $112.0 million, $68.7 million, $150.4 million and $0.0 million at September 30, 1997 and December 31, 1996, 1995, 1994, 1993 and 1992,
respectively.

For the five year period ended December 31, 1996, commercial financing and leasing assets grew at a compound annual rate of 8.2% and consumer managed assets grew at a compound annual rate of 27.5%. The compound annual growth rates over such five year period for total financing and leasing assets and total managed assets were 9.7% and 11.4%, respectively.

STRATEGY

The Company has delivered consistent growth in earnings and assets over the past five years. The Company believes that its financial performance is a product of its core strengths, which include its array of "franchise" businesses, strong credit risk management expertise and long-standing commitment to its markets. The following fundamental operating principles are significant to the Company's past success and the execution of its business strategy in the future:

- Maintain and build leadership positions in selected markets and industries, focusing on the United States.

- Offer a broad selection of collateral-based credit products through multiple channels of distribution.

- Preserve "best in class" credit culture, coupled with collateral management expertise.

- Maintain a relationship-based approach to customers and business partners.

- Practice disciplined expense management, on-going efficiency improvement and technology investment.

- Maintain access to multiple funding sources with strong debt ratings.

- Retain experienced management team with long tenure in the industry and with the Company.

- Utilize performance-based incentive systems.

- Encourage a corporate culture that emphasizes quality in performance and service to customers, employees and business partners and values service to the community.

- Pursue growth through selective acquisitions of businesses and assets.

Using its proven strengths and capabilities, the Company pursues the following strategies to continue its earnings and assets growth:

Leverage its existing market leadership positions to expand into new markets, industries and products
The Company has developed an array of "franchise" strategic business units within its two business segments, each with broad geographic reach and multiple distribution channels. These strategic business units focus on specific industries, asset types and markets. The Company believes that its industry expertise and long-standing commitment to its markets and customers are competitive advantages.

The Company has expanded its equipment financing and leasing business, including its railroad equipment and business aircraft operations, and plans to seek further growth and profitability by: (i) building additional manufacturer and dealer/distributor relationships; (ii) expanding its sales force and marketing reach; (iii) adding complementary products that enhance existing business segments or products; (iv) identifying new markets that have synergy with or add to the Company's existing strengths and capabilities; and (v) improving marketplace presence and "brand name" recognition in consumer finance.

Maintain "best in class" credit quality and strong balance sheet
The Company has demonstrated the effectiveness of its credit risk management system and strong credit culture. From 1990 through 1996, including the 1991-1992 economic recession, net credit losses have averaged 0.72% of average finance receivables. The Company's strong performance has been the result of:
(i) sophisticated systems and policies which identify target markets and risk acceptance criteria for each market; (ii) decentralized credit approval authorities capable of responding quickly to shifting customer needs and changing economic and market conditions; and (iii) oversight systems that monitor credits from origination throughout the entire lending cycle. From 1992 to September 30, 1997, nonperforming assets declined from $328.0 million (2.79% of finance receivables) to $121.3 million (0.68%). While this decline clearly is a result of the improving economy during that period, the Company believes that its credit discipline also contributed to this trend. Further, at September 30, 1997, the consolidated reserve for credit losses was more than two times the current year's net credit losses (on an annualized basis). In addition, the Company adjusts its pricing to achieve higher yields for greater risk. The Company believes that its strong credit risk management systems and strong credit culture will continue to support long-term profitable asset growth.

Grow the consumer businesses
The Company believes that opportunities exist to grow its consumer earnings and assets by (i) leveraging its existing capabilities and expertise, (ii) expanding its franchise into new markets and products, as it has done with home equity and recreational boat lending, and (iii) establishing direct to consumer lending capabilities across its recreation vehicle, manufactured housing and recreational boat product lines.

In 1993, the Company entered the recreational boat market, leveraging its ability to build dealer and manufacturer relationships, its strong credit risk management skills and its servicing and asset management capabilities. Based upon 1996 originations, the Company has significant operations in the $8.6 billion U.S. recreational boats market. The Company in 1997 began providing wholesale financing of inventories to dealers of manufactured housing and recreational boats. Wholesale financing provides dealers with inventory floor plan financing and gives the Company greater access to retail financing opportunities through its existing dealer relationships. The Company plans to pursue further growth of its wholesale financing operations by offering this product to other dealers and manufacturers with whom it has strong relationships.

In late 1992, the Company entered the home equity lending market. The Company had $1.9 billion in home equity finance receivables ($2.3 billion of managed home equity finance receivables) at September 30, 1997, establishing it as a significant market participant. These results were achieved by utilizing a multi-channel delivery system with both direct and indirect origination capabilities through a 28 office distribution network that provides national coverage for the Company's products. The Company will seek further consumer asset growth and improved profitability by expanding its sales office network through the addition of new offices (including five new offices during late
1997), improving operating efficiencies, capitalizing on economies of scale and expanding its consumer product offerings into new and existing markets.

Improve operating efficiency through increased scale, continued process improvement and technology investments
The Company has developed a strong culture attuned to expense control, continuous process improvement and investment in technology. During the past five years, the Company has controlled the growth of its operating expenses relative to revenue growth. The Company improved its efficiency ratio from 41.1% in 1992 to 40.1% in the first nine months of 1997 while growing its managed assets at an 11.9% annual rate and making substantial investments in its consumer lending operations.

The Company seeks to become a low cost producer by building scale in businesses in which it has significant positions and believes that it already has a competitive advantage as a "low cost producer" in its factoring and equipment financing and leasing businesses. Additionally, the Company seeks to increase turnaround and efficiency with its existing manufacturer relationships through electronic back office to back office linkages. The Company intends to maintain its focus on expense control and efficiency through continuous process improvement and technology investments and by utilizing its proven expense control and efficiency expertise to expand. The Company believes the existing infrastructure of most of its strategic business units can support further growth.

Invest in businesses that leverage existing capabilities and complement the Company's core strengths
Over the past few years, the Company has acquired various businesses and portfolios of finance receivables and has successfully integrated the acquired assets, operations and personnel while leveraging the Company's proven strengths and expertise. The Company intends to continue to actively pursue strategic acquisition opportunities of both businesses and portfolios of assets that it believes will enhance growth and profitability and that can be integrated into its core franchises. A summary of the Company's key acquisitions is presented in the table immediately below.

Dollars in millions

                                          FINANCING AND LEASING
            ACQUISITION (YEAR)               ASSETS ACQUIRED                       DESCRIPTION
---------------------------------------------------------------     ------------------------------------------
Fidelcor Business Credit (1991)                          $474.8     Acquisition of business and existing
                                                                    commercial finance receivables (renamed
                                                                    "The CIT Group/ Credit Finance").
Chase Business Aircraft (1991)                           $128.4     Portfolio of business aircraft loans and
                                                                    leases.
L B Credit (1993)                                        $269.4     Portfolio of commercial loans and leases
                                                                    secured by various types of equipment.
Barclays Commercial
  Corporation -- Factoring Operations
  (1994)                                                 $674.8     Acquisition of business and existing
                                                                    factoring receivables (merged into The CIT
                                                                    Group/Commercial Services).
Home Equity Portfolio (1996)                             $357.8     Portfolio of home equity closed-end loans
                                                                    and home equity lines of credit.

During June 1997, the Company also entered into an arrangement with Chase pursuant to which the Company provides servicing for Chase's recreation vehicle and recreational boat finance receivables portfolio of $1.3 billion. The Company commenced providing portfolio services under that arrangement during August 1997. The Company also acquired the origination capabilities related to Chase's recreation vehicle and recreational boat dealer relationships.

PRODUCT INITIATIVES

In order to improve profitability and diversify its portfolio, the Company engages on an ongoing basis in the introduction of new products and the expansion of its existing product offerings into new markets and industries. These internal growth and expansion initiatives permit the Company to leverage efficiently its existing management, expertise and infrastructure to seek further growth and profitability. The following table presents the principal internal growth and expansion initiatives undertaken by the Company from 1992 to September 30, 1997.

              PRODUCT                                                 DESCRIPTION
-----------------------------------      ---------------------------------------------------------------------
Home equity                              1992--started de novo; $2.3 billion of managed assets at September
                                         30, 1997.
Manufactured housing                     1993--leveraged existing origination and servicing capabilities to grow annual originations; $1.4 billion of managed assets at September
                                         30, 1997.
Recreational boats                       1993--began retail financing of new product; has $609.7 million of managed assets at September 30, 1997.
Rail equipment                           1994--separate rail group established; now generally recognized as an established industry source of leasing general service railcars.
Wholesale inventory                      1997--started de novo; offering inventory financing to manufactured housing and recreational boat dealers.

COMMERCIAL

The Company's commercial operations are diverse and provide a wide range of financing and leasing products to small, mid-size and larger companies across a wide variety of industries, including aerospace, retailing, construction, rail, machine tools, business aircraft, apparel, textiles, electronics and technology, chemicals, manufacturing and transportation. The secured lending, leasing and factoring products of the Company's commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing and acquisition and expansion financing.

The Company believes that it had the largest factoring operation and the fourth largest equipment financing and leasing operation in the United States. The Company also has significant operations financing the aerospace, construction, transportation, machine tool manufacturing and railroad industries.

The following table sets forth the financing and leasing assets of the Company's commercial segment at December 31 of each of the years in the five-year period ended December 31, 1996 and at September 30, 1997.

                               --------------------------------------------------------------------------------------
                                                                             AT DECEMBER 31,
                               AT SEPTEMBER 30,     -----------------------------------------------------------------
                                     1997             1996          1995          1994          1993          1992
                               ----------------     ---------     ---------     ---------     ---------     ---------
Dollars in millions
Equipment Financing and
  Leasing                         $ 11,378.3        $11,321.6     $10,591.6     $ 9,631.1     $ 9,027.4     $ 7,986.0
Factoring                            2,586.9          1,804.7       1,743.3       1,896.2(1)      981.9       1,010.2
Commercial Finance                   2,313.9          2,033.4       2,229.7       2,161.7       1,927.8       1,826.3
                                   ---------        ---------     ---------     ---------     ---------     ---------
                                  $ 16,279.1        $15,159.7     $14,564.6     $13,689.0     $11,937.1     $10,822.5
                                   =========        =========     =========     =========     =========     =========

---------------
(1) The increase in financing and leasing assets at December 31, 1994 as compared to December 31, 1993 was primarily attributable to the acquisition by the Company during 1994 of the factoring operations and receivables of Barclays Commercial Corporation. See "--Strategy."

The Company's commercial operations generate transactions through direct calling efforts with borrowers, lessees, equipment end-users, manufacturers and distributors and through referral sources and other intermediaries. In addition, the Company's strategic business units also refer or cross-sell transactions to other Company units to best meet customers' overall financing needs. The Company's marketing efforts are supplemented by its Multi-National Marketing Group, which promotes the Company's products to the U.S. subsidiaries of foreign corporations in need of asset-based financing, developing business through referrals from DKB and through direct calling efforts. The Company also buys and sells participations in and syndications of finance receivables and/or lines of credit. In addition, from time to time in the normal course of business, the Company purchases finance receivables in bulk to supplement its own originations and sells selected finance receivables and equipment under operating leases for risk management and/or other balance sheet management purposes.

The Company believes that the key factors in the growth and profitability of its commercial operations are: (i) the broad market coverage and industry specialization provided by its strategic business units and specialty marketing group; (ii) its strong credit discipline and culture; (iii) its long-standing commitments to its markets and its customers; and (iv) its employees, who possess extensive experience and knowledge in the industries served, credit risk management, deal structure and management of underlying collateral and equipment.

EQUIPMENT FINANCING AND LEASING

The Company's Equipment Financing and Leasing operations had total financing and leasing assets of $11.4 billion at September 30, 1997, representing 55.9% of the Company's total financing and leasing assets. The Company's Equipment Financing and Leasing operations are conducted through two strategic business units: (i) The CIT Group/Equipment Financing ("Equipment Financing"), which focuses on the broad distribution of its products through manufacturers, dealer/distributors, intermediaries and direct calling primarily with the construction, transportation and machine tools industries; and (ii) The CIT Group/Capital Finance ("Capital Finance"), which focuses on the direct marketing of customized transactions relating primarily to commercial aircraft and rail equipment. At September 30, 1997, the average Equipment Financing outstanding per customer account was $151,000 and the average Capital Finance outstanding per customer account was $6.3 million.

Equipment Financing and Capital Finance provide substantial value to their customers by arranging financing terms that meet customers' individual needs. Such financing situations may include, for example, a customer's need for varying as opposed to fixed payment terms in order to better match its cash flow, as well as off-balance sheet financing (where the customer treats the financing as a lease for financial reporting or tax purposes) versus on-balance sheet financing (where the customer owns the equipment for financial reporting or tax purposes).

Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including, in the case of Capital Finance, the expertise to repossess commercial aircraft, if necessary, to obtain required maintenance and repairs for such aircraft, and to recertify such aircraft with appropriate authorities. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to evaluate effectively residual value risk and to manage equipment and residual value risks by locating alternative equipment users and/or purchasers in order to minimize such risk and/or the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability. For example, beginning in 1991, the aerospace industry experienced a series of commercial airline bankruptcies, which included several customers of Capital Finance. However, Capital Finance was able to effectively manage its equipment and residual value risk, including the use of short-term operating leases, to minimize the losses in its aircraft portfolio. During the 1990s, net credit losses to Capital Finance's aircraft portfolio have totalled less than $1.0 million. For the period 1992 through 1996, Equipment Financing and Capital Finance have realized in excess of 100% of the aggregate booked residual value in connection with equipment sales.

The following table sets forth certain information concerning the financing and leasing assets of Equipment Financing and Leasing at December 31 of each of the years in the five-year period ended December 31, 1996 and at September 30, 1997.

                                                 ------------------------------------------------------------------
                                                    AT
                                                 SEPTEMBER                      AT DECEMBER 31,
                                                    30,      ------------------------------------------------------
                                                   1997        1996        1995        1994       1993       1992
                                                 ---------   ---------   ---------   --------   --------   --------
Dollars in millions
Finance receivables--loans                       $ 5,639.5   $ 6,357.5   $ 6,383.4   $5,852.6   $5,607.3   $5,037.3
Finance receivables--leases                        4,063.1     3,562.0     3,095.2    2,910.6    2,668.2    2,485.9
Operating lease equipment, net                     1,675.7     1,402.1     1,113.0      867.9      751.9      462.8
                                                 ---------   ---------   ---------   --------   --------   --------
  Total financing and leasing assets             $11,378.3   $11,321.6   $10,591.6   $9,631.1   $9,027.4   $7,986.0
                                                 =========   =========   =========   ========   ========   ========

On January 1, 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing. The transferred financing and leasing assets and operations were considered more complementary to the Equipment Financing business and the transfers were undertaken to increase Equipment Financing's nationwide market reach and further utilize its existing systems and infrastructure. The transfer has also enabled Capital Finance to focus on the specialized markets and industries best served by its ability to handle larger customized financings of capital equipment, particularly aerospace and rail.

Equipment Financing
Equipment Financing is the largest of the Company's strategic business units with total financing and leasing assets of $7.7 billion at September 30, 1997, representing 37.9% of the Company's total financing and leasing assets. Equipment Financing offers secured equipment financing and leasing products on a fixed- and floating-rate basis, including direct secured loans, leases, revolving lines of credit, operating leases, sale and leaseback arrangements, vendor financing and specialized wholesale and retail financing for distributors and manufacturers. Equipment Financing seeks a leadership market position in each of its key distribution channels through its experience, reputation, financing and equipment management capabilities and long-term relationships it has developed with its customers, manufacturers, dealers, distributors and intermediaries.

Equipment Financing is a leading nationwide asset-based equipment lender. At September 30, 1997, its portfolio included significant outstandings to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets (32%), followed by construction (22%) and printing (7%). The Equipment Financing portfolio at September 30, 1997 included many different types of equipment, with construction equipment comprising the largest percentage (33%), followed by transportation (11%), manufacturing (9%) and business aircraft (9%). Equipment Financing's portfolio included approximately 51,000 accounts. The average new financing was approximately $215,000 with an average financing term of 62 months. At September 30, 1997, 86% of the Equipment Financing finance receivable portfolio was based on fixed interest rates, with the remaining 14% based on variable interest rates. At September 30, 1997, Equipment Financing's ten largest financings constituted 5.3% of its portfolio.

Equipment Financing has sustained excellent growth and portfolio credit quality, as shown in the following table.

                                 ----------------------------------------------------------------------------------
                                    AT OR FOR THE                   AT OR FOR THE YEARS ENDED DECEMBER 31,
                                  NINE MONTHS ENDED        --------------------------------------------------------
                                 SEPTEMBER 30, 1997          1996        1995        1994        1993        1992
                                 -------------------       --------    --------    --------    --------    --------
Dollars in millions
Finance receivables--loans                  $4,479.1       $3,859.0    $3,657.0    $3,081.7    $2,690.0    $2,112.7
Finance receivables--leases                  2,703.0        1,757.8     1,272.9     1,188.0     1,191.0       981.4
Operating lease equipment, net                 533.5          426.6       363.0       219.2       186.2        78.5
                                            --------       --------    --------    --------    --------    --------
Total financing and leasing
  assets                                    $7,715.6(1)    $6,043.4    $5,292.9    $4,488.9    $4,067.2    $3,172.6
                                            ========       ========    ========    ========    ========    ========
60+ days past due as a
  percentage of finance
  receivables                                   1.64%          1.86%       1.42%       1.33%       2.48%       4.05%
Net credit losses as a
  percentage of average finance
  receivables                                   0.24%(2)       0.27%       0.35%       0.46%       0.48%       0.56%

---------------
(1) During January 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing.

(2) Calculated on an annualized basis.

Equipment Financing entered the operating lease business in 1991 and has grown its operating lease portfolio to $533.5 million at September 30, 1997. Operating lease equipment consists primarily of business aircraft, but also includes trucks, trailers and buses, manufacturing equipment and construction equipment. The Company believes that operating leases offer the opportunity for higher yields from shorter term leases as compared to standard financing arrangements or direct financing leases, and for additional revenue generated from the remarketing, including re-leasing and sale, of operating lease equipment.

Marketing and Distribution. Equipment Financing believes that a key to its success is its ability to effectively meet the financing needs of the customers in its different distribution channels. Equipment Financing is headquartered in Livingston, New Jersey, with two full service business centers in Tempe, Arizona and Atlanta, Georgia and conducts its business through a network of 27 sales offices in cities that include Boston, Chicago, Dallas, Los Angeles, San Francisco and Seattle. The Tempe business center originates and services the construction, transportation, business aircraft and certain other industries on a nationwide basis and the Atlanta business center originates and services the printing, machine tools, manufacturing and certain other industries on a nationwide basis. Equipment Financing supplements its sales offices with field sales personnel throughout the United States, which provides cost effective market coverage.

Equipment Financing originates its products through direct calling on customers and through its relationships with manufacturers, dealers/distributors and intermediaries that have leading or significant sales or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types. Equipment Financing has developed approximately 60 manufacturer, 1,500 dealer/ distributor and 40 intermediary relationships. From time to time, Equipment Financing also supplements its core direct origination and manufacturer and dealer/distributor origination capabilities with broker-generated business through a centralized operation. Equipment Financing also (i) syndicates transactions with other lenders to facilitate the origination of larger transactions, manage portfolio concentration risk and enhance profitability, (ii) participates in financings arranged by other finance companies, leasing companies and banks and (iii) from time to time acquires portfolios of finance receivables.

Over 60% of Equipment Financing customers are multiple contract relationships, versus single contract financings. Equipment Financing customers primarily range from small- to middle-market companies in a range of industries and equipment types. The Company believes that Equipment Financing's access to multiple marketing channels allows it to use the most effective marketing channel for generating new financings in each of its target industries (for example, developing relationships with dealers and distributors in construction and with manufacturers in printing).

Servicing. Equipment Financing handles all servicing through its Tempe and Atlanta business centers. Each business center is responsible for nationwide customer service for the industries within its purview. Equipment Financing believes it has developed highly efficient processes and systems that enable it to handle increasing transaction levels very cost effectively. From 1992 through 1996, Equipment Financing improved its operating expense ratio (operating expenses divided by average earning assets) by 30%. During that time period, the financing and leasing assets of Equipment Financing grew from $3.2 billion to $6.0 billion.

Capital Finance
Capital Finance had financing and leasing assets of $3.7 billion at September 30, 1997, which represented 18.0% of the Company's total financing and leasing assets. Capital Finance specializes in customized secured financing, including leases, loans, operating leases, single investor leases, debt and equity portions of leveraged leases and sale and leaseback arrangements relating primarily to end-users of commercial aircraft and railcars. Typical Capital Finance customers are middle-market to larger-sized companies. At September 30, 1997, approximately 87% of the Capital Finance finance receivables portfolio was based on fixed interest rates, with the remaining 13% based on variable interest rates.

Capital Finance's experience in specialized equipment lending began in the late 1960's. Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines. Capital Finance had 222 commercial aircraft in its portfolio at September 30, 1997, including narrow body, wide body, cargo and commuter aircraft predominantly manufactured by The Boeing Company and McDonnell-Douglas Corp., and, to a lesser extent, Airbus Industrie, British Aerospace and Embraer. Capital Finance has developed strong relationships with most major airlines and all major aircraft and aircraft engine manufacturers, the latter of which provides Capital Finance with access to technical information, which supports customer service and provides opportunities to finance new business.

Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. To strengthen its position in the rail financing market, Capital Finance formed a dedicated rail equipment group in 1994. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The Capital Finance operating lease fleet included over 8,100 rail cars at September 30, 1997 and primarily is comprised of covered hopper cars used to ship grain and agricultural products and plastic pellets, gondola cars for coal, steel coil and mill service, open hopper cars for coal and aggregates, center beam flat cars for lumber and boxcars for paper and auto parts.

The following table sets forth certain information concerning Capital Finance at December 31 of or for each of the years in the five year period ended December 31, 1996 and at or for the nine months ended September 30, 1997.

                                 ------------------------------------------------------------------------------------
                                     AT OR FOR THE
                                 NINE MONTHS ENDED                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                     SEPTEMBER 30,       ------------------------------------------------------------
                                              1997           1996         1995         1994         1993         1992
                                 -----------------       --------     --------     --------     --------     --------
Dollars in millions
Finance receivables--loans                $1,160.4       $2,498.5     $2,726.4     $2,770.9     $2,917.3     $2,924.6
Finance receivables--leases                1,360.1        1,804.2      1,822.3      1,722.6      1,477.2      1,504.5
Operating lease equipment, net             1,142.2          975.5        750.0        648.7        565.7        384.3
                                          --------       --------     --------     --------     --------     --------
Total financing and leasing
  assets                                  $3,662.7(1)    $5,278.2     $5,298.7     $5,142.2     $4,960.2     $4,813.4
                                          ========       ========     ========     ========     ========     ========
60+ days past due as a
  percentage of finance
  receivables                                0.42%           1.08%        1.84%          --         0.42%        2.25%
Net credit losses as a
  percentage of average finance
  receivables                                1.51%(2)        0.91%        0.15%        0.26%        0.36%        0.74%

---------------
(1) During January 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing.

(2) Calculated on an annualized basis.

The increase in net credit losses as a percentage of average finance receivables was due to chargeoffs for nonaccrual loans secured by oceangoing shipping and cruise line vessels in 1996 and for power generation project energy loans in the first nine months of 1997. The Company ceased its marketing to the oceangoing maritime and power generation project sectors in the third quarter of 1997.

The following table sets forth the financing and leasing assets of Capital Finance by industry type at December 31 of each of the years in the five-year period ended December 31, 1996 and at September 30, 1997.

                           -----------------------------------------------------------------------------------------
                                       AT                                 AT DECEMBER 31,
                            SEPTEMBER 30,       --------------------------------------------------------------------
                                     1997           1996           1995           1994           1993           1992
                           --------------       --------       --------       --------       --------       --------
Dollars in millions
Aerospace                     $1,975.3          $1,901.2       $1,900.3       $1,880.0       $1,894.9       $1,986.3
Rail                             765.6             716.1          578.7          495.9          396.0          346.4
Other                            921.8           2,660.9        2,819.7        2,766.3        2,669.3        2,480.2
                                ------            ------         ------         ------         ------         ------
Total                         $3,662.7          $5,278.2       $5,298.7       $5,142.2       $4,960.2       $4,813.4
                                ======            ======         ======         ======         ======         ======

---------------

During January 1997, $1,519.2 million of financing and leasing assets and related marketing and servicing operations were transferred from Capital Finance to Equipment Financing. The other financing and leasing assets at September 30, 1997 consisted primarily of maritime, energy and intermodal assets. Capital Finance ceased marketing to the maritime and energy industries during the third quarter of 1997 and is permitting its portfolio of related financing and leasing assets to liquidate. At September 30, 1997, Capital Finance's maritime and energy portfolios were $284.8 million and $328.5 million, respectively. In September, 1997, Equipment Financing commenced marketing to certain sectors of the maritime and energy industries, consisting principally of U.S. inland waterway and energy-related equipment financing.

From 1992 through September 30, 1997, commercial airline financing and leasing assets declined from 16.2% to 9.7% of the Company's total financing and leasing assets. From 1992 to 1996, the Company limited the growth of the Capital Finance aerospace portfolio due to weakness in the commercial airline industry, industry overcapacity and declining equipment values. The Company has determined that it is appropriate to grow the aerospace portfolio, but will continue to monitor this growth relative to the Company's total financing and leasing assets.

Capital Finance believes that there are additional financing opportunities among its existing aerospace and rail clients, as well as among potential new clients. The commercial airline industry currently is in one of the more profitable periods in its history. The Company believes that growth and profitability prospects for the railcar industry are favorable based on its expectation that railroads will maintain their market share of coal and grain shipments and will have opportunities to compete more effectively with the trucking industry.

Marketing and Distribution. New business is generated by Capital Finance through (i) direct calling efforts with equipment end-users and borrowers, including major airlines, railroads and shippers, (ii) relationships with aerospace, railcar and other manufacturers and (iii) intermediaries and other referral sources. Capital Finance maintains relationships with the leading commercial airline manufacturers in the world and several leading railcar manufacturers in the United States. Capital Finance is headquartered in New York City, with a full service office in New York City and additional sales offices in two other cities.

Important elements of the Capital Finance operation are its product experience, industry expertise, equipment knowledge, customized deal structuring and equipment remarketing. Capital Finance employees are organized and focused both by industry and by product (i.e., operating lease versus longer-term financing) to bring focus and expertise to its customers and to meet their specific financing needs. Many Capital Finance employees have extensive experience in various capacities in the industries served by Capital Finance.

FACTORING

The CIT Group/Commercial Services ("Commercial Services") factoring operation was, at December 31, 1996, the largest factoring operation in the United States based on annual factoring volume. This business unit had total financing and leasing assets of $2.6 billion at September 30, 1997, which represented 12.7% of the Company's total financing and leasing assets. Commercial Services offers a full range of domestic and international customized credit protection and lending services that include factoring, working capital and term loans, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

Commercial Services had a 21% U.S. market share, based on volume, of the $64.0 billion factoring market in 1996. The Company's three largest competitors collectively had a 41% U.S. market share. Industry-wide factoring volume has grown from $53.0 billion in 1992 to $64.0 billion in 1996, a compound annual growth rate of approximately 4.5%. Commercial Services market share during the same period grew from 14% to 21% as a result of its business development and origination efforts and the acquisition of the factoring operations of Barclays Commercial Corporation during February 1994.

Commercial Services' client base consists of textile and apparel related companies, furniture manufacturers, home furnishings organizations, importers, wholesalers and distributors. For the year ended December 31, 1996, approximately 70% of Commercial Services' clients (by factored volume) were in the textile and apparel industries and 14% were manufacturers of furniture and home furnishings. Commercial Services clients primarily are small- to medium-sized companies. Commercial Services currently has over 850 clients who generate annual sales ranging from $1.0 million to over $450.0 million. Commercial Services collects receivables from more than 175,000 retail and wholesale customers of its clients. Generally, the clients notify their customers to make all payments on the receivables directly to Commercial Services. Clients use Commercial Services' factoring product for various purposes, including improving cash flow, mitigating or reducing the risk of bad debt charge offs, increasing sales, improving management information and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

The following table sets forth certain information for Commercial Services at December 31 of or for each of the years in the five-year period ended December 31, 1996 and at or for the nine months ended September 30, 1997.

                              ---------------------------------------------------------------------------------------
                                 AT OR FOR THE                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                               NINE MONTHS ENDED      ---------------------------------------------------------------
                              SEPTEMBER 30, 1997           1996          1995          1994         1993         1992
                              -------------------     ---------     ---------     ---------     --------     --------
Total financing and leasing
  assets                           $ 2,586.9          $ 1,804.7     $ 1,743.3     $ 1,896.2(1)  $  981.9     $1,010.2
Factoring volume(2)                $11,280.4          $13,162.5     $12,653.3     $12,903.0(1)  $7,667.4     $7,382.1
60+ days past due as a
  percentage of finance
  receivables                           1.65%              2.65%         1.89%         1.42%        4.84%(3)     6.00%(3)
Net credit losses as a
  percentage of average
  finance receivables                   0.74%(4)           0.89%         0.72%         0.85%        2.29%(3)     2.14%(3)

---------------
(1) The increase in both financing and leasing assets and factoring volume was primarily attributable to the acquisition by the Company during 1994 of the factoring operations and then existing factoring receivables of Barclays Commercial Corporation. See "--Strategy."
(2) Includes receivables management servicing volume.

(3) 60+ days past due as a percentage of finance receivables and net credit losses as a percentage of average finance receivables were higher during 1992 and 1993 due to a loan to a manufacturer on non-accrual status in 1992 and 1993 which was settled in 1994.
(4) Calculated on an annualized basis.

Commercial Services generally provides financing to its clients through the purchase of accounts receivable owed to clients by their customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee, generally ranging from 0.3% to 2% of the factored sales volume. On the date that Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivables (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections. Approximately 50% of Commercial Services' clients obtain advances against their purchased receivables, in addition to the credit protection, collection and management information services offered by Commercial Services in connection with the purchase of their accounts receivable. Commercial Services guarantees the collection of each client's pre-approved receivables or receivables from each client's customers with pre-approved credit lines. Payment of receivables which are credit-approved by Commercial Services is made to the client after collection from the client's customer or, if the receivable is not paid based solely on the customer's financial inability to pay, payment is made to the client within a specific time after the due date of the receivable.
All client credit balances are reduced by amounts outstanding to Commercial Services by factoring fees charged or any outstanding advances to the client. Interest charged on such advances is predominantly based on a spread over the designated prime rate. In larger transactions, a spread over LIBOR is sometimes used.
Marketing and Distribution. Commercial Services is headquartered in New York City, with full service offices in Charlotte, Dallas, Los Angeles and New York and sales offices in Boston, Hong Kong and Miami. Commercial Services generates business regionally from a variety of sources, including direct calling and referrals from existing clients and other referral sources. During 1996, the Company added approximately 200 new client relationships through regional marketing efforts.

Servicing. Commercial Services has developed processes and systems designed to efficiently process the very high transaction volumes related to factoring invoices and believes that such low cost volume processing capability provides it with a competitive advantage in the factoring business. The Company has made efficiency improvements which utilize technology to electronically link clients and transfer transaction data, perform basic credit surveillance routines and to replace higher cost manual labor. Commercial Services clients can electronically submit transactions and inquire on account status on virtually all client orders. More than half of Commercial Services' invoices are submitted electronically (as opposed to paper invoices or other physical means). Operating expenses as a percent of factored volume decreased by over 27% from 1992 to 1996. Bookkeeping and collection functions are located in a service center in Danville, Virginia.

COMMERCIAL FINANCE
At September 30, 1997, the financing and leasing assets of Commercial Finance totaled $2.3 billion, representing 11.4% of the Company's total financing and leasing assets. The Company's Commercial Finance operations are conducted through two strategic business units: (i) The CIT Group/Business Credit ("Business Credit"), which provides secured financing primarily to middle-market to larger-sized borrowers and has an average credit facility size at origination of $22.4 million; and (ii) The CIT Group/Credit Finance ("Credit Finance"), which provides secured financing primarily to smaller-sized to middle-market borrowers and has an average credit facility size at origination of $6.9 million. Credit Finance borrowers are generally smaller and cover a wider range of credit quality than those of Business Credit. While both Business Credit and Credit Finance offer financing secured by accounts receivable, inventories and fixed assets, Credit Finance places a higher degree of reliance on collateral and is generally more focused on credit monitoring in its business.

The following table sets forth financing and leasing assets of Commercial Finance at December 31 of each of the years in the five-year period ended December 31, 1996 and at September 30, 1997.

                                      ------------------------------------------------------------------------------
                                                                              AT DECEMBER 31,
                                           AT
                                      SEPTEMBER 30,     ------------------------------------------------------------
                                          1997            1996         1995         1994         1993         1992
                                      -------------     --------     --------     --------     --------     --------
Dollars in millions
Business Credit                         $ 1,435.7       $1,235.6     $1,471.0     $1,442.1     $1,282.1     $1,281.3
Credit Finance                              878.2          797.8        758.7        719.6        645.7        545.0
                                         --------       --------     --------     --------     --------     --------
Total financing and leasing assets      $ 2,313.9       $2,033.4     $2,229.7     $2,161.7     $1,927.8     $1,826.3
                                         ========       ========     ========     ========     ========     ========

Business Credit
Financing and leasing assets of Business Credit totaled $1.4 billion at September 30, 1997 and represented 7.1% of the Company's total financing and leasing assets. Business Credit offers senior revolving and term loans secured by accounts receivable, inventories and fixed assets to middle-market and larger-sized companies. Such loans are used by clients primarily for growth, expansion, acquisitions, refinancings and debtor-in-possession and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders. Customers usually range in size of annual sales from $20.0 million to $2.0 billion, and conduct their business in a wide range of industries. The average customer loan balance outstanding was $6.3 million at September 30, 1997.

The following table sets forth certain information concerning Business Credit at December 31 of or for each of the five years in the five-year period ended December 31, 1996 and at or for the nine months ended September 30, 1997.

                                -------------------------------------------------------------------------------------
                                    AT OR FOR
                                 THE NINE MONTHS                   AT OR FOR THE YEARS ENDED DECEMBER 31,
                                      ENDED            --------------------------------------------------------------
                                SEPTEMBER 30, 1997       1996           1995         1994         1993         1992
                                ------------------     --------       --------     --------     --------     --------
Dollars in millions
Total financing and leasing
  assets                                  $1,435.7     $1,235.6       $1,471.0     $1,442.1     $1,282.1     $1,281.3
60+ days past due as a
  percentage of finance
  receivables                                %0.62         1.77%          2.81%        5.53%        2.88%        2.53%
Net credit losses as a
  percentage of average
  finance receivables                        %0.19(1)      0.69%          1.82%        1.95%        1.70%        1.00%

---------------
(1) Calculated on an annualized basis.

From 1992 through 1996, Business Credit's finance receivables have remained relatively unchanged in amount, although business originations of new credit lines have increased each year. In response to higher delinquencies and charge offs in

1994 and 1995, management initiated a strategy in early 1996 to diversify portfolio credit risk by decreasing individual borrower "hold" positions (retained or owned portion), which restricted portfolio growth. The impact of management's decision to reduce its target hold amount is reflected in the change in Business Credit's ten largest managed credit facilities. At September 30, 1997, the share attributable to Business Credit's ten largest managed credit facilities represented 31% of those total approved lines, down from 49% at September 30, 1993. Further, the largest ten credits based on actual borrowings represented 12% of finance receivables at September 30, 1997, down from 18% at September 30, 1993.

Business Credit has experienced a higher level of paydowns attributable to greater availability of alternative capital and greater client liquidity due to a strong economy, which also has restricted portfolio growth. With respect to new originations, current market conditions have led to substantially enhanced competition in both pricing, terms and deal structure (secured versus unsecured, advance rates, qualifying assets, etc.) and has improved the creditworthiness of many borrowers to the level that permits them to obtain lower cost unsecured financing from alternative sources.

Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

A credit line is arranged with each borrower establishing the maximum amount the borrower may finance, subject to the amount of underlying eligible collateral and corresponding advance rates. At September 30, 1997, total credit facilities to individual borrowers ranged up to $175.0 million. For the nine months ended September 30, 1997, such credit facilities averaged $22.4 million at origination. Amounts in excess of Business Credit's target credit line hold are primarily syndicated or participated out to other lenders. The excess of approved credit lines outstanding over finance receivables outstanding represents potential additional borrowings or finance receivables that borrowers may qualify for, subject to the availability of required collateral and corresponding advance rates. Business Credit typically advances funds (lends) up to 85% of eligible accounts receivable and up to 60% of eligible inventories. In conjunction with its lending operations, Business Credit also generates significant fees, including facility line availability, collateral management, letter of credit and syndication fees.

Marketing and Distribution. Business Credit is headquartered in New York City, with sales and customer service offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, New York and San Francisco. Business is originated through direct calling efforts and intermediary and referral sources. Approximately 70% of new business was developed through referral sources and intermediaries during the nine months ended September 30, 1997. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. As recently as 1995, approximately 90% of new business was generated through intermediaries.

Business Credit has the capacity to respond quickly in the marketplace to underwriting larger-sized transactions (i.e.,greater than its target hold size) because of its restructuring and financing expertise and its syndication capabilities, which allow it to sell down a portion of the credit facility and reduce its credit concentration risk.

Servicing. Servicing of customer accounts is centrally performed in Business Credit's New York office. An important competitive advantage in servicing revolving credit facilities is the ability to handle the high transaction volumes associated with advancing and collecting funds. Business Credit has developed advanced servicing or "back-office" systems, providing it with a low-cost capability to service its customers. Over half of Business Credit borrowers communicate directly with Business Credit systems to process transactions via its proprietary "bulletin board" interface. This allows customers to report required transaction data electronically, to request advances of funds and to obtain account information such as balances and availability. Further, Business Credit borrowers typically direct the funds collected on their own accounts receivable into lock-boxes and "blocked" accounts controlled by Business Credit. Cleared funds are transferred directly to Business Credit and are used to reduce the borrower's loan.

Credit Finance
Financing and leasing assets of Credit Finance totaled $878.2 million at September 30, 1997 and represented 4.3% of the Company's total financing and leasing assets. Credit Finance offers revolving and term loans to smaller-sized and middle-market companies secured by accounts receivable, inventories and fixed assets. Such loans are used by clients for working capital, refinancings, acquisitions, leveraged buyouts, reorganizations, restructurings, turnarounds and Chapter 11 financing and confirmation plans. Credit Finance sells participation interests in such loans to other lenders and purchases participation interests in such loans originated by other lenders. Credit Finance was acquired by the Company in February 1991 and has been engaged in the commercial financing of smaller-sized and middle-market businesses for over 48 years.

Credit Finance customers generally have annual revenues ranging from $10.0 million to $200.0 million. Credit Finance lends to customers in many industries, including the metal fabrication, distribution, food and food services, lumber and wood products and manufacturing industries. The average customer loan balance outstanding was $4.2 million at September 30, 1997.

The following table sets forth certain information concerning Credit Finance at December 31 of or for each of the years in the five-year period ended December 31, 1996 and at or for the nine months ended September 30, 1997.

                                      ----------------------------------------------------------------------------
                                                AT OR FOR             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                          THE NINE MONTHS
                                      ENDED SEPTEMBER 30,       --------------------------------------------------
                                                     1997         1996       1995       1994      1993        1992
                                      -------------------       ------     ------     ------     ------     ------
Dollars in millions
Total financing and leasing assets                $ 878.2       $797.8     $758.7     $719.6     $645.7     $545.0
60+ days past due as a percentage of
  finance receivables                                  --           --       0.07%      0.46%      0.12%        --
Net credit losses (recoveries) as a
  percentage of average finance
  receivables                                      )(0.27%(1)     0.13%      0.36%      0.46%      0.32%        --

---------------
(1) Represents net credit recoveries, calculated on an annualized basis.

Through its variable interest rate senior revolving and term loan products, Credit Finance meets its customers' financing needs for working capital in growth, acquisition and other financing situations otherwise not met through traditional bank or other unsecured financing alternatives. Revolving and term loans are made on a variable interest rate basis based on a prime rate of interest, with total credit facilities to individual borrowers ranging in size from $5.0 million to up to $15.0 million. Credit facilities are established through contractual arrangements, are typically two to three years in length and typically include prepayment penalties. Credit Finance also has developed a specialty division designed to meet the needs of smaller borrowers requiring credit facilities ranging from $750,000 to $5.0 million. Further, Credit Finance has the capacity to respond quickly in the marketplace to larger-sized transactions (i.e., greater than its target hold size) because of its syndication capabilities, which allow it to sell down a portion of a credit facility and reduce its credit concentration risk.

Marketing and Distribution. Credit Finance is headquartered in New York City, with sales and customer service offices in Chicago, Los Angeles and New York and loan production offices in Atlanta, Boston, Charlotte, Cleveland, Dallas, Reston, San Francisco, St. Louis and Tampa. Business is originated through the sales and regional offices. Business also is developed through intermediaries and referral relationships and through direct calling efforts. Credit Finance has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

Servicing. Servicing of customer accounts is performed at Credit Finance's regional service centers and national service center and includes the processing of borrower's accounts receivable collections. Credit Finance borrowers typically direct the funds collected on their own accounts receivable into lock boxes controlled by Credit Finance and the funds are transferred directly to Credit Finance to reduce the borrower's loan. As a result, Credit Finance maintains control over such cash collections.

CONSUMER

At September 30, 1997, the Company's consumer segment financing and leasing assets totaled $4.0 billion, representing 19.7% of the Company's total financing and leasing assets. The consumer segments' managed assets were $5.9 billion at September 30, 1997, representing 26.6% of total managed assets. Between January 1, 1992 and December 31, 1996, the consumer segment's managed assets grew at a compound annual rate of 27.5%.

The Company's consumer business is focused primarily on home equity lending and retail sales financing secured by recreation vehicles, manufactured housing and recreational boats. Home equity lending is performed by The CIT Group/Consumer Finance ("Consumer Finance") business unit. Sales financing for products sold through dealers is performed by The CIT Group/Sales Financing ("Sales Financing") business unit. During 1997, Sales Financing began to provide wholesale inventory financing to manufactured housing and recreational boat dealers utilizing its dealer and manufacturer relationships. Sales Financing also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center ("ASC"). Additionally, in the ordinary course of business, Consumer Finance and Sales Financing purchase loans and portfolios of loans from banks, thrifts and other originators of consumer loans. As an additional source of liquidity, the Company has securitized home equity, manufactured housing, recreational boat and recreation vehicle finance receivables and expects to continue to securitize the foregoing types of finance receivables in the future. See "--Securitization Program" for information concerning the Company's securitization program.

The following table sets forth certain information regarding the Company's consumer business segment at December 31 of each of the years in the five-year period ended December 31, 1996 and at September 30, 1997.

                                          -------------------------------------------------------------------------
                                                AT
                                          SEPTEMBER                          AT DECEMBER 31,
                                               30,     ------------------------------------------------------------
                                              1997         1996         1995         1994         1993         1992
                                          --------     --------     --------     --------     --------     --------
Dollars in millions
Home equity                               $1,856.4     $2,005.5(2)  $1,039.0     $  570.8     $  131.3     $     --
Sales financing                            2,044.4      1,349.8      1,416.9      1,471.2      1,458.0      1,411.8
Wholesale inventory financing                 98.4           --           --           --           --           --
                                          --------     --------     --------     --------     --------     --------
Total financing and leasing assets         3,999.2      3,355.3      2,455.9      2,042.0      1,589.3      1,411.8
Consumer finance receivables previously
  securitized and currently managed by
  the Company                              1,918.3(1)   1,437.4        916.5        306.7        175.6         43.8
                                          --------     --------     --------     --------     --------     --------
Total managed assets                       5,917.5      4,792.7      3,372.4      2,348.7      1,764.9      1,455.6
                                          --------     --------     --------     --------     --------     --------
Consumer finance receivables serviced
  for third parties                        1,611.9(3)     549.2        338.2        191.5        240.5        296.5
                                          --------     --------     --------     --------     --------     --------
Total serviced assets                     $7,529.4     $5,341.9     $3,710.6     $2,540.2     $2,005.4     $1,752.1
                                          ========     ========     ========     ========     ========     ========

---------------
(1) Includes the initial securitization of home equity loans totaling $500.0 million in July 1997.
(2) In 1996, the Company purchased a portfolio of $357.8 million in home equity closed-end loans and home equity lines of credit.
(3) In August 1997, the Company commenced providing servicing for Chase's recreation vehicle and recreational boat finance receivables portfolio of $1.3 billion.

Consumer Finance

Financing and leasing assets of Consumer Finance, which aggregated $1.9 billion at September 30, 1997, represented 9.1% of the Company's total financing and leasing assets. The managed assets of Consumer Finance were $2.3 billion at September 30, 1997, or 10.5% of the total managed assets. Consumer Finance commenced operations in December 1992. Its products include both fixed and variable rate closed-end loans and variable rate lines of credit. The lending activities of Consumer Finance consist primarily of originating, purchasing and selling loans secured by first or second liens on detached, single family residential properties. Such loans are primarily made for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons.

The following table sets forth certain information concerning Consumer Finance at December 31 of or for each of the years in the five year period ended December 31, 1996 and at or for the nine months ended September 30, 1997.

                                          -------------------------------------------------------------------------
                                                  AT OR
                                                FOR THE
                                            NINE MONTHS
                                                  ENDED             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                          SEPTEMBER 30,     -------------------------------------------------------
                                                   1997         1996         1995        1994       1993       1992
                                          -------------     --------     --------     -------     ------     ------
Dollars in millions
Number of accounts                             46,900         52,617       27,122      13,200      3,496         --
Original term (months)                            237            225          204         190        146         --
Total financing and leasing assets          $ 1,856.4       $2,005.5     $1,039.0     $ 570.8     $131.3     $   --
Finance receivables previously
  securitized and currently managed by
  the Company                                   482.9             --           --          --         --         --
                                             --------       --------     --------      ------     ------     ------
Total managed assets                        $ 2,339.3       $2,005.5     $1,039.0     $ 570.8     $131.3     $   --
                                             ========       ========     ========      ======     ======     ======
Percentage of owned finance receivables
  that were 60+ days past due(1)(2)              3.41%          2.10%        1.61%       0.20%      0.02%        --
Percentage of managed assets that were
  60+ days past due(3)                           3.00%          2.10%        1.61%       0.20%      0.02%        --
Owned finance receivable net credit
  losses as a percent of average owned
  finance receivables(2)                         0.91%          0.60%        0.18%       0.02%      0.11%        --
Managed asset net credit losses as a
  percent of average managed assets(3)           0.79%(4)       0.60%        0.18%       0.02%      0.11%        --

---------------
(1) Amounts include balances for which the underlying collateral currently is in the foreclosure process.

(2) Owned finance receivables exclude consumer finance receivables held for sale.

(3) Managed assets include consumer finance receivables held for sale.

(4) Calculated on an annualized basis.

Initially, Consumer Finance originated or purchased the majority of its home equity loans with original terms of up to 180 months. Commencing in 1994, Consumer Finance expanded its product offerings to include more loans with terms of up to 360 months, as Consumer Finance believes that the longer term and correspondingly lower monthly payment are attractive to customers who might otherwise refinance an existing loan or obtain a new loan from a bank or other traditional long-term lender. The increase in delinquencies and net credit losses, as highlighted in the above table, is the result of both the seasoning of a growing portfolio and unfavorable loss experience on certain high loan to value loans originated prior to the establishment in the fourth quarter of 1995 of current high loan to value underwriting guidelines. A majority of these high loan to value loans originated prior to 1995 were sold by Consumer Finance during the second quarter of 1997. At September 30, 1997, approximately 82% of Consumer Finance's receivables were fixed-rate and approximately 73% of Consumer Finance's receivables were secured by first liens.

The Company believes that its network of Consumer Finance offices, located in most major U.S. markets, enables it to provide a competitive, extensive product offering complemented by high levels of service delivery. Through experienced lending professionals and advanced automation afforded by technology, Consumer Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker and correspondent relationships.

Marketing and Distribution. Consumer Finance originates loans on both a direct and indirect basis through the channels described below. New business originations for the first nine months of 1997 were $848.9 million. New business originations for the years ended December 1996, 1995, 1994 and 1993 were $943.9 million, $617.1 million, $481.2 million and $153.9 million, respectively.

Broker Business. Consumer Finance originates real estate loans based upon applications received from independent mortgage brokers. Consumer Finance directly underwrites and funds these broker loans.

At September 30, 1997, Consumer Finance had relationships with over 1,300 brokers. A nationwide network of sales executives located in 25 area offices that are strategically located in major market areas throughout the United States are responsible for the development and maintenance of broker relationships as well as coordination between the broker and Consumer Finance. Mortgage brokers participating in this program must be approved by the Company by satisfying established requirements pertaining to experience, financial stability and licensing. After a broker is approved, Consumer Finance conducts regular reviews of the relationship and the broker's performance by examining the performance of loans originated by the broker, including reviews of seasoned and unseasoned delinquencies, and other factors, including maintenance of required regulatory licenses and third party credit reports.

Correspondent Lending. Consumer Finance also purchases real estate loans through its correspondent lending program on an individual basis based upon applications that it has previously approved, or Consumer Finance may approve the purchase of groups of such loans.

At September 30, 1997, Consumer Finance had relationships with over 250 correspondents. Consumer Finance establishes certain requirements that each correspondent must meet pertaining to the correspondent's experience, financial stability and licensing, and has agreements with all correspondents governing the nature of such relationships. Substantially all loans acquired from correspondents conform to the underwriting criteria used by Consumer Finance in its direct marketing originations. Correspondent relationships are managed through three regional offices that are strategically located in major market areas throughout the United States.

Direct Marketing. Direct marketing to consumers in 44 states is performed centrally through the Company's National Home Equity Sales Center ("NHEC") located in Chicago. Utilizing a staff of marketing professionals, Consumer Finance markets real estate loans directly to the consumer through print ads, direct mail campaigns and other media. Prospective applicants either submit an application included in the mailing or telephone their information toll free to a Consumer Finance representative. Once an application is completed, a preliminary approval may be given within twenty-four hours.

Bulk Purchases. Consumer Finance may, from time to time, purchase portfolios of home equity loans from other financial institutions which originated the loans using their own underwriting criteria. Depending upon the size of the portfolio, Consumer Finance performs a due diligence review on either all the loans in the portfolio or a statistical sample of loans. Due diligence generally includes legal and credit file reviews, as well as confirmation of property values.

See "--Sales Financing" for information concerning servicing by Consumer
Finance.

Sales Financing

The financing and leasing assets of Sales Financing, which aggregated $2.1 billion at September 30, 1997, represented 10.5% of the Company's total financing and leasing assets. The managed assets of Sales Financing were $3.6 billion at September 30, 1997, or 16.1% of the total managed assets. The lending activities of Sales Financing consist primarily of providing nationwide retail financing for the purchase of new and used recreation vehicles, manufactured housing and recreational boats. Sales Financing has been a lender to the recreation vehicles and manufactured housing industries for over 30 years and is a leading lender for recreation vehicles and recreational boats based on 1996 origination volume. Sales Financing also provides wholesale manufactured housing and recreational boats inventory financing. Sales Financing offers (i) fixed-rate, fully amortizing retail sales finance loans and (ii) short-term, variable-rate inventory finance loans and lines of credit.

The following table sets forth certain information with respect to owned finance receivables and finance receivables previously securitized and currently managed by the Company at December 31 of or for each of the years in the five-year period ended December 31, 1996 and at or for the nine months ended September 30, 1997.

                                    ---------------------------------------------------------------------------------
                                      AT OR FOR THE                   AT OR FOR THE YEARS ENDED DECEMBER 31,
                                    NINE MONTHS ENDED        --------------------------------------------------------
                                    SEPTEMBER 30, 1997         1996        1995        1994        1993        1992
                                    ------------------       --------    --------    --------    --------    --------
Dollars in millions
Retail recreation vehicle
  Financing and leasing assets                 $ 873.2       $  510.1    $  698.5    $  898.0    $1,022.4    $  930.3
  Finance receivables previously
     securitized and currently
     managed by the Company                      591.1          746.8       445.7       118.3          --          --
                                              --------       --------    --------    --------    --------    --------
                                              $1,464.3       $1,256.9    $1,144.2    $1.016.3    $1,022.4    $  930.3
                                              --------       --------    --------    --------    --------    --------
Retail manufactured housing
  Financing and leasing assets                $1,042.7       $  790.3    $  561.5    $  501.6    $  396.7       471.8
  Finance receivables previously
     securitized and currently
     managed by the Company                      363.1          412.2       470.8       188.4       175.6        43.8
                                              --------       --------    --------    --------    --------    --------
                                              $1,405.8       $1,202.5    $1,032.3    $  690.0    $  572.3    $  515.6
                                              --------       --------    --------    --------    --------    --------
Retail recreational boat
  Financing and leasing assets                 $ 128.5       $   49.4    $  156.9    $   71.6    $   38.9    $    9.7
  Finance receivables previously
     securitized and currently
     managed by the Company                      481.2          278.4          --          --          --          --
                                              --------       --------    --------    --------    --------    --------
                                               $ 609.7       $  327.8    $  156.9    $   71.6    $   38.9    $    9.7
                                              --------       --------    --------    --------    --------    --------
Wholesale inventory financing
  Financing and leasing assets                 $  98.4(1)          --          --          --          --          --
                                              --------       --------    --------    --------    --------    --------
          Total financing and
            leasing assets                     2,142.8        1,349.8     1,416.9     1,471.2     1,458.0     1,411.8
          Total finance
            receivables previously
            securitized and
            currently managed by
            the Company                        1,435.4        1,437.4       916.5       306.7       175.6        43.8
                                              --------       --------    --------    --------    --------    --------
Total managed assets                          $3,578.2       $2,787.2    $2,333.4    $1,777.9    $1,633.6    $1,455.6
                                              ========       ========    ========    ========    ========    ========
Percent of owned finance
  receivables that were 60+ days
  past due(2)                                     3.13%          2.47%       1.42%       0.64%       1.25%       1.26%
                                              --------       --------    --------    --------    --------    --------
Percent of managed assets that
  were 60+ days past due(3)                       2.18%          1.88%       1.21%       0.69%       1.07%       1.27%
                                              --------       --------    --------    --------    --------    --------
Owned finance receivable net
  credit losses as a percent of
  average owned finance
  receivables(2)                                  1.39%(4)       0.90%       0.58%       0.68%       0.80%       0.91%
                                              --------       --------    --------    --------    --------    --------
Managed asset net credit losses as
  a percent of average managed
  assets(3)                                       1.00%(4)       0.76%       0.55%       0.65%       0.77%       0.89%
                                              --------       --------    --------    --------    --------    --------

---------------
(1) The Company began offering this product during January 1997.

(2) Owned finance receivables exclude consumer finance receivables held for sale.

(3) Managed assets include consumer finance receivables held for sale.

(4) Calculated on an annualized basis.

Sales Financing has undertaken a number of strategic steps to bolster growth, increase market share and improve productivity, which have resulted in annual compound growth of 14.4% in managed assets for the five year period ended December 31, 1996. In 1993, Sales Financing entered the retail recreational boat lending business. The timing of this new product initiative was predicated largely on an improving recreational boat market (recovering from the economic downturn of the 1980's and early 1990's), as well as the withdrawal of several retail recreational boat lenders from the market. Sales Financing places great emphasis on superior dealer service and, as a result, has increased its marine dealer base from 125 dealers in 1993 to over 1,800 dealers (or 25% of the marketplace) at September 30, 1997. Additionally in 1995, Sales Financing realigned its sales force across all three product lines (recreation vehicle, manufactured housing and recreational boat) into a product management structure. The realignment has resulted in the continued expansion of the Company's dealer base, improved focus on needs of individual product end users and ultimately higher retail originations.

During June 1997, the Company entered into an arrangement with Chase pursuant to which the Company provides servicing for Chase's recreation vehicle and recreational boat finance receivables portfolio of $1.3 billion. The Company commenced providing portfolio services under that arrangement during August 1997.

Marketing and Distribution. Sales Financing originates retail sales finance contracts predominantly through recreation vehicle, manufactured housing and recreational boat dealer, broker and manufacturer relationships. At September 30, 1997, Sales Financing had over 2,700 active dealer and manufacturer relationships. Sales Financing on occasion purchases recreation vehicle, manufactured housing and recreational boat loans in "bulk" from other financial institutions.

These origination channels are serviced through seven regional business centers located strategically throughout the United States. The dealer base is serviced and marketed with local sales personnel. Sales Financing believes that its experience in dealer operations and finance, long standing dealer relationships and product expertise have been instrumental in growing its dealer and broker base.

Although Sales Financing originates finance receivables through several sources, delivery can be categorized broadly into retail and wholesale.

Retail. Prior to accepting a retail sales finance application from a dealer, Sales Financing must review and approve the dealer relationship. This process includes examination of financial statements, trade references and credit reports. Sales Financing pays origination fees for certain of its products offered. These fees, commonly referred to as "dealer participations," are paid by Sales Financing to the dealer and are accounted for as an adjustment to yield over the anticipated life of the loan. Once a retail application is underwritten and approved by a regional business center, the dealer receives the purchase proceeds as well as any participation due. Certain events, such as early default or payoff, may result in the dealer forfeiting a portion of a participation.

Wholesale. Working through established manufacturer relationships, Sales Financing provides financing to manufactured housing and recreational boat dealers for the purchase of inventory from manufacturers to be sold to the retail buyer. Notwithstanding Sales Financing's manufacturer relationships, all dealers participating in the wholesale program must be initially approved and periodically reviewed by a credit officer, who examines, among other things, the dealer's financial statements, trade references and credit reports. Once approved, a dealer accesses credit as each inventory unit is ordered from the manufacturer. When the manufacturer receives an order, Sales Financing is contacted for a credit approval. Upon credit approval by Sales Financing, the manufacturer ships the inventory to the dealer and bills Sales Financing, who pays the invoice and charges the dealer's account. Dealers are also incentivized to "roll-over" wholesale financing into a retail contract upon sale of the unit to the end-user.

Servicing. The ASC centrally services and collects substantially all of the Company's consumer finance receivables, including home equity loans, recreation vehicle, manufactured housing, recreational boat and other receivables (collectively, the "servicing portfolio"). The servicing portfolio includes both loans originated or purchased by Sales Financing or Consumer Finance, as well as loans originated or purchased by Sales Financing or Consumer Finance and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by Sales Financing for a fee on a "contract" basis. At September 30, 1997, the ASC's consumer finance servicing portfolio aggregated approximately 339,300 loans, representing $7.5 billion, which included $2.3 billion of managed home equity finance receivables serviced for Consumer Finance. During August 1997, the Company commenced servicing $1.3 billion of recreation vehicle and recreational boat finance receivables pursuant to its agreement with Chase.

Servicing and collections are performed at two locations in Oklahoma City. Servicing responsibilities of the ASC include collecting principal and interest payments, taxes and other payments, as applicable, from obligors. For loans previously owned by Sales Financing that have been securitized, as well as loans owned by other third parties, servicing responsibilities also include remitting principal, interest and other payments to the holders of the related loans. The ASC has responsibilities for the repossession and remarketing of collateral on defaulted loans, and entering into workout arrangements with obligors under certain defaulted loans. Advanced technology is used to perform many servicing and collecting tasks. Automated tools engaged in the operation include predictive autodialers, voice response units and automated payment processing.

Securitization Program

As an additional source of liquidity, in 1992, the Company established a program to access the public and private asset backed securitization markets. Current products utilized in the Company's program include consumer loans secured by manufactured housing, recreation vehicles, recreational boats and residential real estate.

Under a typical asset backed securitization, Sales Financing or Consumer Finance sells a "pool" of secured loans to a special purpose entity that, in turn, issues certificates and/or notes that are collateralized by the loan pool and that entitle the holders thereof to participate in certain loan pool cash flows. Sales Financing or Consumer Finance retains the servicing of the securitized loans for which it is paid a fee, and also participates in certain "residual" loan pool cash flows (cash flows after payment of principal and interest to certificate and/or note holders and after losses). At the date of a securitization, Sales Financing or Consumer Finance estimates the "residual" cash flows to be received over the life of the securitization, records the present value of these cash flows as an asset (a retained interest in the securitization) and recognizes a gain.

The following table sets forth each of the Company's asset backed securitizations since inception of the program:

                                                            ------------------------------------------------------
                   Dollars in millions                                           ORIGINAL         POOL BALANCE AT
               ASSET TYPE/YEAR SECURITIZED                  PUBLIC/PRIVATE     POOL BALANCE     SEPTEMBER 30, 1997
----------------------------------------------------------  ---------------    -------------    -------------------
Manufactured Housing 1992                                       Private             $   47.7               $   11.0
Manufactured Housing 1993                                       Public                 155.0                   74.2
Manufactured Housing 1994                                       Private                 48.3                   22.2
Manufactured Housing 1995-1                                     Public                 124.0                   87.8
Manufactured Housing 1995-2                                     Public                 199.2                  167.9
Recreation Vehicle 1994                                         Public                 150.4                   54.9
Recreation Vehicle 1995-A                                       Public                 200.0                   91.9
Recreation Vehicle 1995-B                                       Public                 200.0                  106.9
Recreation Vehicle 1996-A                                       Public                 250.0                  157.7
Recreation Vehicle 1996-B                                       Public                 240.0                  179.7
Marine 1996(1)                                                  Private                545.9                  481.2
Home Equity 1997-1                                          Private/Public             500.0                  482.9
                                                                                    --------               --------
Total                                                                               $2,660.5               $1,918.3
                                                                                    ========               ========

---------------
(1) Reflects a conduit program into which newly originated recreational boat finance receivables are sold.

Substantially all recreational boat and recreation vehicle finance receivables originated in 1997 are classified as held for sale at September 30, 1997.

At September 30, 1997, the remaining balance of retained interests in securitizations related to the foregoing transactions aggregated $126.9 million. The amortized cost of these assets approximates their fair value at such date.

EQUITY INVESTMENTS

The CIT Group/Equity Investments and its subsidiary The CIT Group/Venture Capital (together "Equity Investments") participate in merger and acquisition transactions, purchase private equity and equity-related securities and arrange transaction financing. Equity Investments also invests in emerging growth opportunities in selected industries, including the life sciences, information technology, communications and consumer products industries. Business is developed through direct solicitation or through referrals from investment banking firms, financial intermediaries and the Company's other business units. Equity Investments made its first investment in 1991 and had total investments of $60.0 million at September 30, 1997. The average individual investment size is approximately $2.1 million at September 30, 1997.

ADDITIONAL INFORMATION REGARDING THE COMPANY

EMPLOYEES

At September 30, 1997, the Company had approximately 3,000 employees, approximately 1,740 of whom were employed in connection with commercial operations, 800 of whom were employed in connection with consumer operations and 460 of whom were employed in corporate functions. The Company is not subject to any collective bargaining agreements. The Company believes that its employee relations are good.

PROPERTIES

The operations of the Company and its subsidiaries are generally conducted in leased office space located in numerous cities and towns throughout the United States. Such leased office space is suitable and adequate for the needs of the Company. The Company utilizes, or plans to utilize in the foreseeable future, substantially all of its leased office space.

LEGAL PROCEEDINGS

The Company is a defendant in various lawsuits arising in the ordinary course of its business. The Company aggressively manages its litigation and assesses appropriate responses to its lawsuits in light of a number of factors, including potential impact of the actions on the conduct of the Company's operations. In the opinion of management, none of the pending matters is expected to have a material adverse effect on the Company's financial condition or results of operations. However, there can be no assurance that an adverse decision in one or more of such lawsuits will not have such a material adverse effect.

COMPETITION

The Company's markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Company's competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial national financial services networks also have been formed by insurance companies and bank holding companies that compete with the Company. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some of the Company's competitors have substantial local market positions. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. Also, the Company's competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities, for example short-term aircraft rental and servicing, which currently are prohibited to the Company. Competition has been enhanced in recent years by an improving economy and growing marketplace liquidity. The markets for most of the Company's products are characterized by a large number of competitors. However, with respect to certain of the Company's markets, such as factoring and manufactured housing, competition is more concentrated.

The Company competes primarily on the basis of pricing, terms and structure, with other primary competitive factors including industry experience and client service and relationships. From time to time, competitors of the Company seek to compete aggressively on the basis of these factors and the Company may lose market share to the extent it is unwilling to match its competitors' pricing and terms in order to maintain its interest margins or maintain its credit discipline. To the extent that the Company matches competitors' pricing or terms, it may experience lower interest margins and/or increased credit losses.

Other primary competitive factors include industry experience and client service and relationships. In addition, demand for the Company's products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

REGULATION

DKB is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"), and is registered as such with the Federal Reserve. As a result, the Company is subject to certain provisions of the Act and is subject to examination by the Federal Reserve. In general, the Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." See "Relationship with DKB--Regulatory Compliance Agreement." The Company's current principal business activities constitute permissible activities for a nonbank subsidiary of a bank holding company.

Two of the subsidiaries of the Company are investment companies organized under
Article XII of the New York Banking Law and, as a result, the activities of these subsidiaries are restricted by state banking laws and these subsidiaries are subject to examination by state banking examiners. Also, any person or entity seeking to purchase "control" of the Company would be required to apply for and obtain the prior approval of the Superintendent of Banks of the State of New York. "Control" is presumed to exist if a person or entity would, directly or indirectly, own, control or hold (with power to vote) 10% or more of the voting stock of the Company.

The operations of the Company are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, (i) regulate credit granting activities, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions and (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices. See "--Commercial Finance" and "--Consumer Finance" below.

In the judgment of management, existing statutes and regulations have not had a material adverse effect on the business conducted by the Company. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon the future business, results of operations or financial condition or prospects of the Company.

Commercial Finance
Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies and require licensing of lenders and financiers and adequate disclosure of certain contract terms. The Company is also required to comply with certain provisions of the Equal Credit Opportunity Act ("ECOA") that are applicable to commercial loans.

Consumer Finance
The Company's consumer finance business is subject to detailed enforcement and supervision by state authorities under legislation and regulations which generally require licensing of the lender. Licenses are renewable and may be subject to suspension or revocation for violations of such laws and regulations. Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices that may apply to the origination, servicing and collection of consumer finance loans. Depending on the provision of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the Company's ability to collect all or part of the principal of or interest on consumer finance loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

Federal laws preempt state usury ceilings on first mortgage loans and state laws which restrict various types of alternative dwelling secured receivables, except in those states which have specifically opted out, in whole or in part, of such preemption. Loans may also be subject to other federal laws, including: (i) the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder and the Real Estate Settlement Procedures Act and Regulation X promulgated thereunder, which require certain disclosures to borrowers and other parties regarding the terms of certain of the loans; (ii) ECOA and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit and administration of loans on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act; (iii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower's credit experience; and (iv) the Fair Housing Act, which prohibits discrimination on the basis of, among other things, familial status or handicap.

In certain circumstances, loans may be subject to the Home Ownership and Equity Protection Act of 1994 (the "Home Ownership Act"), which amended the Federal Truth-in-Lending Act as it applies to mortgages subject to the Home Ownership Act. The Home Ownership Act requires certain additional disclosures, specifies the timing of such disclosures and limits or prohibits the inclusion of certain provisions in mortgages subject to the Home Ownership Act. The Home Ownership Act also provides that any purchaser or assignee of a mortgage covered by the Home Ownership Act is subject to all of the claims and defenses which the borrower could assert against the original lender. The maximum damages that may be recovered by a borrower from an assignee in an action under the Home Ownership Act are the remaining amount of indebtedness plus the total amount paid by the borrower in connection with the mortgage loan.

Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws may limit the ability of the Company to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage or to obtain a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

In addition, numerous other federal and state statutory provisions, including the federal bankruptcy laws and state debtor relief laws, may also adversely affect the Company's ability to collect the principal of or interest on certain loans.

Federal and state legislation seeking to regulate the maximum interest rate and/or other charges on consumer finance receivables has been introduced in the past, and may from time to time be introduced in the future. However, it is not possible to predict the nature of future legislation with respect to the foregoing or its impact on the future business, results of operations, financial condition or prospects of the Company.

                                RISK MANAGEMENT

The Company's business activities contain elements of risk. The Company considers the principal types of risk to be credit risk (including credit, collateral and equipment risk), asset/liability risk (including interest rate and liquidity risk), and, to a lesser extent, operational and legal risk.

The Company considers the management of risk essential to conducting its commercial and consumer businesses and to maintaining profitability. Accordingly, the Company's risk management systems and procedures are designed to identify and analyze the Company's risks, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.

CREDIT RISK MANAGEMENT

The Company has developed systems specifically designed to manage credit risk in its commercial and consumer business segments and at its strategic business units. Financing and leasing assets are evaluated for credit and collateral risk both during the credit granting process and periodically after the advancement of funds.

Credit authority is delegated to each strategic business unit by the Executive Credit Committee of the Company ("ECC"). The ECC is comprised of members of senior management, including the Chief Executive Officer, Vice Chairman, Executive Vice President--Credit Administration, Senior Executive Vice President and Executive Vice President--Multi-National Marketing Group. Generally, all non-standard transactions, transactions outside of certain established target market definitions and transactions outside of certain risk acceptance criteria must be approved by members of the ECC.

Each of the Company's strategic business units has developed and implemented a formal credit management process in accordance with formal uniform guidelines established by the ECC. These ECC guidelines set forth risk acceptance criteria for: (i) the acceptable maximum credit line; (ii) selected target markets and products; (iii) the creditworthiness of borrowers, including credit history, financial condition, adequacy of cash flow and quality of management; and (iv) the type and value of underlying collateral and guarantees (including recourse to dealers and manufacturers). The Company also employs a risk adjusted pricing process where the perceived credit risk is a factor in determining the interest rate or fees charged for the Company's financing and leasing products. As economic and market conditions change, credit risk management practices are reviewed and modified, if necessary, to seek to minimize the risk of credit loss.

Compliance with established corporate policies and procedures and the credit management processes at each strategic business unit are reviewed by the credit audit group of the Company's internal audit department. That group examines adherence with established credit policies and procedures and tests for inappropriate credit practices, including whether potential problem accounts are being detected and reported on a timely basis. The General Auditor, who oversees the credit audit group, reports to the Chief Executive Officer of the Company and the Audit Committee.

Commercial
The Company has developed systems specifically designed to effectively manage credit risk in its commercial operations. The process starts with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including collecting past due balances and liquidating underlying collateral.

Credit personnel for the applicable strategic business unit review each potential borrower's financial condition, results of operations, management, industry, customer base, operations, collateral and other data such as third party credit reports to perform a thorough evaluation of the customer's borrowing and repayment ability. Borrowers are graded according to credit quality based upon the Company's uniform credit grading system, which grades both the borrower's financial condition and underlying collateral. Credit facilities are subject to approval within the Company's overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed of each borrower.

The Company's ongoing review and monitoring of credit exposures is designed to identify, as early as possible, those customers that may be experiencing declining creditworthiness or financial difficulty. Commercial finance receivables are periodically evaluated based upon credit criteria developed under the Company's uniform credit grading system. Concentrations are monitored by borrower, industry, geographic region and equipment type and limits are changed by management as conditions warrant to seek to minimize the risk of credit loss.

Periodically, the status of finance receivables greater than $500,000 to obligors with higher (riskier) credit grades is individually reviewed with the Asset Quality Review Committee, which is comprised of members of senior management, including the Vice Chairman, the Executive Vice President--Credit Administration and the Chief Financial Officer, and certain senior executives of the applicable strategic business unit.

Equipment Financing and Leasing
Equipment Financing and Capital Finance are secured equipment lenders and equipment lessors. Experienced credit personnel review each potential borrower's financial condition, results of operations, management, industry, customer base, operations, collateral and other data, such as third-party credit reports, to perform a thorough evaluation of the customer's borrowing and repayment ability. Borrowers are graded according to credit quality based upon the Company's uniform credit grading system, which grades both the borrower's financial condition and any underlying collateral. Credit facilities are subject to approval within the Company's overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed of each borrower. Monitoring of borrowers and underlying collateral is conducted on an ongoing basis through reports and regular field audits and evaluation of collateral. Collateral primarily consists of equipment which is evaluated as to value, condition, risk of obsolescence and, where applicable, estimated future residual value. Equipment Financing and Capital Finance use their asset management and equipment remarketing capabilities and their technical expertise to manage their equipment collateral positions and their equipment residual value risk. For the period 1992 through 1996, the Company has realized in excess of 100% of the aggregate booked residual value in connection with equipment sales. Given, however, that operating lease equipment values and direct financing lease residual values are heavily influenced by estimates, there can be no assurance that such values will continue to be realized by the Company upon disposition of equipment owned by the Company and returned by lessees upon termination of their leases. To the extent that the Company fails to realize its operating lease equipment values and direct financing lease residual values, the Company's results of operations and financial condition could be materially adversely affected. See "Risk Factors -- Leasing Transactions and Equipment Risk."

Factoring
Commercial Services requires clients to both meet its established credit criteria and have a customer base that passes an established credit screen. This dual credit process is required because advances made to a client are to be repaid by collections from the client's customer base. If the customer is unable to pay its payables to Commercial Services' client due to financial difficulties, Commercial Services will nevertheless be responsible for payment to the extent of its credit guarantee.

The Company's client credit teams and field examiners in the Company's various regional offices review financial statements, cash flows, projections and examine collateral. Upon completion, the client credit teams obtain from the appropriate credit committee approval of a seasonal financing plan, including advance rates against eligible receivables. Where required, third party appraisers are utilized. The approved seasonal plan is monitored closely by the client credit teams as advances, collateral and accounts receivable are updated on a daily basis.

Customer credit departments located in the Company's various regional offices analyze the customer's credit worthiness at the onset and throughout the relationship. Frequent communications exist between the department, the client and client credit teams regarding the credit quality of the customer base. Close monitoring occurs through collection experience, financial analysis, frequent visits and conversations with customers. All clients are generally required to submit customer orders for approval. The Company has developed proprietary systems that automatically make certain credit determinations based upon the Company's stringent credit criteria. The balance of orders are manually reviewed and the disposition of such orders are determined by an analyst specializing in the customer's industry. Deterioration in the quality of the customer base leads to a reevaluation of the client's advance rates.

Commercial Finance
In Commercial Finance, evaluation of each borrower's creditworthiness and underlying collateral are significant to managing credit risk and controlling loan charge-offs. The primary focus is on the availability and quality of collateral underlying approved credit facilities and borrowings. Evaluation of collateral includes on-site field audits and third party appraisals where appropriate. Regular monitoring of borrowers and underlying collateral is important to controlling credit risk and is conducted on an ongoing basis through reports and regular field audits and evaluation of collateral. Both Business Credit and Credit Finance have employees experienced in evaluating accounts receivable, inventories and other collateral and utilize third parties from time to time in evaluating and/or liquidating certain inventories and other collateral. The credit underwriting standards of Business Credit and Credit Finance limit their respective credit exposures to larger borrowings (concentrations) by limiting the maximum amount each will retain or hold for its own position. Both Business Credit and Credit Finance syndicate or sell participation interests in loans over their respective hold limits.

A credit line is arranged with each borrower establishing the maximum amount the borrower may finance, subject to the amount of underlying eligible collateral and corresponding advance rates. The excess of approved credit lines outstanding over finance receivables outstanding represents potential additional borrowings or finance receivables that borrowers may qualify for, subject to the availability of required collateral and corresponding advance rates. Both Business Credit and Credit Finance typically advance funds up to 85% of eligible accounts receivable and up to 60% of eligible inventories.

Consumer
For consumer loans, management has developed and implemented proprietary automated credit scoring models for each loan type (e.g., recreation vehicles, manufactured housing, recreational boat and home equity) that include both customer demographics and credit bureau characteristics. The profiles emphasize, among other things, occupancy status, length of residence, length of employment, debt to income ratio (ratio of total installment debt and housing expenses to gross monthly income), bank account references, credit bureau information and combined loan to value ratio. The models are used to assess a potential borrower's credit standing and repayment ability considering the value or adequacy of property offered as collateral. The Company's credit criteria include reliance on credit scores, including those based upon both its proprietary internal credit scoring model and external credit bureau scoring, combined with judgment. The credit scoring models are reviewed for effectiveness monthly utilizing statistical tools. Consumer loans are regularly evaluated using past due, vintage curve and other statistical tools to analyze trends and credit performance by loan type, including analysis of specific credit characteristics and other selected subsets of the portfolios. Adjustments to credit scorecards and lending programs are made when deemed appropriate. Individual underwriters are assigned credit authority based upon their experience, performance and understanding of the underwriting policies and procedures of the Company's consumer operations and a credit approval hierarchy exists to ensure that all applications are reviewed by an underwriter with the appropriate level of authority.

Consumer Finance
Consumer Finance's direct originations are underwritten at the NHEC, while broker and correspondent originations are underwritten at area and regional offices, respectively. Credit officers evaluate an application and loan package based upon the internally generated credit score, as well as external credit bureau scoring (FICO score) and other characteristics of the application. Once an application is scored and reviewed along with other risk factors, it is either approved, declined or referred to a credit officer for further consideration. As part of the approval process, an application is also assigned a risk rating and applicable loan program code(s) for which the applicant is eligible.

Collateral values are an important component of Consumer Finance's credit approval process. Accordingly, third party property appraisals are required for all applications. Certain third party appraisals are also subject to internal Consumer Finance review, depending upon origination source and/or the appraised value of the subject property.

Consumer Finance has instituted an underwriting quality control program ("QCP") covering all origination channels. The QCP, performed on a sample basis, focuses on overall underwriting decisions, loan documentation, appraisal recertifications and employment reverifications.

Sales Financing
Sales Financing's retail sales finance loans are documented on standardized forms. Typical credit approval protocol includes the submission of a potential customer's application, manufacturer's invoice (new unit financings) and other pertinent information to a regional business center credit officer, who then prepares an analysis of the creditworthiness of the customer and of other aspects of the transaction. Once an application is scored against targeted profiles and reviewed for other risk factors, it is either approved, declined or referred to a credit officer for further consideration. Pricing on an approved application is also "risk adjusted," as necessary, to reflect the scoring of that application relative to "buy rates" supplied to dealers or brokers. Guarantors, endorsers or co-signers are not considered in the determination of whether or not an application is approved. The credit review and approval processes of each regional business center are subject to internal reviews and internal audits.

Loan Loss Reserves and Credit Losses
The Company maintains a consolidated reserve for credit losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against potential credit losses in its portfolios. The level of the consolidated reserve for credit losses is determined principally on the basis of: (i) current credit quality of the portfolios and trends; (ii) the current mix of finance receivables; and (iii) historical loss experience. The consolidated reserve for credit losses reflects management's judgment of loss potential after considering factors such as the nature and characteristics of obligors, economic conditions and trends, charge-off experience, delinquencies and the value of underlying collateral and guarantees, including recourse to dealers and manufacturers.

Commercial and consumer finance receivables are reviewed to determine the probability of loss. Charge-offs are taken after considering the above mentioned factors. Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are no longer deemed useful. Charge-offs from carrying value of commercial finance receivables are determined on a case-by-case basis. Automatic charge-offs of consumer finance receivables are recorded to the extent of shortfalls in the value of the collateral when no contractual payments are received for 120 days, or at 180 days when partial payments have been received.

Although the Company's management considers the consolidated reserve for credit losses reflected in the Company's consolidated balance sheet as of September 30, 1997 adequate, there can be no assurance that this consolidated reserve for credit losses will prove to be adequate over time to cover credit losses in connection with the Company's portfolio. This reserve may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific customers or industries or if credit losses occurring as a consequence of the seasoning of the Company's consumer portfolio exceed those anticipated by the Company. The Company's results of operations and financial condition could be materially adversely affected to the extent that the Company's consolidated reserve for credit losses is insufficient to cover such changes or events. See "Risk Factors -- Reserve for Credit Losses."

Analysis of Past Due Finance Receivables and Net Credit Losses

The following table sets forth information as of the dates shown concerning total finance receivables, balances past due 60 days or more, net credit losses and net credit losses as a percentage of average finance receivables. This information should be read in conjunction with the discussion of the Company's financial condition under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   --------------------------------------------------------------------------------
                                                                                                               NET
                                                                                                               CREDIT
                                                                                                               LOSSES
                                                                                                               AS A
                                                                                                               PERCENTAGE
                                                             BALANCE PAST DUE                                  OF
                                                             60 DAYS OR MORE                 NET               AVERAGE
                                     FINANCE             ------------------------           CREDIT             FINANCE
Dollars in millions                RECEIVABLES           AMOUNT           PERCENT           LOSSES             RECEIVABLES
                                   -----------           ------           -------           ------             ----
September 30, 1997:
Commercial                          $14,603.4            $178.1             1.22%           $ 53.4             0.52%
Consumer                              3,344.9            109.8              3.28              26.7             1.11
                                    ---------            ------             ----            ------             ----
                                    $17,948.3            $287.9             1.60%           $ 80.1             0.63%
                                    =========            ======             ====            ======             ====
December 31, 1996:
Commercial                          $13,757.6            $219.8             1.60%           $ 80.4             0.59%
Consumer                              3,239.0             72.5              2.24              21.1             0.75
                                    ---------            ------             ----            ------             ----
                                    $16,996.6            $292.3             1.72%           $101.5             0.62%
                                    =========            ======             ====            ======             ====
December 31, 1995:
Commercial                          $13,451.5            $228.7             1.70%           $ 67.1             0.51%
Consumer                              2,344.0             35.2              1.50              10.1             0.44
                                    ---------            ------             ----            ------             ----
                                    $15,795.5            $263.9             1.67%           $ 77.2             0.50%
                                    =========            ======             ====            ======             ====
December 31, 1994:
Commercial                          $12,821.2            $166.8             1.30%           $ 74.8             0.62%
Consumer                              1,973.2             10.1              0.51               9.4             0.55
                                    ---------            ------             ----            ------             ----
                                    $14,794.4            $176.9             1.20%           $ 84.2             0.61%
                                    =========            ======             ====            ======             ====
December 31, 1993:
Commercial                          $11,185.2            $199.8             1.79%           $ 82.9             0.77%
Consumer                              1,438.9             16.3              1.13              11.5             0.77
                                    ---------            ------             ----            ------             ----
                                    $12,624.1            $216.1             1.71%           $ 94.4             0.77%
                                    =========            ======             ====            ======             ====
December 31, 1992:
Commercial                          $10,359.7            $318.0             3.07%           $ 85.7             0.83%
Consumer                              1,411.8             17.8              1.26              12.6             0.91
                                    ---------            ------             ----            ------             ----
                                    $11,771.5            $335.8             2.85%           $ 98.3             0.84%
                                    =========            ======             ====            ======             ====

ASSET/LIABILITY MANAGEMENT

Management strives to manage interest rate and liquidity risk and optimize net finance income under formal policies established and monitored by the Capital Committee, which is comprised of members of senior management, including the Chief Executive Officer, Vice Chairman, Chief Financial Officer and senior representatives of DKB and Chase. Three members of the Capital Committee are also members of the Company's Board of Directors. The Capital Committee establishes and regularly reviews interest rate sensitivity, funding needs, liquidity and asset-pricing to determine short-term and long-term funding strategies, including the use of off-balance sheet derivative financial instruments.

The Company uses off-balance sheet derivatives for hedging purposes only. The Company does not enter into derivative financial instruments for trading or speculative purposes. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated, according to hedge objective, against directly issued commercial paper, a specifically underwritten debt issue or a specific pool of assets. The Company's primary hedge objectives include the conversion of variable rate liabilities to fixed rates, the conversion of fixed rate liabilities to variable rates, the fixing of spreads on variable-rate liabilities to various market indices and the elimination of interest rate risk on finance receivables classified as held for sale prior to securitization.

Derivative positions are managed in such a way that the exposure to interest rate, credit or foreign exchange risk is in accordance with the overall operating goals established by the Capital Committee. There is an approved, diversified list of creditworthy counterparties used for derivative financial instruments, each of whom has specific credit exposure limits. The Executive Credit Committee approves each counterparty and its related market value and credit exposure limit annually or more frequently if any changes are recommended. Credit exposures for each counterparty are measured based upon market value of the outstanding derivative instruments. Market values are calculated periodically for each swap contract, summarized by counterparty and reported to the Capital Committee. For additional information regarding the Company's derivative portfolio, refer to "Note 7--Derivative Financial Instruments" in the consolidated financial statements and related notes thereto set forth herein.

Interest Rate Risk Management
Changes in market interest rates or in the relationships between short-term and long-term market interest rates or between different interest rate indices (i.e., basis risk) can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, which can result in an increase in interest expense relative to finance income. See "Risk Factors--Economic Factors--Interest Rate Risk".

The Capital Committee actively manages interest rate risk by changing the proportion of fixed and floating rate debt and by utilizing primarily interest rate swaps and, to a lesser extent, other derivative instruments to modify the repricing characteristics of existing interest-bearing liabilities. Issuing new debt or hedging the interest rate on existing debt through the use of interest rate swaps and other derivative instruments are tools in managing interest rate risk. The decision to use one or the other or a combination of both is driven by the relationship between the relative interest rate costs and effectiveness of the alternatives and the liquidity needs of the Company. For example, a fixed rate, fixed term loan transaction may initially be funded by commercial paper, resulting in interest rate risk. To reduce this risk, the Company may enter into a hedge that has an inverse correlation to the interest rate sensitivity created, whereby the Company would pay a fixed interest rate and receive a commercial paper interest rate. Basis risk is similarly managed through the issuance of new debt or the utilization of interest rate swaps or other derivative instruments.

The Company's degree of interest rate sensitivity is continuously monitored and simulated through computer modeling by measuring the repricing characteristics of interest-sensitive assets, liabilities and off-balance sheet derivatives. The results of this modeling are reviewed monthly by the Capital Committee. The interest rate sensitivity modeling techniques employed by the Company essentially include the creation of prospective twelve month "baseline" and "rate shocked" net interest income simulations. At the date that interest rate sensitivity is modeled, "baseline" net interest income is derived considering the current level of interest-sensitive assets and related run-off (including both contractual repayment and historical prepayment experience), the current level of interest-sensitive liabilities and related maturities and the current level of off-balance sheet derivatives. The "baseline" simulation also assumes that, over the next successive twelve months, market interest rates (as of the date of simulation) are held constant and that no new loans are extended. Once the "baseline" net interest income is known, market interest rates, previously held constant, are raised 100 basis points instantaneously and parallel across the entire yield curve, and a "rate shocked" simulation is run. Interest rate sensitivity is then measured as the difference between calculated "baseline" and "rate shocked" net interest income.

Utilizing the Company's computer modeling, if no new fixed rate loans or leases were extended and no actions to alter the existing interest rate sensitivity were taken subsequent to September 30, 1997, an immediate hypothetical 100 basis points parallel rise in the yield curve on October 1, 1997 would increase net income by an estimated $1.6 million after-tax over the twelve months ending September 30, 1998. Although management believes that this measure provides a meaningful estimate of the Company's interest rate sensitivity, it does not adjust for potential changes in the credit quality, size and composition of the balance sheet and other business developments that could affect net income. Accordingly, no assurance can be given that actual results would not differ materially from the potential outcome simulated by the Company's computer modeling. Further, it does not necessarily represent management's current view of future market interest rate movements.

The Company periodically enters into structured financings (involving both the issuance of debt and an interest rate swap with corresponding notional principal amount and maturity) that not only improve liquidity and reduce interest rate risk, but result in a lower overall funding cost than could be achieved by solely issuing debt. For example, in order to fund LIBOR interest rate-based assets, a medium-term variable rate note based upon the U.S. federal funds rate can be issued and coupled with an interest rate swap exchanging the U.S. federal funds rate for a LIBOR interest rate. This creates, in effect, a lower cost LIBOR-based medium-term obligation which also reduces the interest rate basis risk of funding LIBOR-based assets with commercial paper or U.S. federal funds rate-based debt.

Interest rate swaps with notional principal amounts of $4.0 billion at September 30, 1997 and $5.3 billion at December 31, 1996 were designated as hedges against outstanding debt and were principally used to effectively convert the interest rate on variable rate debt to a fixed rate, which sets the Company's fixed rate term debt borrowing cost over the life of the swap and reduces the Company's exposure to rising interest rates but reduces the Company's benefits from lower interest rates.

Interest rate swaps are further discussed in "Note 7--Derivative Financial Instruments" in the consolidated financial statements and related notes thereto set forth herein.

Liquidity Risk
The Company manages liquidity risk by monitoring the relative maturities of assets and liabilities and by borrowing funds, primarily in the U.S. money and capital markets. Such cash is used to fund asset growth (including the bulk purchase of finance receivables and the acquisition of other finance-related businesses) and to meet debt obligations and other commitments on a timely and cost-effective basis. The primary sources of funds are commercial paper borrowings, medium-term notes, other term debt securities and asset-backed securitizations. At September 30, 1997, commercial paper borrowings were $6.2 billion and amounts due on term debt within one year were $4.2 billion. If the Company is unable to access such markets at acceptable terms, it could utilize its bank credit lines and cash flow from operations and portfolio liquidations to satisfy its liquidity needs. At September 30, 1997, the Company had committed revolving bank credit lines totaling $5.0 billion, representing 81% of operating commercial paper outstanding (commercial paper less interest-bearing deposits). The Company believes that such credit lines should provide sufficient liquidity to the Company under foreseeable conditions. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity" for further information concerning the liquidity of the Company.

OPERATIONAL AND LEGAL RISKS

The Company, like all large financial institutions, is exposed to many types of operational risks, including the potential for loss caused by a breakdown in information, communication, transaction processing or by fraud by employees or outsiders or unauthorized transactions by employees. The Company attempts to mitigate operational risks, by maintaining a system of internal controls designed to keep operational risk at appropriate levels in view of its consolidated financial position, the characteristics of the businesses and markets in which it operates, competitive circumstances and regulatory considerations. The potential for material losses from operational risks in the future cannot be excluded.

Legal risk arises from the uncertainty of enforceability, through legal or judicial process, of obligations of the Company's customers and counterparties, and also the possibility that changes in law or regulation could adversely affect the Company's position. The Company seeks to minimize legal risk through consultation with internal and external legal counsel.

YEAR 2000 COMPLIANCE

The Company has made and will continue to make certain investments in its software applications and systems to ensure that the Company's systems function properly to and through the year 2000. The financial impact to the Company of such investments has not been, and is not anticipated to be, material to its financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The names and ages of all directors and executive officers of the Company as of November 7, 1997 and a biographical summary of each such person, appear on the following pages. No family relationship exists among these persons. The executive officers were appointed by and hold office at the discretion of the Board of Directors.

-------------------------------------------------------------------------------------------------------------
          NAME              AGE       CURRENT POSITION/OFFICES
-------------------------------------------------------------------------------------------------------------
Directors
Hisao Kobayashi             62        Senior Advisor, DKB
                                      Chairman of the Board of Directors of the Company
Albert R. Gamper, Jr.       55        President & Chief Executive Officer of the Company
Yoshiro Aoki                51        Director and General Manager, New York Branch, DKB
Takasuke Kaneko             55        Deputy President, DKB
Joseph A. Pollicino         57        Vice Chairman of the Company
Paul N. Roth                58        Partner, Schulte Roth & Zabel LLP
Peter J. Tobin              53        Chief Financial Officer, The Chase Manhattan Corporation
Tohru Tonoike               47        Senior Executive Vice President of the Company
Keiji Torii                 50        General Manager, International Planning and Coordination Division and
                                      International Banking Coordination Division, DKB
Yukiharu Uno                44        Executive Vice President of the Company
Executive Officers(1)
Thomas A. Johnson           51        General Auditor
Joseph M. Leone             44        Executive Vice President and Chief Financial Officer
William M. O'Grady          57        Executive Vice President-Administration
Ernest D. Stein             57        Executive Vice President, General Counsel and Secretary
Corinne M. Taylor           36        Senior Vice President and Treasurer
William J. Taylor           46        Senior Vice President and Controller

---------------
(1) Messrs. Gamper, Pollicino, Tonoike and Uno, who are listed above as Directors, are also Executive Officers of the Company.

HISAO KOBAYASHI has served as a Director of the Company since December 1989 and as Chairman of the Board of Directors since July 1992. Since May 1995, Mr. Kobayashi has served as a Senior Advisor of DKB, where he has been an employee since 1959. Prior to his appointment as a Senior Advisor, Mr. Kobayashi has served in other executive positions at DKB, including most recently as Senior Managing Director from May 1993 and Managing Director from June 1991.

ALBERT R. GAMPER, JR. has served as President and Chief Executive Officer since December 1989 and as a Director since May 1984. From May 1987 to December 1989, Mr. Gamper served as Chairman and Chief Executive Officer. Prior to December 1989, Mr. Gamper also held a number of executive positions at Manufacturers Hanover Corporation, where he had been employed since 1962.

YOSHIRO AOKI has served as a Director of the Company since July 1997. Mr. Aoki has been Director and General Manager of the New York Branch of DKB since June 1997 and General Manager of the New York Branch since May 1997. Prior to such time, Mr. Aoki served as General Manager of the Kabutocho Branch of DKB since May 1995 and as Assistant General Manager of the Personnel Division of DKB since February 1991.

TAKASUKE KANEKO has served as a Director of the Company since June 1995. He also was a Director and Senior Executive Vice President of the Company from December 1989 to May 1993. Mr. Kaneko is Deputy President of DKB, a position he has held since June 1997. Previously, Mr. Kaneko served as Senior Managing Director from May 1997 and as Managing Director of DKB since May 1995. Prior to such time, Mr. Kaneko served in a number of other positions at DKB, including Director and General Manager of the International Planning and Coordination Division since August 1994, Director and General Manager of the International Planning Division since June 1994 and General Manager of the International Finance Division since May 1993.

JOSEPH A. POLLICINO has served as a Director of the Company since August 1986 and Vice Chairman of its Board of Directors since December 1989. Prior to August 1986, Mr. Pollicino held a number of executive positions at the Company and at Manufacturers Hanover Corporation, where he had been employed since 1957.

PAUL N. ROTH has served as a Director of the Company since December 1989. Mr. Roth is a founding partner in the law firm of Schulte Roth & Zabel LLP in New York, which was founded in 1969.

PETER J. TOBIN has served as a Director of the Company since May 1984. Mr. Tobin is the Chief Financial Officer of The Chase Manhattan Corporation, a position that he has held since April 1996. From January 1992 to April 1996, Mr. Tobin served as Chief Financial Officer of Chemical Bank & Chemical Banking Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation.

TOHRU TONOIKE has served as Senior Executive Vice President and as a Director of the Company since April 1997. Prior to April 1997, Mr. Tonoike was employed by DKB since April 1973, where he served in a number of executive positions including, most recently, Head of the Americas Office in the International Planning and Coordination Division since September 1996, Assistant General Manager of Corporate Finance Division I since September 1993 and Head of the CIT Office in the Americas Division since October 1992.

KEIJI TORII has served as a Director of the Company from May 1993 to April 1997 and was re-elected as a Director in July 1997. Mr. Torii also served as Senior Executive Vice President of the Company from April 1996 to April 1997 and as Executive Vice President of the Company from May 1993 to April 1996. Since July 1997, Mr. Torii has held the position of General Manager of the International Planning and Coordination Division of DKB and General Manager of its International Banking Coordination Division. Mr. Torii was Chief Inspector of the Inspecting Division of DKB from February 1993 to May 1993 and, from June 1990 to February 1993, he was Assistant General Manager of the Securities Division of DKB.

YUKIHARU UNO has served as Executive Vice President and as a Director of the Company since April 1996. Previously, Mr. Uno was employed by DKB since April 1976, where he served in a number of executive positions including Manager and Head of the CIT Office in the Americas Division and Assistant General Manager of the Americas Group in the International Banking Coordination Division.

THOMAS A. JOHNSON has served as General Auditor of the Company since January 1990. Previously, Mr. Johnson served in various internal audit positions with Manufacturers Hanover Corporation, including Deputy General Auditor, since September 1968.

JOSEPH M. LEONE has served as Executive Vice President and Chief Financial Officer of the Company since July 1995. Previously, Mr. Leone served as Executive Vice President of Sales Financing from June 1991, and in a number of other executive positions with the Company and Manufacturers Hanover Corporation since May 1982.

WILLIAM M. O'GRADY has served as Executive Vice President of Administration of the Company since January 1986, and previously served in a number of other executive positions with the Company and with RCA Corporation, a prior owner of the Company, from July 1965.

ERNEST D. STEIN has served as Executive Vice President, General Counsel and Secretary of the Company since February 1994. Previously, Mr. Stein served as Senior Vice President and Deputy General Counsel since April 1993, as Senior Vice President and Assistant General Counsel since March 1992, and in a number of executive positions with Manufacturers Hanover Corporation, including Executive Vice President and General Counsel since December 1985.

CORINNE M. TAYLOR has served as Senior Vice President and Treasurer of the Company since March 1993. Previously, Ms. Taylor served in various executive positions with the Company, including Vice President-Finance since September 1990.

WILLIAM J. TAYLOR has served as Senior Vice President and Controller of the Company since March 1993. Previously, Mr. Taylor served in various executive positions with the Company, including Vice President and Controller since May 1989.

Upon consummation of the Offering, the Company will have a Board of Directors consisting of the then current members of the Board of Directors and at least one other person who will not be associated with the Company or DKB.

The Board of Directors is expected to appoint members to a compensation committee of the Board of Directors (the "Compensation Committee") and an audit committee of the Board of Directors (the "Audit Committee"). Both such committees will be comprised solely of independent directors. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under certain benefit and executive compensation programs. The Audit Committee will select and engage the independent public accountants to audit the Company's annual financial statements. The Audit Committee will also review and approve the planned scope of the annual audit.

The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company. Regular meetings of the Board of Directors will be held six times a year.

COMPENSATION OF DIRECTORS

It is anticipated that Directors who are not employees or officers of DKB or CIT or of any subsidiary of either of them will be paid an annual Board membership fee of $30,000, an attendance fee of $1,000 for each meeting of the Board of Directors, and an annual membership fee of $5,000 for service on any committee of the Board of Directors. In addition, such Directors will be eligible for grants under the Company's Long-Term Equity Compensation Plan. See "-- Employee Compensation Plans -- Long-Term Equity Compensation Plan."

OUTSIDE DIRECTORSHIPS

As indicated in the table above, some of the Directors of the Company concurrently hold positions as director or officers or are employees of DKB or Chase. Additionally, Mr. Kobayashi is a director of AFLAC, Inc., a life insurance company, which is not affiliated with the Company and which is listed on the New York Stock Exchange. A number of the Executive Officers are also directors of privately-held and not-for-profit organizations not affiliated with the Company.

EXECUTIVE COMPENSATION

The table below sets forth the annual and long-term compensation, including bonuses and deferred compensation, of the President and Chief Executive Officer, the Vice Chairman and the other three most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal years ended December 31, 1996, 1995 and 1994.

SUMMARY COMPENSATION TABLE

                                -------------------------------------------------------------------------------
                                                                                    LONG-TERM
                                                                                 COMPENSATION
                                                ANNUAL COMPENSATION                   PAYOUTS
                                       -------------------------------------     ------------
                                                              OTHER ANNUAL           LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION(1)      PAYOUTS(2)    COMPENSATION(3)
----------------------------    -----  --------   --------   ---------------     ------------   ---------------
Albert R. Gamper, Jr.            1996  $600,002   $785,000           $74,319         $722,369           $33,000
President and Chief              1995   542,302    675,000            87,626          722,369            30,692
Executive Officer                1994   530,379    600,000            46,092          295,748            30,215

Joseph A. Pollicino              1996  $439,998   $550,000           $44,775         $433,400           $26,600
Vice Chairman                    1995   401,523    475,000            51,205          433,400            25,061
                                 1994   392,294    425,000            28,340          177,440            38,215

Joseph M. Leone                  1996  $203,231   $170,000           $11,109         $126,444           $17,129
Executive Vice President         1995   189,846    150,000            16,362          126,444            16,594
and Chief Financial Officer      1994   175,692    120,000             7,552           51,768            16,028

William M. O'Grady               1996  $209,769   $150,000            $9,801         $108,350           $17,391
Executive Vice President -       1995   200,923    130,000            12,080          108,350            17,037
Administration                   1994   192,885    115,000             8,216           55,450            22,390

Ernest D. Stein                  1996  $192,692   $115,000            $6,744         $ 75,845           $16,708
Executive Vice President,        1995   183,077    100,000             8,979           75,845            16,323
General Counsel and              1994   167,307     85,000             2,790               --            15,692
Secretary

---------------
(1) The payments set forth under "Other Annual Compensation" represent the dividends paid under The CIT Group Holdings, Inc. Career Incentive Plan (the "CIT Career Incentive Plan"). For the performance period 1993-1995, Mr. Gamper was awarded 20,000 phantom shares, Mr. Pollicino was awarded 12,000 phantom shares, Mr. Leone was awarded 3,500 phantom shares, Mr. O'Grady was awarded 3,000 phantom shares and Mr. Stein was awarded 2,100 phantom shares. The shares awarded for the performance period 1993-1995 are vested annually in one-third increments commencing January 1996. For the performance period 1996-1998 under the CIT Career Incentive Plan, Mr. Gamper was awarded 20,000 phantom shares of stock, Mr. Pollicino was awarded 12,000 phantom shares, Mr. Leone was awarded 2,625 phantom shares, Mr. O'Grady was awarded 2,250 phantom shares and Mr. Stein was awarded 1,500 shares. The Company will terminate the CIT Career Incentive Plan in conjunction with the consummation of the Offering. See "-- Long-Term Incentive Plan."

(2) The payments set forth under LTIP Payouts represent the payout of shares vested under the CIT Career Incentive Plan. The payout in 1994 was for phantom shares awarded for the performance period 1990-1992. The payouts in 1995 and 1996 were for shares awarded for the performance period 1993-1995. Dividend equivalent payments received in respect of such phantom shares are included under "Other Annual Compensation."

(3) The payments set forth under "All Other Compensation" include the matching employer contribution to each participant's account and an employer flexible retirement contribution to each participant's flexible retirement account under The CIT Group Holdings, Inc. Savings Incentive Plan (the "CIT Savings Plan"). The matching employer contribution is made pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. The payments set forth under "All Other Compensation" also include contributions to each participant's account under the CIT Group Holdings, Inc. Supplemental Savings Plan (the "CIT Supplemental Savings Plan"), which is an unfunded non-qualified plan. In 1994, Mr. Pollicino and Mr. O'Grady received payments designed to cover the 1.45% Medicare tax liability created by vesting in the Company's deferred retirement benefits.

THE CIT CAREER INCENTIVE PLAN

Under The CIT Career Incentive Plan, awards were granted in the form of phantom shares of stock by the Executive Committee of the Board of Directors in its discretion. Participants in the CIT Career Incentive Plan were selected by the Executive Committee from among the executives of the Company who were in a position to make a substantial contribution to the long-term financial success of the Company. Grants to members of the Executive Committee were made by the Board of Directors. The amount of phantom shares eligible for allocation during a "Performance Period" (as defined in the CIT Career Incentive Plan) is determined by the Executive Committee. The Performance Period is at least three consecutive calendar years. The "Performance Goals" (as defined in the CIT Career Incentive Plan) for each Performance Period that have been designated by the Executive Committee were based upon net income growth targets and return on equity performance. The value of the phantom shares is determined at the end of each Performance Period relative to such performance targets. Following the end of a Performance Period, one-third of such phantom shares vest on the first day of the following year and one-third vest on the first day of each of the next two years. All vested shares are settled in cash. Cash in an amount equivalent to dividends are paid quarterly during the Performance Period and the vesting period, based on the number of phantom shares granted to a participant. The amount of the dividend equivalent payment is based on the quarterly return on equity of the Company.

All or a part of the value of a vested award could either be paid currently in cash or deferred in up to five annual installments. Deferred amounts were credited with interest.

THE CIT CAREER INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                  ----------------------------------------------------------------------------------------
                                                                                        ESTIMATED FUTURE PAYOUTS
                                                                                   UNDER NON-STOCK PRICE-BASED PLANS
                                 NUMBER OF SHARES,      PERFORMANCE OR      ------------------------------------------------
                                  UNITS OR OTHER      OTHER PERIOD UNTIL      THRESHOLD        TARGET           MAXIMUM
              NAME                    RIGHTS         MATURATION OR PAYOUT   ($ PER SHARE)   ($ PER SHARE)    ($ PER SHARE)
--------------------------------------------------   --------------------   -------------   -------------   ----------------
Albert R. Gamper, Jr.                       20,000              1996-1998              --         $176.52            $355.13
President and Chief
Executive Officer
Joseph A. Pollicino                         12,000              1996-1998              --         $176.52            $355.13
Vice Chairman

Joseph M. Leone                              2,625              1996-1998              --         $176.52            $355.13
Executive Vice President
and Chief Financial Officer

William M. O'Grady                           2,250              1996-1998              --         $176.52            $355.13
Executive Vice President--
Administration

Ernest D. Stein                              1,500              1996-1998              --         $176.52            $355.13
Executive Vice President,
General Counsel
and Secretary

In conjunction with the Offering, the Company will terminate the CIT Career Incentive Plan. Payments to participants in respect of the termination will be made partially in the form of cash in 1998 and partially in the form of a grant in 1997 of Restricted Stock (as hereinafter defined) in the form of shares of Class A Common Stock and Options to purchase shares of Class A Common Stock. The shares of Restricted Stock and the options to be associated with the termination of the CIT Career Incentive Plan are included in the table "Long-Term Equity Compensation Plan Awards" under "--Employee Compensation Plans" below.

BENEFIT PLANS

RETIREMENT PLANS

Effective January 1, 1990, The CIT Group Holdings, Inc. Retirement Plan (the "CIT Retirement Plan") was established. Assets necessary to fund the CIT Retirement Plan were transferred from the MHC Retirement Plan, Inc. (the "MHC Retirement Plan"), the predecessor plan in which the Company's employees participated. Accumulated years of benefit service under the

MHC Retirement Plan are included in the benefit formula of the CIT Retirement Plan, which covers officers and salaried employees who have one year of service and have attained age 21.

Subject to certain exceptions, at the normal retirement age of 65, an employee's pension is 1.25% of final average salary, as defined below, for each of the first 20 years of benefit service as a participant and 0.75% of such salary for each year of the next 20 years of benefit service. In general, an employee who was a participant in the MHC Retirement Plan before 1985 will receive a pension of not less than 2.0% of final average salary for each of the first 20 years of benefit service as a participant and 1.0% of such salary for each of the next 20 years of benefit service, reduced by 0.4% of the participant's covered compensation for each year of such benefit service up to a maximum of 35 years and further reduced by the value of certain benefits under the CIT Savings Plan. An employee who was a participant in the former CIT Retirement Plan on June 30, 1986 will not receive a pension of less than 1.1% of final average salary up to certain Social Security limits plus 1.5% of final average salary in excess of the Social Security limits, for each year of benefit service to a maximum of 35 years, reduced by certain benefits under the CIT Savings Plan. "Final average salary" is the highest average annual salary received in any five consecutive years in the last ten years. "Salary" includes all wages paid by the Company, including before-tax contributions made to the CIT Savings Plan and salary reduction contributions pursuant to any Section 125 Plan, but excluding commissions, bonuses, incentive compensation, overtime, reimbursement of expenses, directors' fees, severance pay and deferred compensation. This salary is comparable to the "Salary" shown in the Summary Compensation Table. After completing five years of service, an employee whose employment with the participating company has terminated is entitled to a benefit, as of the employee's normal retirement date, equal to the benefit earned to the date of termination of employment, or an actuarially reduced benefit commencing at any time after age 55 if the participant is eligible for early retirement under the CIT Retirement Plan. Certain death benefits are available to eligible surviving spouses of participants.

Since various laws and regulations set limits on the amounts allocable to a participant under the CIT Savings Plan and benefits under the CIT Retirement Plan, the Company has established the CIT Supplemental Retirement Plan. The CIT Supplemental Retirement Plan provides retirement benefits on an unfunded basis to participants who retire from the Company (whose benefits under the CIT Retirement Plan would be restricted by the limits) of an amount equal to the difference between the annual retirement benefits permitted and the amount that would have been paid but for the limitations imposed.

The amounts set forth in the table are the amounts which would be paid to employees hired before 1985 pursuant to the CIT Retirement Plan and the CIT Supplemental Retirement Plan at a participant's normal retirement age assuming the indicated final average salary and the indicated years of benefit service and assuming that the straight life annuity form of benefit will be elected and that CIT Supplemental Retirement Plan benefits will be paid in the form of an annuity. The amounts may be overstated to the extent that they do not reflect the reduction for any benefits under the CIT Savings Plan.

PENSION PLAN TABLE

                                  -------------------------------------------------------------------------
         FINAL AVERAGE                      ANNUAL BENEFITS BASED ON YEARS OF CREDITED SERVICE(1)
       SALARY OF EMPLOYEE            15           20           25           30           35           40
--------------------------------  --------     --------     --------     --------     --------     --------
$150,000                          $ 43,242     $ 57,656     $ 64,570     $ 71,484     $ 78,397     $ 85,897
 200,000                            58,242       77,656       87,070       96,484      105,897      115,897
 250,000                            73,242       97,656      109,570      121,484      133,397      145,897
 300,000                            88,242      117,656      132,070      146,484      160,897      175,897
 350,000                           103,242      137,656      154,570      171,484      188,397      205,897
 400,000                           118,242      157,656      177,070      196,484      215,897      235,897
 450,000                           133,242      177,656      199,570      221,484      243,397      265,897
 500,000                           148,242      197,656      222,070      246,484      270,897      295,897
 550,000                           163,242      217,656      244,570      271,484      298,397      325,897
 600,000                           178,242      237,656      267,070      296,484      325,897      355,897
 650,000                           193,242      257,656      289,570      321,484      353,397      385,897

---------------
(1) At December 31, 1996, Messrs. Gamper, Pollicino, Leone, O'Grady and Stein had 29, 32, 12, 27 and 3 years of benefit service, respectively.

EXECUTIVE RETIREMENT PLAN

Executive officers of the Company, including the Named Executive Officers, are participants under the Executive Retirement Plan. The benefit provided is life insurance equal to approximately three times salary during such participant's employment,with a life annuity option payable monthly by the Company upon retirement. The participant pays a portion of the annual premium and the Company pays the balance on behalf of the participant. The Company is entitled to recoup its payments from the proceeds of the policy in excess of the death benefit. Upon the participant's retirement, a life annuity will be payable out of the current income of the Company and the Company anticipates recovering the cost of the life annuity out of the proceeds of the life insurance policy payable upon the death of the participant.

In addition to the table of pension benefits shown on the preceding page, the Company is conditionally obligated to make annual payments under the Executive Retirement Plan in the amounts indicated to the Named Executive Officers at retirement: Mr. Gamper, $343,130, Mr. Pollicino, $217,642, Mr. Leone, $145,392, Mr. O'Grady, $103,579 and Mr. Stein, $65,663.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to the Offering, the Executive Committee of the Board of Directors functioned as the compensation committee and set the compensation for all executives except Messrs. Gamper, Pollicino, Tonoike and Uno. The members of the Executive Committee were as follows:

               Albert R. Gamper, Jr.
               Joseph A. Pollicino
               Peter J. Tobin
               Tohru Tonoike
               Yukiharu Uno

The Board of Directors, except for Messrs. Gamper and Pollicino, who were absent from any portion of meetings when their compensation was discussed, set the compensation of Messrs. Gamper and Pollicino. DKB determines the compensation for Messrs. Tonoike and Uno. Mr. Tobin is an executive of Chase. The Executive Committee will be dissolved following the consummation of the Offering, although the Board of Directors may determine to reconstitute the Executive Committee at any time.

EMPLOYMENT AGREEMENTS

Mr. Gamper has an employment agreement with the Company which provides that he will serve as the Chief Executive Officer, President, Chairman of the Executive Committee and member of the Board of Directors of the Company. His employment agreement initially ran for five years from December 29, 1989, and subsequently was extended until December 31, 1999. The agreement provides for the payment of an annual base salary of not less than the amount Mr. Gamper received prior to the date of his last extension on April 1, 1997. Pursuant to his employment agreement, Mr. Gamper's base salary and performance is reviewed by the Board of Directors during the term of the agreement pursuant to the Company's normal practices, subject to increases but not to decreases. Mr. Gamper's employment agreement provides for participation in all executive bonus and incentive compensation plans.

Mr. Pollicino has an employment agreement with the Company which provides that he shall serve as the Vice Chairman and member of the Board of Directors of the Company. Mr. Pollicino's employment agreement initially ran for five years from December 29, 1989, and subsequently was extended until December 31, 1999. The agreement provides for the payment of an annual base salary of not less than the amount Mr. Pollicino received prior to the date of his last extension on April 1, 1997. Pursuant to his employment agreement, Mr. Pollicino's base salary and performance is reviewed by the Board of Directors during the term of the agreement pursuant to the Company's normal practices, subject to increases but not to decreases. Mr. Pollicino's employment agreement provides for participation in all executive bonus and incentive compensation plans.

Mr. Leone, Mr. O'Grady and Mr. Stein also have employment agreements with the Company. Mr. Leone's and Mr. O'Grady's employment agreements initially ran for three years from December 29, 1989, and subsequently were extended until December 31, 1998. Mr. Stein entered into an employment agreement on March 17, 1995, which was subsequently extended until December 31, 1998. Mr. Leone's, Mr. O'Grady's and Mr. Stein's respective agreements provide for the payment of an annual base salary of not less than the amount received prior to the date of the last extension on December 6, 1996, to be reviewed by the chief executive officer or his designee pursuant to the Company's normal practices, subject to increases but not to decreases. The employment agreements also provide for participation in all executive bonus and incentive compensation plans.

TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

Mr. Gamper's and Mr. Pollicino's employment agreements with the Company provide that if their employment is terminated "without Cause" (as defined in the agreement) or if they resign for "Good Reason" (as defined in the agreement) they will be entitled to receive severance payments equal to their base salary for the greater of thirty-six months or the remainder of the agreement term, provided that they do not violate the confidentiality or non-competition provisions of the agreement (the latter of which, subject to certain exceptions, extend for up to two years from the date of termination of employment), in which case the Company would have no obligation to make any remaining payments. Further, they will be entitled to receive, among other things, all previously earned and accrued entitlements and benefits of the Company, full employee welfare benefit coverage, outplacement services for up to one year, any awards due under the Company's Long-Term Incentive Plan, and all benefits payable under the Company's Executive Benefits Program.

Each of the employment agreements of Mr. Leone, Mr. O'Grady and Mr. Stein provide that if his employment is terminated "without Cause" (as defined in the agreement) or if he resigns for "Good Reason" (as defined in the agreement), he will be entitled to receive severance payments equal to his base salary for the greater of 24 months or the remainder of the agreement term, provided that he does not violate the confidentiality or non-competition provisions of the agreement (the latter of which, subject to certain exceptions, extend for up to two years), in which case the Company would have no obligation to make any remaining payments. Further, upon such termination or resignation, he will be entitled to all previously earned and accrued entitlements and benefits, continued employee welfare benefit coverage for 18 months, outplacement services, any awards due under the Company's Long-Term Incentive Plan and all benefits payable under the Company's Executive Benefits Program.

If the Company terminates Mr. Gamper or Mr. Pollicino for Cause or if they terminate their employment for any reason other than Good Reason, they will be entitled to all previously earned and accrued entitlements and benefits of the Company.

With respect to Mr. Leone, Mr. O'Grady and Mr. Stein, if they are terminated by the Company for cause based on non-performance as determined by the chief executive officer of the Company as of the execution of the employment agreement, they will receive all earned and accrued entitlements and benefits, participation for 18 months in the Company's welfare benefit plan, outplacement services and base salary for 12 months. This amount is increased to base salary for 24 months if the chief executive officer at the time of such termination is not the chief executive officer of the Company as of the execution of the employment agreement. Termination for Cause based on malfeasance or resignation for any reason other than "Good Reason" provides for all previously earned and accrued entitlements and benefits from the Company.

If, during the term of Mr. Gamper's and Mr. Pollicino's employment agreements, a "Change of Control" (as defined in the agreement) occurs on or prior to December 31, 1999, Mr. Gamper and Mr. Pollicino will be entitled to receive a "special payment." With respect to Mr. Gamper, the amount of such special payment shall equal the sum of his prior four years annual bonuses under the CIT Bonus Plan, and, with respect to Mr. Pollicino, the amount of such special payment shall equal the sum of his prior three years annual bonuses under the CIT Bonus Plan. Mr. Gamper and Mr. Pollicino's special payments are payable over a one-year period as follows: (i) one-half of the payment shall be paid within 30 days after the date of the Change of Control; and (ii) one-half shall be paid on or before the first anniversary date of such Change of Control.

Notwithstanding the foregoing provision, the special payment shall be forfeited if during the one-year period following the date of a Change of Control: (i) their employment is involuntarily terminated by the Company for cause; (ii) they voluntarily terminate employment with the Company for any reason other than good reason; or (iii) they breach any non-compete or confidentiality covenant contained in their employment agreements.

In the event of a Change of Control during the term of employment, Mr. Gamper or Mr. Pollicino may elect, on 90 days notice, to terminate their employment, and have such termination deemed "Good Reason" (i) upon the first anniversary of the Change of Control or (ii) at their election, if the first anniversary is prior to December 31, 1998, then on December 31, 1998. In the event the first anniversary of such a Change of Control occurs after the end of the term, the term shall be extended to the first anniversary of the Change of Control.

If, during the term of their respective employment agreements, a "Change of Control" (as defined in the agreement) occurs on or prior to December 31, 1998, Mr. Leone, Mr. O'Grady and Mr. Stein will be entitled to receive a "special payment." The amount of such special payment shall equal the sum of their respective prior two years annual bonuses under The CIT Bonus Plan. The special payment will be payable over a two year period as follows: (i) one-third of the payment shall be paid within 30 days after the Change of Control; (ii) one-third shall be paid on or before the first anniversary date of such Change of Control; and (iii) one-third shall be paid on or before the second anniversary date of such Change of Control. Notwithstanding the above, the special payment will be forfeited (i) to the extent such payment or any part thereof, when aggregated with any other benefit or compensation payment due to the executive would cause the executive to be subject to taxation under Section 4999 of the Internal Revenue Code of 1986 or (ii) if during the two year period commencing on the date of such Change of Control and ending on the second anniversary of such date, (a) their employment is involuntarily terminated by the Company for cause,
(b) they voluntarily terminate employment for any reason other than "Good Reason" as defined in their respective employment agreements or (c) they breach the non-compete or confidentiality provisions of their agreements.

EMPLOYEE COMPENSATION PLANS

Corporate Annual Bonus Plan
Under The CIT Group Bonus Plan, which covers the Named Executive Officers and other employees, cash awards for each calendar year may be paid in amounts determined by the Executive Committee of the Board of Directors in its discretion. Following consummation of the Offering, the annual bonus plan will be administered by the Compensation Committee.

The amount of awards depends on a variety of factors, including corporate performance and individual performance during the calendar year for which awards are made. All or part of a cash award for a particular year may be paid currently or deferred and paid upon retirement in up to five annual installments at the option of the participant. All awards are subject to appropriate taxes and deferred amounts are credited annually with interest.

Long-Term Equity Compensation Plan
The Company has adopted a stock-based incentive plan, the Long-Term Equity Compensation Plan (the "ECP"), covering Directors and employees of the Company and its subsidiaries. The ECP will be administered by the Board of Directors or a committee or individual designated by the Board of Directors (the "Administrator").

The ECP provides for the grant of annual incentive awards, incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units (individually, an "Award," or collectively, "Awards"). The terms of the awards will be set forth in award agreements ("Award Agreements"). The Administrator of the ECP will have the discretion to select the employees to whom Awards will be granted and to determine the type, size and terms and conditions applicable to each Award, and the authority to interpret, construe and implement the provisions of the ECP. The Administrator's decisions will be binding. Awards to Directors will be made by the Board of Directors of the Company or by a committee of Directors not otherwise entitled to participate in the ECP or based on a formula developed by the Board of Directors or such committee.

The total number of shares of Class A Common Stock that may be subject to Awards under the ECP is 12,503,000 shares. Class A Common Stock issued under the ECP may be either authorized but unissued shares, treasury shares or any combination thereof.

The maximum aggregate payout with respect to an Annual Incentive Award in any fiscal year to any one participant is 25% of the pool for that year. The maximum aggregate number of shares of Class A Common Stock that may be granted in the form of stock options, stock appreciation rights, restricted stock, or performance units/shares in any one fiscal year to any one participant is 100% of the pool for that year.

Set forth below is a brief description of the Awards that may be granted under the ECP:

Annual Incentive Awards. An annual incentive award ("Annual Incentive Award") may be granted under the ECP upon such terms and conditions as may be established by the Administrator. Annual Incentive Awards may be granted in lieu of cash awards under The CIT Group Bonus Plan.

Stock Options. Options (each an "Option") to purchase shares of Class A Common Stock, which may be incentive or non-qualified stock options, may be granted under the ECP at an exercise price (the "Option Price") determined by the Administrator of the ECP in its discretion, provided that the Option Price may be no less than the closing trading price of the Class A Common Stock on the New York Stock Exchange on the date of grant. Notwithstanding the foregoing, the initial grants described below will be granted with an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. Each Option represents the right to purchase one share of Class A Common Stock at the specified Option Price.

Options will expire no later than ten years after the date on which they were granted and will become exercisable at such times and in such installments as determined by the Administrator of the ECP. Payment of the Option Price, except as set forth below, must be made in full at the time of exercise in cash or by certified or bank check. As determined by the Administrator of the ECP, payment in full or in part may also be made by tendering to the Company shares of Class A Common Stock having a fair market value equal to the Option Price (or such portion thereof). The Administrator may also allow a cashless exercise of such options.

Stock Appreciation Rights. An Award of a stock appreciation right ("SAR") may be granted under the ECP with respect to shares of Class A Common Stock. Generally, one SAR is granted with respect to one share of Class A Common Stock. The SAR entitles the participant, upon the exercise of the SAR, to receive an amount equal to the appreciation in the underlying share of Class A Common Stock. The appreciation is equal to the difference between (i) the "base value" of the SAR (which is determined with reference to the closing trading price of the Class A Common Stock on the New York Stock Exchange on the date the SAR is granted) and (ii) the closing trading price of the Class A Common Stock on the New York Stock Exchange on the date the SAR is exercised. Upon the exercise of a vested SAR, the exercising participant will be entitled to receive the appreciation in the value of one share of Class A Common Stock as so determined, payable at the discretion of the participant in cash, shares of Class A Common Stock, or some combination thereof, subject to availability of shares of Class A Common Stock to the Company.

SARs will expire no later than ten years after the date on which they are granted. SARs become exercisable at such times and in such installments as determined by the Administrator of the ECP.

Tandem Options/SARs. An Option and a SAR may be granted "in tandem" with each other (a "Tandem Option/SAR"). An Option and a SAR are considered to be in tandem with each other because the exercise of the Option aspect of the tandem unit automatically cancels the right to exercise the SAR of the tandem unit, and vice versa. The Option may be an incentive stock option or non-qualified stock option, and the Option may be coupled with one SAR, more than one SAR or a fractional SAR in any proportionate relationship selected by the Administrator. Descriptions of the terms of the Option and the SAR aspects of a Tandem Option/SAR are provided above.

Restricted Stock. An Award of restricted stock ("Restricted Stock") is an Award of Class A Common Stock that is subject to such restrictions as the Administrator of the ECP deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Administrator of the ECP. Restricted Stock Awards may be granted under the ECP for services and/or payment of cash. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Administrator of the ECP. Prior to the expiration of the restricted period, except as and only if provided by the Administrator of the ECP, a grantee who has received a Restricted Stock Award generally has the rights of a stockholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to a Restricted Stock Award may be treated as additional shares under such Award with respect to which such dividends are issued.

Performance Shares and Performance Units. A performance share Award ("Performance Share") and/or a performance unit Award (a "Performance Unit") may be granted under the ECP. Each Performance Unit will have an initial value that is established by the Administrator of the ECP at the time of grant. Each Performance Share will have an initial value equal to the closing trading price of one share of Class A Common Stock on the New York Stock Exchange on the date of grant. Such Awards may be earned based upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Administrator of the ECP deems appropriate. Performance objectives will be established before, or as soon as practicable after the commencement of the performance period during which performance will be measured (the "Performance Period"). Prior to the end of a Performance Period, the Administrator of the ECP, in its discretion, may adjust the performance objectives to reflect an event that may materially affect the performance of the Company, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company. The extent to which a grantee is entitled to payment in settlement of such an Award at the end of a Performance Period will be determined by the Administrator of the ECP in its sole discretion, based on whether the performance criteria have been met and payment will be made in cash or in shares of Class A Common Stock, or some combination thereof, subject to availability of shares of Class A Common Stock to the Company, in accordance with the terms of the applicable Award Agreements.

Performance Measures. The Administrator may grant Awards under the ECP to eligible participants subject to the attainment of certain specified performance measures. The number of performance-based Awards granted under the ECP in any year is determined by the Administrator in its sole discretion.

The value of each performance-based Award shall be determined solely upon achievement of certain pre-established objective performance goals during each performance period. The duration of a Performance Period is set by the Administrator. A new Performance Period may begin every year, or at more or less frequent intervals, as determined by the Administrator.

The value of performance-based Awards may be based on absolute measures or on a comparison of the Company's measures during a Performance Period to the comparable measures of a group of competitors. Measures selected by the Administrator shall be one or more of the following: net earnings, operating earnings or income, net income, absolute and/or relative return on equity, capital invested or assets, earnings per share, cash flow, profits, earnings growth, share price, total shareholder return, economic value added, expense reduction, customer satisfaction, and any combination of the foregoing measures as the Administrator deems appropriate.

Change of Control. If a participant's employment with the Company is terminated by the Company, or a successor to the Company, on or after a Change of Control and prior to the first anniversary of such Change of Control: (i) all Options and SARs, other than Options granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the Offering, held by the participant, if any, shall become immediately exercisable; (ii) all restrictions and limitations imposed on Restricted Stock, other than Restricted Stock granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the Offering, held by the participant, if any, shall lapse; and (iii) the target payout opportunities under all outstanding Annual Incentive Awards, Performance Shares and Performance Units held by the participant, if any, will be deemed to have been fully earned for the Performance Period. The vesting of all Awards denominated in shares of Class A Common Stock will be accelerated as of the date of termination of the participant's employment with the Company and there shall be paid out in cash within 30 days of the date of termination of the participant's employment with the Company, a pro rata amount based on assumed achievement of all performance goals and upon the length of time of the performance period elapsed before the Change of Control as determined by the Administrator. The vesting of all Options and Restricted Stock granted in consideration of the termination of The CIT Career Incentive Plan or otherwise granted in connection with the Offering would be accelerated in the event the participant is terminated on or after the Change of Control and during the five-year period following the Offering.

Effective upon consummation of the Offering, the Company will grant Awards (the "Offering Awards") to the Named Executive Officers and other selected participants. The Offering Awards, which include Restricted Stock and Options granted in respect of the termination of The CIT Career Incentive Plan, are summarized in the following table and are described below.

Long-Term Equity Compensation Plan Awards

                                                               --------------------------------------------
                                                                    SHARES OF             NON-QUALIFIED
                     NAME AND POSITION                          RESTRICTED STOCK         STOCK OPTIONS(1)
-----------------------------------------------------------    -------------------     --------------------
Albert R. Gamper, Jr.
President and Chief
Executive Officer                                                          125,926                  619,200

Joseph A. Pollicino
Vice Chairman                                                               77,778                  337,800

Joseph M. Leone
Executive Vice President
and Chief Financial Officer                                                 26,043                  114,600

William M. O'Grady
Executive Vice President--
Administration                                                              23,502                  108,700

Ernest D. Stein
Executive Vice President,
General Counsel
and Secretary                                                               17,150                   79,200

All Executive Officers as a Group (including those listed
above)                                                                     299,617                1,360,600

All Other Employees as a Group                                             638,910                2,814,700

Non-Employee Directors                                                      10,000                       --

---------------
(1) The Company intends to grant these options with an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus.

The principal terms of the Offering Awards are as follows:

          (i) Upon termination of the Career Incentive Plan, an Award will be granted to each Named Executive Officer and to approximately 100 other officers which will consist of Restricted Stock which will vest on the third anniversary of the date of grant. In addition, 52 of the approximately 100 officers who were participants in the CIT Career Incentive Plan will be granted Options that will vest one-third on the first anniversary of the date of grant, an additional one-third on the second anniversary of the date of grant, and in full on the third anniversary of the date of grant. See " -- The CIT Career Incentive Plan."

          (ii) An Award will be granted pursuant to the Long-Term Equity Compensation Plan to each Named Executive Officer and to approximately 20 other officers that will consist of Options that will vest one-third on the third anniversary of the date of the grant, an additional one-third on the fourth anniversary of the date of the grant, and in full on the fifth anniversary of the date of the grant.

          (iii) An Award will be granted pursuant to the Long-Term Equity Compensation Plan to each Named Executive Officer and to a significantly larger group of eligible employees which will consist of Options that will vest one-third on the first anniversary of the date of grant, an additional one-third on the second anniversary of the date of grant, and in full on the third anniversary of the date of grant.

Certain Federal Income Tax Consequences of Awards. Certain of the federal income tax consequences to ECP participants and the Company of Awards granted under the ECP are generally set forth in the following summary.

An employee to whom an Option which is an incentive stock option ("ISO") that qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However, upon the exercise of an ISO, any excess in the fair market price of the Class A Common Stock over the Option Price constitutes a tax preference item that may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a capital gain or loss equal to the difference, if any, between the sale prices of such shares and the aggregate Option Price and the Company will not be entitled to a federal income tax deduction with respect to the exercise of the ISO or the sale of such shares. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Internal Revenue Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an Option which is a nonqualified stock option ("NSO") is granted will not recognize income at the time of grant of such Option. When the employee exercises such NSO, the employee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares of Class A Common Stock the employee receives. The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount includible in the employee's gross income, and the employee's holding period for such shares will commence on the date of exercise. Subject to the applicable provisions of the Internal Revenue Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of an NSO in an amount equal to the ordinary compensation income recognized by the employee upon the exercise of the NSO.

Generally, absent an election to be taxed currently under Section 83(b) of the Internal Revenue Code (a "Section 83(b) Election"), there will be no federal income tax consequences to either the employee or the Company upon the grant of Restricted Stock. At the expiration of the restricted period and the satisfaction of any other restrictions applicable to the Restricted Stock, the employee will recognize ordinary compensation income and the Company will be entitled to a corresponding federal income tax deduction equal to the fair market value of the Class A Common Stock at that time. If a Section 83(b) Election is made within 30 days after the date the Restricted Stock is received by the employee, the employee will recognize an amount of ordinary compensation income at the time of the receipt of the Restricted Stock and the Company will be entitled to a corresponding federal income tax deduction equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the employee upon the lapse of restrictions on the shares, but, if the shares are subsequently forfeited, the employee may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

There will be no federal income tax consequences to either the employee or the Company upon the grant of a SAR, Performance Share or Performance Unit. Generally, the employee will recognize ordinary income upon the receipt of payment pursuant to a SAR, Performance Share or Performance Unit in an amount equal to the fair market value of the Common Stock and the aggregate amount of cash received. The Company generally will be entitled to a corresponding tax deduction equal to the amount includible in the employee's income.

                             RELATIONSHIP WITH DKB

Upon consummation of the Offering, DKB will beneficially own 126,000,000 of the outstanding shares of Class B Common Stock of the Company (which have five votes per share). Upon consummation of the Offering, the Common Stock owned by DKB will represent in the aggregate 95.2% of the combined voting power and 80% of the combined economic interest of all of the outstanding Common Stock. For as long as DKB continues to own shares of Common Stock representing more than 50% of the combined voting power of the Class A Common Stock and Class B Common Stock, DKB will be able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to (i) mergers or other business combinations involving the Company, (ii) the acquisition or disposition of assets by the Company, (iii) the incurrence of indebtedness by the Company, (iv) the issuance of any additional Common Stock or other equity securities and (v) the payment of dividends with respect to the Common Stock. Similarly, DKB will have the power (i) to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, (ii) to prevent a change in control of the Company or (iii) to take other actions that might be favorable to DKB. See "Risk Factors--Control By and Relationship With DKB."

DKB has advised the Company that it currently intends to continue to hold all of the shares of Class B Common Stock owned by it following the consummation of the Offering. However, DKB is not subject to any contractual obligation to retain its controlling interest, except that DKB has agreed not to sell or otherwise dispose of any shares of Class B Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. As a result, there can be no assurance that DKB will maintain its percentage ownership of Common Stock immediately following the Offering for any specified period of time. See "Risk Factors--Shares Eligible for Future Sale" and "Underwriting."

For a description of certain provisions of the Company's Restated Certificate of Incorporation concerning the allocation of business opportunities that may be suitable for both the Company and DKB, see "Description of Capital Stock--Certain Certificate of Incorporation and By-Law Provisions--Corporate Opportunities."

Set forth below are descriptions of certain agreements, relationships and transactions between the Company and DKB.

REGULATORY COMPLIANCE AGREEMENT

DKB is subject to U.S. and Japanese banking laws, regulations, guidelines and orders that affect permissible activities of the Company. DKB and the Company have entered into the Regulatory Compliance Agreement in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, or the regulations, interpretations, policies, guidelines, requests, directives and orders of the applicable regulatory authorities or the staffs thereof or a court (collectively, the "Banking Laws"). That Agreement prohibits the Company from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws without the required prior approval having been obtained, prior notice having been given or made by DKB and accepted or such filings having been made. The Company is also prohibited from engaging in any activity as would cause DKB, the Company or any affiliate of DKB or the Company to violate any Banking Laws. In the event that, at any time, it is determined by DKB that any activity then conducted by the Company is prohibited by any Banking Law, the Company is required to take all reasonable steps to cease such activity.

Under the terms of the Regulatory Compliance Agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

The Regulatory Compliance Agreement expires upon the earlier of the date on which DKB owns no shares of Common Stock or DKB, in its sole discretion, requests and obtains an opinion of counsel that (i) DKB will not be required to receive prior approval from or give notice to or make filings with applicable regulatory authorities under the Banking Laws as a result of the Company or any of its subsidiaries engaging in any activity and (ii) DKB and the Company are no longer subject to the jurisdiction of the Banking Laws with respect to the activities or transactions in which the Company may engage.

REGISTRATION RIGHTS AGREEMENT

The Registration Rights Agreement will provide that, upon the request of DKB, its subsidiaries or certain transferees of Common Stock from DKB or its subsidiaries (each, a "Qualified Transferee"), the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Class A Common Stock that it may hold or that are issued or issuable upon conversion of any other security that it may hold (including the shares of Class B Common Stock) and of any other securities issued or issuable in respect of the Class A Common Stock, in each case for sale in accordance with the intended method of disposition of the holder or holders making such demand for registration, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. DKB, its subsidiaries or any Qualified Transferee will also have the right, which it may exercise at any time and from time to time, subject to certain limitations, to include any such shares and other securities in other registrations of equity securities of the Company initiated by the Company on its own behalf or on behalf of its other stockholders. The Company will agree to pay all costs and expenses in connection with each such registration which DKB, any subsidiary thereof or any Qualified Transferee initiates or in which any of them participates. The Registration Rights Agreement will contain indemnification and contribution provisions: (i) by DKB and its permitted assigns for the benefit of the Company; and (ii) by the Company for the benefit of DKB and other persons entitled to effect registrations of Class A Common Stock (and other securities) pursuant to its terms, and related persons.

TAX ALLOCATION AGREEMENT

DKB does not include the Company in its consolidated group for federal income tax purposes. DKB includes the Company in its consolidated group for state income tax purposes only in the State of California. Pursuant to a Tax Allocation Agreement, dated as of October 23, 1991 (the "Tax Allocation Agreement"), the Company and certain other subsidiaries of DKB file a consolidated unitary California franchise tax return and have elected to file that return on a "water's edge" basis. Under the Tax Allocation Agreement, the Company is obligated to pay to DKB the California franchise tax that the Company would have paid as if it were filing on the same basis it would have filed on had it not entered into the Tax Allocation Agreement, and its liability cannot exceed the tax liability it would have incurred had it not entered into the Tax Allocation Agreement. DKB absorbs any residual cost or benefit of the filing of a consolidated unitary California franchise tax return.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has in the past and may in the future enter into certain transactions with affiliates of the Company. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into at a fair market value for the transaction. Additional information regarding these transactions can be found in the Notes to Consolidated Financial Statements, "Note 20 -- Certain Relationships and Related Transactions."

Schulte Roth & Zabel LLP, of which Paul N. Roth, a director of the Company, is a partner, provides legal services to the Company. Schulte Roth & Zabel LLP has been retained in the past and will continue in the future to serve as outside counsel for DKB.

                      HISTORY OF OWNERSHIP OF COMMON STOCK

Prior to the consummation of the Offering, DKB owned 80% of the issued and outstanding shares of common stock of the Company. DKB purchased a 60% common stock interest in the Company from Manufacturers Hanover Corporation ("MHC") at year-end 1989 and acquired an additional twenty percent (20%) common stock interest in the Company on December 15, 1995 from CBC Holding. DKB held an option, expiring December 15, 2000, to purchase the remaining twenty percent (20%) common stock interest from CBC Holding and its parent.

CBC Holding became a direct, wholly-owned subsidiary of Chemical Banking Corporation ("CBC") after the merger between MHC and CBC on December 31, 1991. On March 31, 1996, CBC was merged into Chase and Chase became the sole stockholder of CBC Holding.

The principal executive offices of DKB are located at 1-5, Uchisaiwaicho 1-chome, Chiyoda-ku, Tokyo 100, Japan.

                        SHARES AVAILABLE FOR FUTURE SALE

Upon consummation of the Offering, the Company will have 31,500,000 shares of Class A Common Stock and 126,000,000 shares of Class B Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any share purchased by an "affiliate" of the Company (as that term is defined in Rule 144 adopted under the Securities Act ("Rule 144")), which will be subject to the resale limitations of Rule 144. Immediately following the consummation of the Offering, all of the outstanding shares of Class B Common Stock will be beneficially owned by DKB and will not have been registered under the Securities Act. Therefore, such shares owned by DKB may be sold only pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 or another exemption from registration. DKB has certain rights to require the Company to effect registration of shares of Class A Common Stock, and certain other securities issued or issuable in respect thereof, owned by DKB, which rights may be assigned. See "Relationship with DKB--Registration Rights Agreement."

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least one year, including a person who may be deemed an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent (1%) of the total number of outstanding shares of the class of stock being sold or (ii) the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. Rule 144A under the Securities Act ("Rule 144A") provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Class B Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.

Prior to the Offering, there has been no market for the Class A Common Stock, and no prediction can be made as to the effect, if any, that market sales of outstanding shares of Common Stock by DKB, or the availability of such shares for sale, will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales by DKB of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock offered in the Offering. See "Risk Factors--Shares Eligible for Future Sale."

Although DKB in the future may effect or direct sales or other dispositions of Class B Common Stock that would reduce its beneficial ownership interest in the Company, DKB has advised the Company that it currently intends to continue to hold all of the Class B Common Stock beneficially owned by it following the Offering. However, DKB is not subject to any contractual obligation to retain its controlling interest, except that DKB has agreed not to sell or otherwise dispose of any shares of Class B Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. As a result, there can be no assurance concerning the period of time during which DKB will maintain its ownership of Class B Common Stock owned by it immediately following the consummation of the Offering. See "Risk Factors--Shares Eligible for Future Sale" and "Underwriting." Beneficial ownership of at least 50% of the issued and outstanding Common Stock of the Company is required in order for DKB to continue to include the Company in its consolidated group for state income tax purposes in the State of California. See "Relationship with DKB."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The authorized capital stock of the Company will consist of (i) 700,000,000 shares of Class A Common Stock, par value $.01 per share, and 510,000,000 shares of Class B Common Stock, par value $.01 per share, and (ii) 50,000,000 shares of Preferred Stock (the "Preferred Stock"), par value $.01 per share. Of the 700,000,000 shares of Class A Common Stock, 31,500,000 shares are being offered in the Offering and 126,000,000 shares will be reserved for issuance upon conversion of shares of Class B Common Stock into shares of Class A Common Stock. There will be 126,000,000 shares of Class B Common Stock outstanding on the closing date of the Offering, all of which will be beneficially owned by DKB. In addition, 948,527 shares of restricted Class A Common Stock and options to purchase 4,175,300 shares of Class A Common Stock will be granted upon consummation of the Offering and 7,379,173 shares of Class A Common Stock will be reserved for future issuance under employee benefit plans. Upon consummation of the Offering, there will be no Preferred Stock outstanding. A description of the material terms and provisions which will be set forth in the Company's Amended and Restated Certificate of Incorporation, as amended immediately prior to the closing of the Offering, affecting the relative rights of the Class A Common Stock, the Class B Common Stock and the Preferred Stock is set forth below. The following description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation, which will be filed with the Registration Statement of which this Prospectus forms a part, and to Delaware corporate law.

COMMON STOCK

Voting Rights
The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders, subject to the right of DKB or the Class B Transferee (as defined below), as the case may be, to reduce from time to time the number of votes per share of Class B Common Stock by written notice to the Company specifying the reduced number of votes per share. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all holders of shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law or the Company's Amended and Restated Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Amended and Restated Certificate of Incorporation must be approved by the vote of the holders of Common Stock having a combined voting power of a majority of all shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Amendments to the Company's Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Amended and Restated Certificate of Incorporation to increase or decrease the authorized shares of either class must be approved by the affirmative vote of the holders of Common Stock having a combined voting power of a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

Dividends
Holders of Class A Common Stock and Class B Common Stock will share ratably on a per share basis in any dividends declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed to holders of shares of Class A Common Stock, and only shares of Class B Common Stock shall be paid or distributed to holders of Class B Common Stock.

The Company may not reclassify, subdivide or combine shares of one class of Common Stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class of Common Stock.

Conversion
Each share of Class B Common Stock will be convertible at any time while held by DKB and/or any of its subsidiaries or the Class B Transferee (as defined below) and/or any of its subsidiaries at the option of the holder thereof into one share of Class A Common Stock.

Except as provided below, any shares of Class B Common Stock transferred to a person other than DKB or any of its subsidiaries or the Class B Transferee or any of its subsidiaries shall automatically convert into shares of Class A Common Stock upon such disposition. Shares of Class B Common Stock representing more than a 50% economic interest in the Company transferred by DKB and/or any of its subsidiaries in a single transaction or series of related transactions to one unrelated person (the "Class B Transferee") and/or any of its subsidiaries shall not automatically convert into shares of Class A Common Stock upon such disposition. Any shares of Class B Common Stock retained by DKB or any of its subsidiaries following any such disposition of more than a 50% economic interest in the Company to the Class B Transferee and/or any of its subsidiaries shall automatically convert into shares of Class A Common Stock upon such disposition.

All shares of Class B Common Stock shall automatically convert into Class A Common Stock if the number of outstanding shares of Class B Common Stock beneficially owned by DKB and its subsidiaries or the Class B Transferee and its subsidiaries, as the case may be, falls below 25% of the aggregate number of outstanding shares of Common Stock. This will prevent DKB and its subsidiaries or the Class B Transferee and its subsidiaries, as the case may be, from decreasing their economic interest in the Company to less than 25% while still retaining control of a majority of the Company's voting power. The foregoing automatic conversion is intended to ensure that DKB and/or its subsidiaries or the Class B Transferee and/or its subsidiaries, as the case may be, retain voting control by virtue of their ownership of Class B Common Stock only if they continue to have a significant economic interest in the Company. All conversions will be effected on a share-for-share basis.

Other Rights
In the event of any merger, reorganization or consolidation of the Company with or into another entity in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash) except that shares of stock or other securities receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock may differ from the shares of stock or other securities receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock to the extent that the Class B Common Stock and Class A Common Stock differ as provided in the Company's Amended and Restated Certificate of Incorporation.

On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

No shares of either class of Common Stock are subject to redemption. Shares of Class A Common Stock do not have preemptive rights to purchase additional shares. Holders of shares of Class B Common Stock have preemptive rights to subscribe for and receive additional securities of the Company upon all additional issuances of stock by the Company (other than in connection with certain issuances pursuant to employee stock or stock option benefit plans or in connection with any stock split or stock dividend) of any or all classes or series thereof, or securities of the Company convertible into such stock, such that such holder of Class B Common Stock may, by purchasing such additional securities, maintain the percentage interest it had immediately prior to such issuance of the votes of the capital stock of the Company voting together as a single class and/or its economic interest in the Company.

Upon consummation of the Offering, all the outstanding shares of Class A Common Stock and Class B Common Stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

The Preferred Stock will be issuable from time to time in one or more series, with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Company's Amended and Restated Certificate of Incorporation to determine, among other things, the rights and preferences and the limitations thereon pertaining to each such series. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have certain anti-takeover effects. Upon consummation of the Offering, the Company will have no Preferred Stock outstanding and it has no current plans to issue any shares of Preferred Stock. The ability of the Board of Directors to issue Preferred Stock in the future without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

Corporate Opportunities
The Company's Amended and Restated Certificate of Incorporation will provide that DKB shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Company, and neither DKB nor any director, officer or other employee thereof (except as provided below) will be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of DKB. In the event that DKB acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both DKB and the Company, DKB shall have no duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that DKB pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

In the event that a director, officer or other employee of the Company who is also a director or officer or other employee of DKB acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and DKB, such director, officer or other employee of the Company shall have fully satisfied and fulfilled the fiduciary duty of such director, officer or other employee of the Company and its stockholders with respect to such corporate opportunity if such director, officer or other employee acts in a manner consistent with the following policy:

     (i) a corporate opportunity offered to any person who is an officer or other employee of the Company, and who is also a director but not an officer or other employee of DKB, shall belong to the Company;

     (ii) a corporate opportunity offered to any person who is a director but not an officer or other employee of the Company, and who is also a director or officer or other employee of DKB, shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Company, and otherwise shall belong to DKB; and

     (iii) a corporate opportunity offered to any person who is an officer or other employee of both the Company and DKB, or an officer of one and an employee of the other, shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Company, and otherwise shall belong to DKB.

For purposes of the foregoing:

     (i) A director of the Company who is Chairman of the Board of Directors of the Company or of a committee thereof shall not be deemed to be an officer or employee of the Company by reason of holding such position (without regard to whether such position is deemed an officer of the Company under the By-Laws of the Company), unless such person is a full-time employee of the Company; and

     (ii) (A) The term "Company" shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities controlled directly or indirectly by the Company through the ownership of the outstanding voting power of such corporation, partnership, joint venture, association or other entity or otherwise and (B) the term "DKB" shall mean DKB and all corporations, partnerships, joint ventures, associations and other entities (other than the Company, defined in accordance with clause
     (A) of this section (ii)) controlled (directly or indirectly) by DKB through the ownership of the outstanding voting power of such corporation, partnership, joint venture, association or other entity or otherwise.

The foregoing provisions of the Company's Amended and Restated Certificate of Incorporation will expire on the date that DKB ceases to own beneficially Common Stock representing at least 25% of the voting power of all classes of outstanding Common Stock and no person who is a director, officer or employee of the Company is also a director, officer or employee of DKB or any of its subsidiaries (other than the Company).

Any person purchasing or otherwise acquiring Common Stock will be deemed to have notice of, and to have consented to, the foregoing provisions of the Company's Amended and Restated Certificate of Incorporation.

Provisions That May Have an Anti-Takeover Effect
Certain provisions to be contained in the Company's Amended and Restated Certificate of Incorporation and By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

The Company's Amended and Restated Certificate of Incorporation will provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Company will be fixed as specified in the By-Laws. The By-Laws will provide that, (i) subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed at ten (10) unless the Board of Directors votes that such number shall be increased or decreased and (ii) subject to any rights of holders of Preferred Stock, any director may be removed from office, with or without cause, by vote of the holders of a majority of the votes entitled to be cast by the holders of all outstanding shares of Common Stock, voting together as a class. In addition, the Amended and Restated Certificate of Incorporation and By-Laws will provide that, subject to any rights of holders of Preferred Stock, and unless the Company's Board of Directors otherwise determines, any vacancies may be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum, or by a sole remaining director, and except as otherwise provided by law, any such vacancy may not be filled by the stockholders.

The Company's By-Laws will provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by the Company at its principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting of stockholders, subject to adjustment in certain situations, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Company's Amended and Restated Certificate of Incorporation and By-Laws will also provide that special meetings of stockholders may be called only by certain specified officers of the Company or by any such officer at the request in writing of the Board of Directors; special meetings of stockholders cannot be called by stockholders. In addition, the Company's Amended and Restated Certificate of Incorporation will provide that any action required or permitted to be taken by stockholders may be effected by written consent provided, however, that on and after the date on which neither DKB and its subsidiaries nor the Class B Transferee and its subsidiaries continue to beneficially own more than 50% of the total voting power of the outstanding Common Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent by stockholders in lieu of such a meeting.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS

The Company has elected not to be governed by Section 203 of the Delaware General Corporation Law, which provision requires the vote of at least 66 2/3% of the outstanding voting stock of a company not owned by an interested stockholder (as defined) to approve certain business combinations. As a result, any such proposed business combination with respect to the Company will require the vote of only a majority of stockholders. So long as DKB controls a majority of the voting power of the Company, it will be able to approve or disapprove of any such action without the vote of any other stockholder.

LIMITATIONS ON DIRECTORS' LIABILITY

The Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Class A Common Stock will be The Bank of New York.

      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for U.S. federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances (such as certain tax consequences applicable to pass-through entities). Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly with retroactive effect). EACH PROSPECTIVE PURCHASER OF CLASS A COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF CLASS A COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

Dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding of U.S. federal income tax either at a rate of 30% of the gross amount of the dividends or at such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Under current law, dividends paid prior to January 1, 1999 to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations, however, a Non-U.S. Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate (and/or generally to avoid backup withholding, as discussed below) with respect to dividends paid after December 31, 1998 will be required to satisfy applicable certification and other requirements. Currently, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

A Non-U.S. Holder of Class A Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates or (iv) the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes and, in the event that the Class A Common Stock is considered "regularly traded," the Non-U.S. Holder held directly or indirectly at any time during the five-year period ending on the date of disposition more than five percent of the Class A Common Stock. The Company believes it is not and does not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

An individual Non-U.S. Holder described in clause (i) above, will, unless an applicable treaty provides otherwise, be taxed on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above, will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain under regular graduated U.S. federal income tax rates and may be subject to an additional branch profits tax at a 30% rate, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

Class A Common Stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid prior to January 1, 1999 to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under recently finalized United States Treasury regulations, however, a Non-U.S. Holder will generally be subject to backup withholding with respect to dividends paid after December 31, 1998 unless applicable certification requirements are met.

Payment of the proceeds of a sale of Class A Common Stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payer with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Class A Common Stock by or through a foreign office of a foreign broker. If, however, such broker is, for U.S. federal income tax purposes a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States or, effective after December 31, 1998, another U.S. related person described in Section 1.6049-5(c)(5) of the Treasury Regulations, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

The backup withholding and information reporting rules are under review by the Treasury Department and their application to the Class A Common Stock could be changed by future regulations. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the possible application of the proposed United States Treasury regulations addressing the withholding and the information reporting rules.

                                  UNDERWRITING

J.P. Morgan & Co. is acting as bookrunning lead manager for the Offering. J.P. Morgan & Co. and Goldman, Sachs & Co. are acting as joint lead managers.

Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Underwriters named below, for whom J.P. Morgan Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc and UBS Securities LLC are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of Class A Common Stock set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all such shares of Class A Common Stock, if any are taken. Under certain circumstances, the commitments of nondefaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                                           ----------------
UNDERWRITERS                                                                               NUMBER OF SHARES
                                                                                           ----------------
J.P. Morgan Securities Inc. .............................................................      6,694,000
Goldman, Sachs & Co. ....................................................................      6,694,000
Morgan Stanley & Co. Incorporated........................................................      2,677,500
Credit Suisse First Boston Corporation...................................................      2,142,000
Lehman Brothers Inc. ....................................................................      2,142,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.......................................      2,142,000
Salomon Brothers Inc.....................................................................      2,142,000
UBS Securities LLC.......................................................................      2,142,000
Bear, Stearns & Co. Inc. ................................................................        395,000
BT Alex. Brown Incorporated..............................................................        395,000
Chase Securities, Inc. ..................................................................        395,000
CIBC Oppenheimer Corp. ..................................................................        395,000
Donaldson, Lufkin & Jenrette Securities Corporation......................................        395,000
Dresdner Kleinwort Benson North America LLC..............................................        395,000
SBC Warburg Dillon Read Inc. ............................................................        395,000
Charles Schwab & Co., Inc. ..............................................................        395,000
Chatsworth Securities LLC................................................................        223,500
Gruntal & Co., L.L.C. ...................................................................        223,500
Kankaku Securities (America), Inc. ......................................................        223,500
Nesbitt Burns Securities Inc. ...........................................................        223,500
Piper Jaffray Inc. ......................................................................        223,500
RBC Dominion Securities Corporation......................................................        223,500
Scotia Capital Market (USA) Inc. ........................................................        223,500
                                                                                           -------------
     Total...............................................................................     31,500,000
                                                                                           =============

The Underwriters propose initially to offer the Class A Common Stock directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.81 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering of the Class A Common Stock, the public offering price and such concession may be changed.

Pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 4,725,000 shares of Class A Common Stock on the same terms and conditions as set forth on the cover page hereof. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Class A Common Stock offered hereby. To the extent such option is exercised, such Underwriter will have a commitment, subject to certain conditions, to purchase approximately the same percentage of such additional Class A Common Stock as the number set forth next to each Underwriter's name in the preceding tables bears to the total number of shares of Class A Common Stock offered hereby.

In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Class A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Class A Common Stock in the Offering if the syndicate repurchases previously distributed Class A Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

The Company, DKB and each of the Company's executive officers and directors have agreed, with limited exceptions, that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus they will (i) not offer, sell, contract to sell or otherwise dispose of Class A Common Stock or any securities of the Company which are substantially similar to the Class A Common Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock or any such substantially similar securities or (ii) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of Class A Common Stock or any securities substantially similar to the Class A Common Stock (other than (i) pursuant to employee stock option and restricted stock plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus and (ii) the issuance of Common Stock in connection with the transactions described in this Prospectus), without the prior written consent of J.P. Morgan Securities Inc.

Prior to the Offerings, CBC Holding holds a 20% interest in the Company. CBC Holding is affiliated with Chase Securities Inc., which is a member of the NASD and is expected to participate in the distribution of the Offering. Chase Securities Inc. is an affiliate of the Company under the rules of the NASD. The Offering is being conducted in accordance with NASD Rule 2720, which provides that, among other things, when an NASD member is in a conflict of interest with an issuer, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" (a "QIU") meeting certain standards. J.P. Morgan Securities Inc. is assuming the responsibilities of acting as "qualified independent underwriter" within the meaning of such rules in pricing the Offering and conducting due diligence. The Company has agreed to indemnify the QIU against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the QIU may be required to make in respect thereof. In addition, NASD members may not execute transactions in shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority without the prior written approval of the customer, in accordance with NASD Rule 2720.

The Underwriters have reserved for sale, at the initial public offering price, shares of the Class A Common Stock for certain directors, officers, retirees and employees of the Company and certain related persons in the United States and, subject to local laws, internationally, who have expressed an interest in purchasing such shares of Class A Common Stock in the Offering. Such persons are expected to purchase, in the aggregate, not more than 5.0% of the Class A Common Stock offered in the Offering. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered hereby.

The Class A Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the trading symbol "CIT."

Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price for the shares of Class A Common Stock offered hereby has been determined by agreement between the Company and the Underwriters. Among the factors considered in making such determination were the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the present operations of the Company, the historical results of operations of the Company and the trend of its revenues and earnings, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering and the prices of similar securities of generally comparable companies. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market at or above the initial public offering price.

From time to time in the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with the Company and its affiliates.

                                 LEGAL MATTERS

The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Schulte Roth & Zabel LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Schulte Roth & Zabel LLP has in the past provided, and may continue to provide, legal services to DKB and its affiliates. Paul N. Roth, a director of the Company, is a partner of Schulte Roth & Zabel LLP.

                                    EXPERTS

The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 included in this Prospectus, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, included in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY
ASA Average serviced assets -- AEA plus the average of consumer finance receivables previously securitized and currently managed by the Company and consumer finance receivables serviced for third parties.

AEA Average earning assets -- the average of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments, less credit balances of factoring clients.

charge-off                A loan which is deemed uncollectible, in whole or in
                          part, and is charged against the reserve for credit losses. Generally, finance receivables are charged-off after considering such factors as the customer's financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers).

Class A Common Stock      Class A Common Stock, par value $0.01 per share, of
                          the Company.

Class B Common Stock      Class B Common Stock, par value $0.01 per share, of
                          the Company.

Common Stock              Class A Common Stock and Class B Common Stock.

contractual delinquency   Failure to pay when due any amount as called for by
                          the terms of the contract.

debt to common equity ratio
                          The ratio of interest bearing debt to total common stockholders' equity.

Duff & Phelps             Duff & Phelps Credit Rating Company.

earning assets            The sum of finance receivables, operating lease
                          equipment, consumer finance receivables held for sale and certain investments, less credit balances of factoring clients.

efficiency ratio          The ratio of salaries and general operating expenses
                          to the sum of operating revenue less depreciation of operating lease equipment and minority interest in subsidiary trust holding solely debentures of the Company.

FICO scores               Borrower ratings determined under the Fair Isaac
                          Company consumer loan credit scoring system.

finance receivables       The sum of loans and leases (except operating leases)
                          extended to customers, net of any unearned income or other adjustments.

financing and leasing assets
                          The sum of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments.

HLT Highly Leveraged Transaction. See page 33 for the criteria used to determine whether a transaction is an HLT.

home equity               Fixed- and adjustable-rate loans secured by mortgages
                          on residential real estate.

LIBOR                     London Interbank Offered Rate.

loans                     See "finance receivables."

managed assets            The sum of financing and leasing assets and
                          off-balance sheet consumer finance receivables previously securitized and currently managed by the Company.

Moody's                   Moody's Investor Services, Inc.

net credit losses         The losses from accounts charged-off, net of
                          recoveries on loans previously charged-off.

net finance income        Finance income less interest expense.

portfolio seasoning       The maturing of a loan portfolio beyond an early stage
                          when past due and net credit loss experience increases to normalized levels.

serviced assets           The sum of financing and leasing assets, consumer
                          finance receivables previously securitized and currently managed by the Company and other consumer finance receivables serviced for third parties.

Standard & Poor's         Standard & Poor's Ratings Group.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                   PAGE

Independent Auditors' Report                                                                         F-2
Consolidated Balance Sheets as of December 31, 1996 and 1995                                         F-3
Consolidated Statements of Income for the Years Ended December 31, 1996, 1995, and 1994              F-4
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1996,
  1995 and 1994                                                                                      F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994           F-6
Notes to Consolidated Financial Statements                                                           F-7
Consolidated Balance Sheets as of September 30, 1997 (Unaudited) and December 31, 1996              F-26
Unaudited Consolidated Statements of Income for the Three and Nine Months Ended September 30,
  1997 and 1996                                                                                     F-27
Unaudited Consolidated Statements of Changes in Stockholders' Equity for the Nine Months Ended
  September 30, 1997 and 1996                                                                       F-28
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1997 and
  1996                                                                                              F-29
Notes to Unaudited Condensed Consolidated Financial Statements                                      F-30

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The CIT Group, Inc.:

We have audited the accompanying consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The CIT Group, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                     KPMG PEAT MARWICK LLP
Short Hills, New Jersey
January 17, 1997, except as to Note 21
  which is as of February 21, 1997 and
  Note 22 which is as of
  September 26, 1997

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                  -----------------------
                                                                                      AT DECEMBER 31,
                                                                                    1996          1995
                                                                                  ---------     ---------
Dollars in millions
ASSETS
Financing and leasing assets
Loans
  Commercial                                                                      $10,195.6     $10,356.3
  Consumer                                                                          3,239.0       2,344.0
Lease receivables                                                                   3,562.0       3,095.2
                                                                                  ---------     ---------
  Finance receivables (Note 3)                                                     16,996.6      15,795.5
Reserve for credit losses (Note 4)                                                   (220.8)       (206.0)
                                                                                  ---------     ---------
  Net finance receivables                                                          16,775.8      15,589.5
Operating lease equipment, net (Note 5)                                             1,402.1       1,113.0
Cash and cash equivalents                                                             103.1         161.5
Other assets                                                                          651.5         556.3
                                                                                  ---------     ---------
          Total assets                                                            $18,932.5     $17,420.3
                                                                                  =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt (Notes 6 and 7)
Commercial paper                                                                  $ 5,827.0     $ 6,105.6
Variable rate senior notes                                                          3,717.5       3,827.5
Fixed rate senior notes                                                             4,761.2       3,337.0
Subordinated fixed rate notes                                                         300.0         300.0
                                                                                  ---------     ---------
          Total debt                                                               14,605.7      13,570.1
Credit balances of factoring clients                                                1,134.1         980.9
Accrued liabilities and payables                                                      594.0         485.9
Deferred Federal income taxes (Note 11)                                               523.3         469.2
                                                                                  ---------     ---------
          Total liabilities                                                        16,857.1      15,506.1
STOCKHOLDERS' EQUITY (Note 8)
Common stock--authorized, issued and outstanding--1,000 shares                        250.0         250.0
Paid-in capital                                                                       573.3         408.3
Retained earnings                                                                   1,252.1       1,255.9
                                                                                  ---------     ---------
          Total stockholders' equity                                                2,075.4       1,914.2
                                                                                  ---------     ---------
          Total liabilities and stockholders' equity                              $18,932.5     $17,420.3
                                                                                  =========     =========

See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    --------------------------------------
                                                                           YEARS ENDED DECEMBER 31,
                                                                        1996           1995           1994
                                                                    --------       --------       --------
Dollars in millions
Finance income                                                      $1,646.2       $1,529.2       $1,263.8
Interest expense                                                       848.3          831.5          614.0
                                                                    --------       --------       --------
  Net finance income                                                   797.9          697.7          649.8
Fees and other income (Note 9)                                         244.1          184.7          174.4
                                                                    --------       --------       --------
  Operating revenue                                                  1,042.0          882.4          824.2
                                                                    --------       --------       --------
Salaries and general operating expenses (Note 10)                      393.1          345.7          337.9
Provision for credit losses (Note 4)                                   111.4           91.9           96.9
Depreciation on operating lease equipment (Note 5)                     121.7           79.7           64.4
                                                                    --------       --------       --------
  Operating expenses                                                   626.2          517.3          499.2
                                                                    --------       --------       --------
Income before provision for income taxes                               415.8          365.1          325.0
Provision for income taxes (Note 11)                                   155.7          139.8          123.9
                                                                    --------       --------       --------
  Net income                                                        $  260.1       $  225.3       $  201.1
                                                                    ========       ========       ========

See accompanying notes to consolidated financial statements.

                      THE CIT GROUP INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    --------------------------------------
                                                                           YEARS ENDED DECEMBER 31,
                                                                        1996           1995           1994
                                                                    --------       --------       --------
Dollars in millions
COMMON STOCK
Balance, beginning and end of period                                $  250.0       $  250.0       $  250.0
                                                                    --------       --------       --------
PAID-IN CAPITAL
Balance, beginning of period                                        $  408.3       $  408.3       $  408.3
Capital contribution from stockholders (Note 1)                        165.0             --             --
                                                                    --------       --------       --------
     Balance, end of period                                         $  573.3       $  408.3       $  408.3
                                                                    --------       --------       --------
RETAINED EARNINGS
Balance, beginning of period                                        $1,255.9       $1,134.7       $1,033.9
Net income                                                             260.1          225.3          201.1
Dividends paid--regular                                                (98.9)        (104.1)        (100.3)
               --special (Note 1)                                     (165.0)            --             --
                                                                    --------       --------       --------
     Balance, end of period                                         $1,252.1       $1,255.9       $1,134.7
                                                                    --------       --------       --------
          Total stockholders' equity (Note 8)                       $2,075.4       $1,914.2       $1,793.0
                                                                    ========       ========       ========

See accompanying notes to consolidated financial statements

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  -----------------------------------------
                                                                          YEARS ENDED DECEMBER 31,
                                                                        1996           1995            1994
                                                                  ----------     ----------     -----------
Dollars in millions
CASH FLOWS FROM OPERATIONS
Net income                                                        $    260.1     $    225.3     $     201.1
Adjustments to reconcile net income to net cash flows from
  operations:
  Provision for credit losses                                          111.4           91.9            96.9
  Depreciation and amortization                                        140.3           88.7            75.4
  Provision for deferred Federal income taxes                           54.1           42.5            27.7
  Gains on sales of equipment, other investments, receivable
     sales and securitizations                                         (78.9)         (36.8)          (26.1)
  Increase in accrued liabilities and payables                         108.1          131.2            24.2
  Increase in other assets                                             (65.9)         (17.7)           (0.1)
  Other                                                                 (3.7)         (22.7)          (17.2)
                                                                  -------------  -------------  -------------
     Net cash flows provided by operations                             525.5          502.4           381.9
                                                                  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans extended                                                     (31,414.4)     (30,567.6)      (23,610.9)
Collections on loans                                                30,355.8       28,750.8        22,394.0
Purchases of assets to be leased                                    (1,664.0)      (1,079.8)       (1,039.7)
Proceeds from asset and receivable sales                             1,144.9          816.8           535.6
Collections on lease receivables                                       776.4          712.9           632.2
Purchases of finance receivable portfolios                            (661.3)         (22.7)         (181.7)
Proceeds from sales of assets received in satisfaction of loans         76.7           26.2            40.4
Purchases of investment securities                                     (20.8)         (12.1)          (21.1)
Net decrease (increase) in short-term factoring receivables             (0.3)         123.6          (207.4)
Acquisition of Barclays Commercial Corporation                            --             --          (435.6)
Other                                                                  (25.5)         (43.4)          (26.7)
                                                                  -------------  -------------  -------------
     Net cash flows used for investing activities                   (1,432.5)      (1,295.3)       (1,920.9)
                                                                  -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of variable and fixed rate notes          4,776.0        3,698.6         3,985.8
Repayments of variable and fixed rate notes                         (3,461.8)      (2,966.0)       (1,529.6)
Net (decrease) increase in commercial paper                           (278.6)         445.4          (855.9)
Cash dividends paid                                                   (263.9)        (104.1)         (100.3)
Capital contribution from stockholders                                 165.0             --              --
Repayments of non-recourse leveraged lease debt                       (146.2)        (135.7)         (103.1)
Proceeds from non-recourse leveraged lease debt                         58.1            9.7            47.0
                                                                  -------------  -------------  -------------
     Net cash flows provided by financing activities                   848.6          947.9         1,443.9
                                                                  -------------  -------------  -------------
Net (decrease) increase in cash and cash equivalents                   (58.4)         155.0           (95.1)
Cash and cash equivalents, beginning of year                           161.5            6.5           101.6
                                                                  -------------  -------------  -------------
Cash and cash equivalents, end of year                            $    103.1     $    161.5     $       6.5
                                                                  =============  =============  =============
SUPPLEMENTAL DISCLOSURES
Interest paid                                                     $    842.6     $    958.8     $     616.8
Federal and state and local income taxes paid                          102.5           95.0            98.9
Noncash transfer of finance receivables to other assets
  (principally securitizations)                                        778.9          772.5           117.1
Noncash transfer of finance receivables to assets received in
  satisfaction of loans                                                 91.8           30.8            80.5
Noncash transfer of assets received in satisfaction of loans to
  finance receivables                                                   10.9           40.6              --
Noncash transfer of finance receivables to operating lease
  equipment                                                             14.4             --              --
Noncash transfers of assets received in satisfaction of loans to
  operating lease equipment                                               --             --            17.3

See accompanying notes to consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

The CIT Group, Inc. (the "Company") formerly known as The CIT Group Holdings, Inc. engages in commercial and consumer financial services activities through a nationwide distribution network.

The Dai-Ichi Kangyo Bank, Limited ("DKB") owns 80% of the issued and outstanding stock of the Company, 60% of which it purchased from Manufacturers Hanover Corporation ("MHC") in 1989. DKB acquired an additional 20% of the Company from Chemical Banking Corporation ("CBC") in December 1995. The remaining 20% of the Company's issued and outstanding stock is owned by The Chase Manhattan Corporation ("Chase") which merged with CBC during 1996. DKB has an option expiring December 15, 2000 to purchase the remaining twenty percent (20%) common stock interest from Chase.

On December 24, 1996, the Company paid a special dividend in the aggregate amount of $165.0 million to its stockholders, DKB and Chase. The stockholders then immediately contributed $165.0 million to the Company's paid-in capital in proportion to their 80% and 20% common stock ownership interests, respectively.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The consolidated financial statements and accompanying notes include the accounts of The CIT Group Inc. and its subsidiaries. All significant intercompany transactions have been eliminated. Prior period amounts, principally in the Consolidated Statements of Cash Flows, have been reclassified to conform to the current presentation.

Financing and Leasing Assets
The Company provides funding for a variety of financing arrangements including term loans, lease financing and operating leases. Lease receivables include leveraged leases, for which a major portion of the funding is provided by third party lenders, on a nonrecourse basis, with the Company providing the balance and acquiring title to the property. The amounts outstanding on loans and leases are referred to as finance receivables and, when combined with the net book value of operating lease equipment, represent financing and leasing assets.

Income Recognition
Finance income includes interest on loans, the accretion of income on direct financing leases, and rents on operating leases. Related origination and other nonrefundable fees and direct origination costs are deferred and amortized as an adjustment of finance income over the contractual life of the transactions. Income on finance receivables other than leveraged leases is recognized on an accrual basis commencing in the month of origination using methods that generally approximate the interest method. Leveraged lease income is recognized on a basis calculated to achieve a constant after-tax rate of return for periods in which the Company has a positive investment in the transaction, net of related deferred tax liabilities. Rental income on operating leases is recognized on an accrual basis.

The accrual of finance income is suspended and an account is placed on nonaccrual status either when a payment is contractually delinquent for 90 days or more and collateral is insufficient to cover both the outstanding principal and accrued finance income or immediately if, in the opinion of management, full collection of all principal and income is doubtful. For certain consumer loans, the accrual of finance income is suspended at either 120 days when no contractual payments are received or at 180 days when partial payments have been received. Accrued but uncollected income at the date finance income is suspended is reversed and charged against income to the extent the estimated fair value of collateral does not satisfy both the principal and accrued income outstanding. Such accrued but uncollected income is immaterial. Subsequent income received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status.

Fees and other income includes: (1) factoring commissions, (2) commitment, facility, letters of credit and syndication fees, (3) servicing fees and (4) gains and losses from the sales of equipment, other investments and the sales and securitizations of finance receivables.

Lease Financing
Direct financing leases are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to

                      THE CIT GROUP, INC. AND SUBSIDIARIES
estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Equipment acquired in satisfaction of loans and subsequently placed on operating lease is recorded at the lower of carrying value or estimated fair value when acquired. Leveraged leases are recorded at the aggregate value of future minimum lease payments plus estimated residual value, less amounts due to non-recourse third-party lenders and unearned finance income. Management performs periodic reviews of the estimated residual values with other than temporary impairment, if any, being recognized in the current period.

Reserve for Credit Losses on Finance Receivables
The reserve for credit losses is established and periodically reviewed for adequacy based on the nature and characteristics of the obligors, economic conditions and trends, charge-off experience, delinquencies, and value of underlying collateral and guarantees (including recourse to dealers and manufacturers). It is management's judgment that the reserve for credit losses is adequate to provide for potential credit losses.

Charge-off of Finance Receivables
Finance receivables are reviewed periodically to determine the probability of loss. Chargeoffs are taken after considering such factors as the customer's financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers). Such chargeoffs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are no longer deemed useful. Although certain consumer loans are reviewed individually for chargeoffs, automatic chargeoffs are recorded on consumer loans when no contractual payments are received for 120 days, or at 180 days when partial payments have been received.

Impaired Loans
The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", (collectively referred to hereafter as "SFAS 114") on January 1, 1995. SFAS 114 requires that the value of an impaired loan be measured based upon 1) the present value of expected future cash flows discounted at the loan's effective interest rate or, 2) at the fair value of the collateral, if the loan is collateral dependent.

Impaired loans include any loan transaction on nonaccrual status or any troubled debt restructuring entered into after December 31, 1994, subject to periodic review by the Company's Asset Quality Review Committee ("AQR"). The AQR is comprised of members of senior management, which covers finance receivables of $500,000 or more meeting certain credit risk grading parameters. Excluded from impaired loans are: 1) certain individual small dollar commercial nonaccrual loans (under $500,000) for which the collateral value supports the outstanding balance, 2) consumer loans which are subject to automatic charge-off procedures, and 3) short-term factoring customer receivables, generally having terms of no more than 30 days. In general, the impaired loans are collateral dependent. Any shortfall between the value and the recorded investment in the loan is recognized by recording a provision for credit losses.

Other Assets
At the time management decides to proceed with a securitization of loans, such loans are considered available for sale, classified as other assets and carried at the lower of aggregate cost or market value. Certain consumer loans are originated and sold to trusts which, in turn, issue asset-backed securities to investors. The Company retains the servicing rights and participates in certain cash flows from the loans. The present value of expected net cash flows which exceeds the estimated cost of servicing is recorded at the time of sale as "excess servicing assets." In determining expected net cash flows, the Company considers assumptions of prepayment and loss experience and market interest rates. Excess servicing assets are stated at the lower of amortized cost or fair value, which is determined by adjusting the present value of the remaining cash flows for anticipated prepayment and loss experience. Amortization is recognized on excess servicing assets systematically in relation to the excess cash flows of securitizations.

In 1996, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 requires an enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and then sells or securitizes those loans with servicing rights retained to allocate the total cost

                      THE CIT GROUP, INC. AND SUBSIDIARIES
between the mortgage servicing rights and the loans based on their relative fair values. This Statement applies to the sale or securitization of home mortgage or manufactured housing finance receivables when servicing is retained. The Statement also requires that the enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of SFAS 122 did not affect the Company's consolidated financial position, results of operations or liquidity for the year ended December 31, 1996.

The excess of purchase price over fair market value of assets acquired (goodwill) in connection with business acquisitions is amortized on a straight line basis over a period not to exceed 20 years.

Assets received in satisfaction of loans are carried at the lower of carrying value or estimated fair value less selling costs, with write-downs at the time of receipt recognized by recording a provision for credit losses. Subsequent write-downs of such assets, which may be required due to a decline in estimated fair market value after receipt, are reflected in general operating expenses.

Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the related assets.

Derivative Financial Instruments
The Company enters into interest rate swap agreements as part of its overall interest rate risk management. These transactions are entered into as hedges against the effects of future interest rate fluctuations and, accordingly, are not carried at fair market value. The Company does not enter into derivative financial instruments for trading or speculative purposes.

The net interest differential, including premiums paid or received, if any, on interest rate swaps is recognized on an accrual basis as an adjustment to finance income or interest expense to correspond with the hedged asset or liability position, respectively. In the event that early termination of a derivative instrument occurs, the net proceeds paid or received are deferred and amortized over the shorter of the remaining original contract life of the interest rate swap or the maturity of the hedged asset or liability position.

The Company will also utilize derivative instruments to hedge the interest rate used to price the anticipated securitization of loans. Such transactions are designated as hedges against a securitization that is probable and for which the significant characteristics and terms have been identified but for which there is no legally binding obligation. The loans to be securitized are considered held for sale and reclassified to other assets. The net interest differential on the derivative instrument, including premium paid or received, if any, is recognized as an adjustment to the basis of the corresponding assets at the time of sale. In the event the anticipated securitization does not occur, the related hedge position would be liquidated with any gain or loss recognized at such time, and the related assets would be reclassified to loans.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment.

Federal investment tax credits realized for income tax purposes on lease financing transactions have been deferred for financial statement purposes and are included in deferred Federal income taxes on the Consolidated Balance Sheets. Such credits are amortized as a reduction of the provision for income taxes using an actuarial method over the related lease term.

Consolidated Statements of Cash Flows
Cash and cash equivalents includes cash and interest-bearing deposits, which generally represent overnight money market investments of excess cash borrowed in the commercial paper market and maintained for liquidity purposes. Cash inflows and outflows from commercial paper borrowings and most factoring receivables are presented on a net basis in the Statements of Cash Flows as their term is generally less than 90 days.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3--FINANCE RECEIVABLES

Included in lease receivables at December 31, 1996 and 1995 are leveraged lease receivables of $648.8 million and $576.7 million, respectively. Leveraged lease receivables exclude the portion of lease receivables offset by related non-recourse debt payable to third-party lenders of $2.1 billion at both December 31, 1996 and 1995, including amounts owed to affiliates of DKB which totaled $486.6 million at year-end 1996, and $501.3 million at year-end 1995. Also excluded from finance receivables are $1.4 billion of finance receivables at December 31, 1996 ($0.9 billion in 1995) previously securitized by the Company.

Commercial and consumer loans are presented net of unearned income of $540.4 million and $571.2 million at December 31, 1996 and 1995, respectively. Lease receivables are presented net of unearned income of $1.0 billion and $978.9 million at December 31, 1996 and 1995, respectively. The following table sets forth the contractual maturities of finance receivables.

                                                                 ---------------------------------------------
                                                                                AT DECEMBER 31,
                                                                         1996                     1995
                                                                 --------------------     --------------------
                      Dollars in millions                         AMOUNT       PERCENT     AMOUNT       PERCENT
                                                                 ---------     ------     ---------     ------
Due Within One Year                                              $ 5,698.2      33.53%    $ 5,523.6      34.97%
Due Within One to Two Years                                        2,515.6      14.80       2,488.8      15.76
Due Within Two to Four Years                                       3,647.0      21.46       3,288.7      20.82
Due After Four Years                                               5,135.8      30.21       4,494.4      28.45
                                                                 ---------     ------     ---------     ------
          Total                                                  $16,996.6     100.00%    $15,795.5     100.00%
                                                                 =========     ======     =========     ======

Information about concentrations of credit risk is set forth in "Industry Composition" and "Geographic Composition" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following table sets forth information regarding finance receivables on nonaccrual status and assets received in satisfaction of loans.

                                                                                 -----------------
                                                                                  AT DECEMBER 31,
                                                                                   1996       1995
                                                                                 ------     ------
        Dollars in millions
        Nonaccrual finance receivables                                           $119.6     $139.5
        Assets received in satisfaction of loans                                   47.9       42.0
                                                                                 ------     ------
                  Total nonperforming assets                                     $167.5     $181.5
                                                                                 ======     ======
        Percent to finance receivables                                             0.99%      1.15%

The amount of finance income recognized on year-end nonaccrual finance receivables totaled $8.5 million, $8.0 million and $6.2 million in 1996, 1995 and 1994, respectively. The amount of finance income which would have been recorded under contractual terms for such nonaccrual receivables totaled $24.7 million, $29.3 million, and $20.7 million in 1996, 1995 and 1994, respectively.

At December 31, 1996 and 1995, the recorded investment in impaired loans, which are generally collateral dependent, totaled $103.9 million and $159.3 million, respectively. The fair value of the collateral or the present value of expected future cash flows equaled or exceeded the recorded investment for the impaired loans and, as such, there was no related SFAS 114 allowance for credit losses. The average monthly recorded investment in the impaired loans was $89.4 million and $116.9 million for the years ended December 31, 1996 and 1995, respectively. There was no finance income recorded on these loans during 1996 after being classified as impaired. During 1995, finance income of $1.0 million was recognized on these loans

                      THE CIT GROUP, INC. AND SUBSIDIARIES
after being classified as impaired loans. The adoption of SFAS 114 on January 1, 1995 had no material effect on the Company's 1995 financial condition, results of operation or liquidity.

At December 31, 1996, and 1995, the Company had $10.8 million and $30.0 million, respectively, of finance receivables that met the criteria of troubled debt restructurings, which were not included in the preceding table. Finance income recognized on troubled debt restructurings totaled $0.7 million, $2.8 million and $0.8 million in 1996, 1995 and 1994, respectively. Finance income on these restructured receivables would have been $1.3 million, $3.3 million and $2.1 million for 1996, 1995 and 1994, respectively, based on original contractual terms.

NOTE 4--RESERVE FOR CREDIT LOSSES

The following table presents changes in the reserve for credit losses.

                                                                       ----------------------------
                                                                         1996       1995       1994
                                                                       ------     ------     ------
        Dollars in millions
        Balance, January 1                                             $206.0     $192.4     $169.4
                                                                       ------     ------     ------
        Finance receivables charged-off                                (122.2)     (96.9)     (95.4)
        Recoveries on finance receivables previously charged-off         20.7       19.7       11.2
                                                                       ------     ------     ------
        Net credit losses                                              (101.5)     (77.2)     (84.2)
                                                                       ------     ------     ------
        Provision for credit losses                                     111.4       91.9       96.9
        Portfolio acquisitions (dispositions), net                        4.9       (1.1)      10.3
                                                                       ------     ------     ------
        Net addition to the reserve for credit losses                   116.3       90.8      107.2
                                                                       ------     ------     ------
        Balance, December 31                                           $220.8     $206.0     $192.4
                                                                       ======     ======     ======
        Reserve for credit losses as a percentage of finance
          receivables                                                    1.30%      1.30%      1.30%

NOTE 5--OPERATING LEASE EQUIPMENT

The following table provides an analysis of operating lease equipment by equipment type, net of accumulated depreciation of $287.7 million in 1996 and $198.1 million in 1995.

                                                                              ---------------------
                                                                                 AT DECEMBER 31,
        Dollars in millions                                                       1996         1995
                                                                              --------     --------
        Commercial aircraft                                                   $  624.0     $  499.4
        Railroad equipment                                                       273.2        153.4
        Business aircraft                                                        167.8        141.2
        Trucks, trailers and buses                                               160.1        163.2
        Other                                                                    177.0        155.8
                                                                              ---------    ---------
                  Total                                                       $1,402.1     $1,113.0
                                                                              =========    =========

Included in the preceding table is equipment not currently subject to lease agreements of $1.9 million and $24.4 million at December 31, 1996 and 1995, respectively.

During the first quarter of 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires that a review for impairment be performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The

                      THE CIT GROUP, INC. AND SUBSIDIARIES
adoption of SFAS 121 did not have a significant impact on the Company's consolidated financial position, results of operations or liquidity.

Rental income on operating leases, included in finance income, totaled $182.4 million in 1996, $128.8 million in 1995 and $97.2 million in 1994. The following table presents future minimum lease rentals on noncancellable operating leases as of December 31, 1996. Excluded from this table are variable rentals calculated on the level of asset usage, re-leasing rentals, and expected sales proceeds from remarketing operating lease equipment at lease expiration, all of which are important components of operating lease profitability.

                                                                               ----------
                                                                                   AMOUNTS
                                                                               IN MILLIONS
                                                                               -----------
                Years Ended December 31,
                1997                                                             $ 193.7
                1998                                                               162.7
                1999                                                               126.3
                2000                                                                91.9
                2001                                                                70.1
                Thereafter                                                          89.8
                                                                                  ------
                          Total                                                  $ 734.5
                                                                                  ======

NOTE 6--DEBT

The following table presents data on commercial paper borrowings.

                                                                           ----------------------------------
                                                                             1996         1995         1994
                                                                           --------     --------     --------
Dollars in millions
At December 31,
Borrowings outstanding                                                     $5,827.0     $6,105.6     $5,660.2
Weighted average interest rate                                                 5.45%        5.75%        5.65%
Weighted average maturity                                                   32 days      45 days      22 days

For the year ended December 31,
Daily average borrowings                                                   $5,817.7     $5,800.1     $6,532.5
Maximum amount outstanding                                                 $6,591.3     $6,672.1     $7,207.3
Weighted average interest rate (excluding amounts related to interest
  bearing deposits)                                                            5.44%        5.95%        4.31%

The following table presents the contractual maturities of total debt at December 31, 1996.

                                                            ------------------------------------------------------
                                                            COMMERCIAL     VARIABLE RATE       1996         1995
                                                              PAPER        SENIOR NOTES       TOTAL        TOTAL
                                                            ----------     -------------     --------     --------
Dollars in millions
Due in 1996 (rates ranging from 5.55% to 5.95%)              $     --        $      --       $     --     $8,505.6
Due in 1997 (rates ranging from 5.04% to 6.14%)               5,827.0          2,856.0        8,683.0        806.0
Due in 1998 (rates ranging from 5.47% to 6.03%)(1)                 --            461.5          461.5        241.5
Due in 1999 (rates ranging from 5.04% to 6.06%)                    --            380.0          380.0        380.0
Due after 2001 (rate of 5.85%)                                     --             20.0           20.0           --
                                                             --------         --------       --------     --------
          Total                                              $5,827.0        $ 3,717.5       $9,544.5     $9,933.1
                                                             ========         ========       ========     ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                                                             ---------------------------------------------------
                                                                 FIXED RATE NOTES            1996         1995
                                                              SENIOR      SUBORDINATED      TOTAL        TOTAL
                                                             --------     ------------     --------     --------
Dollars in millions
Due in 1996 (rates ranging from 4.75% to 8.88%)              $     --        $   --        $     --     $1,030.0
Due in 1997 (rates ranging from 5.50% to 8.75%)                 700.2            --           700.2        702.0
Due in 1998 (rates ranging from 5.63% to 8.75%)               1,550.0            --         1,550.0        800.0
Due in 1999 (rates ranging from 5.38% to 6.63%)               1,070.0            --         1,070.0         20.0
Due in 2000 (rate of 6.15%)                                      20.0            --            20.0         20.0
Due in 2001 (rates ranging from 5.63% to 9.25%)                 500.0         200.0           700.0        200.0
Due after 2001 (rates ranging from 5.37% to 7.13%)(2)           928.6         100.0         1,028.6        870.2
                                                             --------        ------        --------     --------
Face amount of maturities                                     4,768.8         300.0         5,068.8      3,642.2
Issue discount                                                   (7.6)           --            (7.6)        (5.2)
                                                             --------        ------        --------     --------
          Total                                              $4,761.2        $300.0        $5,061.2     $3,637.0
                                                             ========        ======        ========     ========

---------------
(1) $61.5 million may be repaid at the option of the holder upon 30 days' notice.

(2) $100.0 million may be repaid at the option of the holder upon 30 days' notice.

Fixed rate senior and subordinated debt outstanding at December 31, 1996, matures at various dates through 2008 at interest rates ranging from 5.38% to 9.25%. The consolidated weighted average interest rates on fixed rate senior and subordinated debt at December 31, 1996 and 1995 were 6.52% and 7.00%, respectively. Variable rate senior notes outstanding at December 31, 1996 with interest rates ranging from 5.25% to 5.94% mature at various dates through 2003. The consolidated weighted average interest rates on variable rate senior notes at December 31, 1996 and 1995 were 5.44% and 5.64%, respectively.

The following table represents information on unsecured revolving lines of credit with 60 banks which support commercial paper borrowings at December 31, 1996.

                      Dollars in millions                                             --------
                      MATURITY                                                         AMOUNT
                      --------------------------------------------------------------  --------
                      May 1997                                                        $1,212.0
                      September 1997                                                      81.0
                      May 2001                                                         3,638.0
                      September 2001                                                     244.0
                      Total                                                           $5,175.0

The credit line agreements contain clauses which allow the Company to extend the termination dates upon written consent from the participating banks. There have been no borrowings under credit lines supporting commercial paper since 1970.

NOTE 7--DERIVATIVE FINANCIAL INSTRUMENTS

As part of managing the exposure to changes in market interest rates, the Company, as an end-user, enters into various interest rate swap transactions, all of which are transacted in over-the-counter (OTC) markets, with other financial institutions acting as principal counterparties, including subsidiaries of DKB and Chase. The Company uses off-balance sheet derivatives for hedging purposes only. The Company does not enter into derivative financial instruments for trading or speculative purposes. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated, according to hedge objective, against directly issued commercial paper, a specifically underwritten debt issue or a specific pool of assets. The Company's primary hedge objectives include the conversion of variable rate liabilities to fixed rates, the conversion of fixed rate liabilities to variable rates, the fixing of spreads on variable rate liabilities to various market indices and the elimination of interest rate risk on finance receivables classified as held for sale prior to securitization. The notional amounts, rates, indices and maturities of the Company's off-balance sheet derivatives are required to closely match the related terms of the Company's hedged assets and liabilities.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

The following table presents the notional principal amounts, weighted average interest rates expected to be received or paid and the contractual maturities of interest rate swaps at December 31, 1996.

Notional Amounts in Millions

                         -------------------------------------------------------------------------------------------------
                            FLOATING TO FIXED RATE            FIXED TO FLOATING RATE           FLOATING TO FLOATING RATE
                         -----------------------------     -----------------------------     -----------------------------
     YEARS ENDING        NOTIONAL     RECEIVE     PAY      NOTIONAL     RECEIVE     PAY      NOTIONAL     RECEIVE     PAY
      DECEMBER 31         AMOUNT       RATE       RATE      AMOUNT       RATE       RATE      AMOUNT       RATE       RATE
                         --------     -------     ----     --------     -------     ----     --------     -------     ----
1997                     $1,425.0       5.86%     5.99%     $250.2        6.94%     5.97%     $456.0        5.54%     5.56%
1998                        700.0       6.27      6.61          --          --        --          --          --        --
1999                        980.0       5.75      6.15          --          --        --       130.0        5.55      5.76
2000                        700.0       5.93      7.05        20.0        6.15      5.76          --          --        --
2001                        200.0       5.80      7.45       200.0        5.82      5.50          --          --        --
2002-2008                      --         --        --       200.0        5.92      5.58          --          --        --
                         --------       ----      ----      ------        ----      ----      ------        ----      ----
                         $4,005.0                           $670.2                            $586.0
                         ========                           ======                            ======
Weighted average rate                   5.91%     6.40%                   6.28%     5.71%                   5.54%     5.60%

All rates were those in effect at December 31, 1996. Variable rates are based on the contractually determined rate or other market rate indices and may change significantly, affecting future cash flows.

The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability position.

Notional Amounts in Millions

                                                NOTIONAL
           INTEREST RATE SWAPS                  AMOUNTS                            COMMENTS
------------------------------------------  ----------------     --------------------------------------------
Floating to fixed rate swaps
  Hedging commercial paper                      $3,005.0         Effectively converts the interest rate on an
                                                                 equivalent amount of commercial paper to a
                                                                 fixed rate.

  Hedging variable rate notes                    1,000.0         Effectively converts the interest rate on an
                                                                 equivalent amount of variable rate notes
                                                                 with matched terms to a fixed rate.
                                                --------

  Total floating to fixed rate swaps             4,005.0
                                                --------

Fixed to floating rate swaps
  Hedging fixed rate notes                         670.2         Effectively converts the interest rate on an
                                                                 equivalent amount of fixed rate notes to a
                                                                 variable rate.

Basis swaps
  Hedging variable rate debt                       586.0         Effectively fixes the spread between the
                                                                 rates on an equivalent amount of variable
                                                                 rate notes and various market interest rate
                                                                 indices.
                                                --------

  Total interest rate swaps                     $5,261.2
                                                ========

The Company's hedging activity increased interest expense by $27.8 million, $7.8 million and $27.3 million in 1996, 1995 and 1994, respectively, over the interest expense that would have been incurred with an identical debt structure but without the Company's hedging activity. However, this calculation of interest expense does not take into account any actions the Company could have taken to reduce interest rate risk in the absence of hedging activity, such as issuing more fixed rate debt, which would also tend to increase interest expense.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

Basis swap agreements involve the exchange of two different floating rate interest payment obligations and are used to manage the basis risk between floating rate indices.

Additionally, there were cross-currency interest rate swaps with a notional principal amount of $218.6 million on which the Company was paying interest at a weighted average rate of 5.67% at December 31, 1996 that effectively converted yen denominated fixed rate debt into variable rate U.S. dollar obligations. These swaps have maturities ranging from 1999 to 2006 to correspond with the terms of the debt.

The Company is exposed to credit risk to the extent a counterparty fails to perform under the terms of an interest rate swap. This risk is measured as the market value of interest rate swaps with a positive fair value at December 31, 1996, reduced by the effects of master netting agreements as presented in Footnote 16--Fair Values of Financial Instruments. However, due to the investment grade credit ratings of all counterparties and limits on the exposure with any individual counterparty, the Company's actual counterparty credit risk is not considered significant.

NOTE 8--STOCKHOLDERS' EQUITY

Under the most restrictive provisions of agreements relating to outstanding debt, the Company may not, without the consent of the holders of such debt, permit stockholders' equity to be less than $300.0 million.

NOTE 9--FEES AND OTHER INCOME

The following table sets forth the components of fees and other income.

                                                                       ----------------------------
                                                                         YEARS ENDED DECEMBER 31,
                             Dollars in millions                        1996       1995       1994
                                                                       ------     ------     ------
        Commissions, fees and other                                    $165.2     $147.9     $148.3
        Gains on equipment and other investment sales                    54.6       10.5       10.1
        Gains on sales and securitizations of finance receivables        24.3       26.3       16.0
                                                                       ------     ------     ------
                                                                       $244.1     $184.7     $174.4
                                                                       ======     ======     ======

NOTE 10--SALARIES AND GENERAL OPERATING EXPENSES

The following table sets forth the components of salaries and general operating expenses.

                                                                       ----------------------------
                                                                         YEARS ENDED DECEMBER 31,
                             Dollars in millions                        1996       1995       1994
                                                                       ------     ------     ------
        Salaries and employee benefits                                 $223.0     $193.4     $185.8
        General operating expenses                                      170.1      152.3      152.1
                                                                       ------     ------     ------
                                                                       $393.1     $345.7     $337.9
                                                                       ======     ======     ======

NOTE 11--INCOME TAXES

The effective tax rate of the Company varied from the statutory Federal corporate income tax rate as follows:

                                                                          ------------------------
                                                                          YEARS ENDED DECEMBER 31,
                          Percentage of Pretax Income                     1996      1995      1994
                                                                          ----      ----      ----
        Federal income tax rate                                           35.0%     35.0%     35.0%
        Increase (decrease) due to:
          State and local income taxes, net of Federal income tax
             benefit                                                      4.5       5.1       5.3
          Investment tax credits                                          (0.3)     (0.3)     (0.3)
          Other                                                           (1.8)     (1.5)     (1.9)
                                                                          -----     -----     -----
                                                                            -         -         -
          Effective Tax Rate                                              37.4%     38.3%     38.1%
                                                                          ======    ======    ======

                      THE CIT GROUP, INC. AND SUBSIDIARIES

The provision for income taxes is comprised of the following:

                                                                       ----------------------------
                                                                         YEARS ENDED DECEMBER 31,
                             Dollars in millions                        1996       1995       1994
                                                                       ------     ------     ------
        Current Federal income tax provision                           $ 72.9     $ 68.5     $ 69.5
        Deferred Federal income tax provision                            54.1       42.5       27.7
                                                                       ------     ------     ------
        Total Federal income taxes                                      127.0      111.0       97.2
        State and local income taxes                                     28.7       28.8       26.7
                                                                       ------     ------     ------
        Total provision for income taxes                               $155.7     $139.8     $123.9
                                                                       ======     ======     ======

The tax effects of temporary differences that give rise to significant portions of the deferred Federal income tax assets and liabilities are presented below.

                                                                                -------------------
                                                                                    YEARS ENDED
                                                                                   DECEMBER 31,
                                                                                 1996        1995
                                                                                -------     -------
        Dollars in millions
        Assets
          Provision for credit losses                                           $ (83.8)    $ (73.8)
          Loan origination fees                                                   (10.5)       (9.1)
          Other                                                                   (37.8)      (20.2)
                                                                                 ------      ------
                  Total deferred tax assets                                      (132.1)     (103.1)
                                                                                 ------      ------
        Liabilities
          Leasing transactions                                                    610.0       549.5
          Market discount income                                                   23.8          --
          Amortization of intangibles                                               9.2        11.2
          Prepaid pension costs                                                     2.0         2.3
          Depreciation of fixed assets                                              2.7         0.3
          Other                                                                     2.7         2.7
                                                                                 ------      ------
                  Total deferred tax liabilities                                  650.4       566.0
                                                                                 ------      ------
        Net deferred tax liability                                              $ 518.3     $ 462.9
                                                                                 ======      ======

Also, included in deferred Federal income taxes on the Consolidated Balance Sheets are unamortized investment tax credits of $5.0 million and $6.3 million at December 31, 1996 and December 31, 1995, respectively. Included in the accrued liabilities and payables caption in the Consolidated Balance Sheets are state and local deferred tax liabilities of $97.4 million and $86.4 million at December 31, 1996 and December 31, 1995, respectively, arising from the temporary differences shown in the above tables.

NOTE 12--POSTRETIREMENT AND OTHER BENEFIT PLANS

Retirement Plan
Substantially all employees of the Company who have completed one year of service and are 21 years of age participate in The CIT Group Holdings, Inc. Retirement Plan (the "Plan"). The retirement benefits under the Plan are based on the employee's age, years of benefit service, and a percentage of qualifying compensation during the final years of employment. Plan assets consist of marketable securities, including common stock and government and corporate debt securities. The Company funds the plan to the extent the funding qualifies for an income tax deduction. Such funding is charged to salaries and employee benefits expense.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

The accompanying table sets forth the funded status of the Plan and the amounts recognized in the Consolidated Balance Sheets.

                                                                             ------------------------------
                                                                               AT OR FOR THE YEARS ENDED
                                                                                      DECEMBER 31,
                          Dollars in millions                                 1996        1995        1994
                                                                             ------      ------      ------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation including vested benefits of $54.8 in
     1996, $54.0 in 1995, and $36.2 in 1994                                  $ 61.6      $ 58.1      $ 39.7
                                                                             ======      ======      ======
Plan assets at fair market value                                             $109.9      $101.2      $ 81.5
Projected benefit obligation                                                  (84.0)      (79.9)      (55.8)
                                                                             ------      ------      ------
Excess plan assets                                                             25.9        21.3        25.7
Unrecognized prior service cost                                                 1.8         1.9         2.1
Unrecognized net gain                                                          15.9        10.5        13.8
                                                                             ------      ------      ------
Prepaid pension cost                                                         $  8.2      $  8.9      $  9.8
                                                                             ======      ======      ======
Pension cost included the following components:
Service cost-benefits earned during the period                               $  5.3      $  3.8      $  4.0
Interest cost on projected benefit obligation                                   5.7         4.9         4.5
Actual (return)/loss on plan assets                                           (11.5)      (21.9)        2.7
Net amortization and deferral                                                   1.2        14.1       (11.0)
                                                                             ------      ------      ------
Pension cost                                                                 $  0.7      $  0.9      $  0.2
                                                                             ======      ======      ======

The following assumptions were used for calculating the projected benefit obligations shown in the preceding table.

                                                                         --------------------------
                                                                         1996      1995       1994
                                                                         -----     -----     ------
        Discount rate                                                     7.50%     7.25%      8.75%
        Rate of increase in compensation                                  4.50%     4.50%      5.00%
        Expected long-term rate of return on plan assets                 10.00%    10.00%      9.00%

Postretirement Medical and Life Insurance Benefits

The Company provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 10 years of benefit service and 11 years of medical plan participation. Generally, the medical plans pay a stated percentage of most medical expenses reduced by a deductible as well as by payments made by government programs and other group coverage. The plans are unfunded.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

The postretirement benefit liability at December 31, 1996 and December 31, 1995 is set forth in the following table.

                                                                                   ---------------
                                                                                   AT DECEMBER 31,
                                                                                   1996      1995
                                                                                   -----     -----
        Dollars in millions
        Accumulated post retirement benefit obligation ("APBO"):
          Retirees                                                                 $22.5     $21.8
          Fully eligible, active plan participants                                   4.1       4.8
          Other active plan participants                                             8.3      13.8
                                                                                   -----     -----
        Unfunded postretirement obligation                                          34.9      40.4
        Unrecognized prior service cost                                               --      (0.5)
        Unrecognized net gain                                                       (7.7)     (0.8)
        Unrecognized transition obligation                                          26.2      28.3
                                                                                   -----     -----
        Accrued postretirement benefit obligation                                  $16.4     $13.4
                                                                                   =====     =====

The components of net periodic postretirement benefit cost were as follows.

                                                                            ------------------------
                                                                            YEARS ENDED DECEMBER 31,
                                                                            1996      1995      1994
                                                                            -----     -----     ----
        Dollars in millions
        Service cost, benefits earned during the period                     $ 1.1     $ 1.1     $1.2
        Interest cost on accumulated postretirement benefit obligation        2.4       3.2     2.8
        Amortization of unrecognized transition obligation                    1.7       1.7     1.7
        Amortization of gain                                                 (0.6)       --      --
        Amortization of unrecognized prior service cost                        --      (0.1)     --
                                                                            -----     -----     ----
        Net periodic postretirement benefit cost                            $ 4.6     $ 5.9     $5.7
                                                                            =====     =====     ====

The following assumptions were used for calculating the APBO shown in the preceding tables.

                                                                           ------------------------
                                                                           1996     1995      1994
                                                                           ----     -----     -----
        Discount Rate                                                      7.50%     7.25%     8.75%
        Rate of increase in compensation                                   4.50%     4.50%     5.00%
        Assumed Health Care Cost Trend Rate:
          Retirees prior to reaching age 65                                9.00%    10.00%    11.00%
          Retirees older than 65                                           6.00%     7.00%     8.00%

The assumed health care cost trend rates decline to an ultimate level of 4.75% in 2001 for retirees prior to reaching age 65 and 4.75% in 1998 for retirees older than 65 for 1996, 4.75% in 2003 for retirees prior to reaching age 65 and 4.75% in 2000 for retirees older than 65 for 1995 and 6.25% in 2001 for all retirees for 1994.

If the health care cost trend rate were increased by 1%, the APBO relating to the medical benefits as of December 31, 1996, would be increased by $2.4 million (9.5%), and the sum of the service cost and interest cost components of net periodic postretirement benefit cost relating to the medical benefits for 1996 would be increased by $0.3 million (12.4%).

Savings Incentive Plan
Certain employees of the Company participate in The CIT Group Holdings, Inc. Savings Incentive Plan. This plan qualifies under section 401(k) of the Internal Revenue Code. The Company's expense is based on specific percentages of employee contributions and plan administrative costs and aggregated $9.1 million, $8.2 million and $8.0 million for 1996, 1995 and 1994, respectively.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 13--LEASE COMMITMENTS

The Company has entered into noncancellable long-term lease agreements for premises and equipment. The following table presents future minimum rentals under such noncancellable leases that have initial or remaining terms in excess of one year at December 31, 1996.

                                                                                  DOLLARS
                                       AT DECEMBER 31,                          IN MILLIONS
                --------------------------------------------------------------  ------------
                1997                                                                  $ 23.8
                1998                                                                    22.3
                1999                                                                    18.9
                2000                                                                    15.6
                2001                                                                    14.5
                Thereafter                                                              60.5
                                                                                      ------
                          Total                                                       $155.6
                                                                                      ======

In addition to fixed lease rentals, leases require payment of maintenance expenses and real estate taxes, both of which are subject to escalation provisions. Minimum payments have not been reduced by minimum sublease rentals of $19.6 million due in the future under noncancellable subleases.

Rental expense, net of sublease income on premises and equipment, was as follows.

                                                                          -------------------------
                                                                          YEARS ENDED DECEMBER 31,
                                                                          1996      1995      1994
                                                                          -----     -----     -----
        Dollars in millions
        Premises                                                          $18.0     $18.0     $18.3
        Equipment                                                           6.3       5.7       5.2
        Less sublease income                                               (1.2)     (1.3)     (1.3)
                                                                          -----     -----     -----
                  Total                                                   $23.1     $22.4     $22.2
                                                                          =====     =====     =====

Rental expense paid to Chase totaled $0.5 million, $0.6 million and $1.6 million in 1996, 1995 and 1994, respectively.

NOTE 14--LEGAL PROCEEDINGS

In the ordinary course of business, there are various legal proceedings pending against the Company. Management believes that the aggregate liabilities, if any, arising from such actions will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

NOTE 15--CREDIT-RELATED COMMITMENTS

In the normal course of meeting the financing needs of its customers, the Company enters into various credit-related commitments. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, the Company generally requires collateral and other credit-related terms and conditions from the customer. At the time credit-related commitments are granted, management believes the fair value of the underlying collateral and guarantees approximates or exceeds the contractual amount of the commitment. In the event a customer defaults on the underlying transaction, the maximum potential loss to the Company represents the contractual amount outstanding less the value of all underlying collateral and guarantees.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

The accompanying table summarizes the contractual amounts of credit-related commitments.

                                                                ---------------------------------------------
                                                                  DUE TO EXPIRE
                                                               -------------------       TOTAL OUTSTANDING
                                                                WITHIN     AFTER     -------------------------
                                                               ONE YEAR   ONE YEAR      1996          1995
                                                               --------   --------   -----------   -----------
    Dollars in millions
    AT DECEMBER 31,
    Unused commitments to extend credit
      Loans                                                    $1,457.2   $   30.2    $ 1,487.4     $ 1,244.1
      Leases                                                       50.9         --         50.9          61.6
    Letters of credit and acceptances
      Standby letters of credit                                   144.8        6.8        151.6         176.9
      Other letters of credit                                     221.2       10.5        231.7         197.2
      Acceptances                                                  14.6         --         14.6           3.9
    Guarantees                                                     51.9       28.0         79.9         101.2
    Foreign exchange contracts                                      0.8         --          0.8           0.1

NOTE 16--FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107") requires disclosure of the estimated fair value of the Company's financial instruments, excluding leasing transactions accounted for under SFAS 13. The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Since no established trading market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions or estimation methods may significantly affect the estimated fair values. Because of these limitations, management provides no assurance that the estimated fair values presented would necessarily be realized upon disposition or sale.

Actual fair values in the marketplace are affected by other significant factors, such as supply and demand, investment trends and the motivations of buyers and sellers, which are not considered in the methodology used to determine the estimated fair values presented. In addition, fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of future business transactions and the value of assets and liabilities that are part of the Company's overall value but are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include customer base, operating lease equipment, premises and equipment, assets received in satisfaction of loans, and deferred tax balances. In addition, tax effects relating to the unrealized gains and losses (differences in estimated fair values and carrying values) have not been considered in these estimates and can have a significant effect on fair value estimates. The carrying amounts for cash and cash equivalents approximate fair value because they have short maturities and do not present significant credit risks. Credit-related commitments, as disclosed in Note 15, are primarily short-term floating rate contracts whose terms and conditions are individually negotiated, taking into account the creditworthiness of the customer and the nature, accessibility and quality of the collateral and guarantees. Therefore, the fair value of credit-related commitments, if exercised, would approximate their contractual amounts.

Estimated fair values, recorded carrying values and various assumptions used in valuing the Company's financial instruments at December 31, 1996 and 1995 are set forth below.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                                                             -------------------------------------------------------
                                                                                 AT DECEMBER 31,
                                                                       1996                           1995
                                                            --------------------------     --------------------------
                                                             CARRYING       ESTIMATED       CARRYING       ESTIMATED
                                                               VALUE        FAIR VALUE        VALUE        FAIR VALUE
                                                            -----------     ----------     -----------     ----------
                                                               ASSET          ASSET           ASSET          ASSET
                                                            (LIABILITY)     (LIABILITY)    (LIABILITY)     (LIABILITY)
                                                            -----------     ----------     -----------     ----------
Dollars in millions
Finance Receivables--Loans(a)                                $ 13,275.2     $ 13,480.1      $ 12,563.4     $ 12,844.1
Other Assets(b)                                                   389.7          424.4           305.5          333.2
Commercial Paper(c)                                            (5,827.0)      (5,827.0)       (6,105.6)      (6,105.6)
Fixed rate senior notes and subordinated fixed rate
  notes(d)                                                     (5,061.2)      (5,091.6)       (3,637.0)      (3,762.2)
Variable rate notes(d)                                         (3,717.5)      (3,714.3)       (3,827.5)      (3,827.5)
Credit balances of factoring clients and accrued
  liabilities and payables(e)                                  (1,578.9)      (1,578.9)       (1,344.8)      (1,344.8)
Derivative Financial Instruments(f)
Interest Rate Swaps
Off-balance sheet assets                                             --            6.3              --            2.8
Off-balance sheet liabilities                                        --          (64.6)             --         (107.8)
Cross currency interest rate swaps                                   --           14.1              --           36.8
Forward interest rate agreement                                      --             --              --           (0.5)

---------------

(a) The fair value of performing fixed-rate loans was estimated based upon a present value discounted cash flow analysis, using interest rates that were being offered at the end of the year for loans with similar terms to borrowers of similar credit quality. Discount rates used in the present value calculation range from 7.96% to 9.37% for 1996 and 8.46% to 9.99% for 1995. The maturities used represent the average contractual maturities adjusted for prepayments. For floating rate loans that reprice frequently and have no significant change in credit quality, fair values approximate carrying value. The net carrying value of lease finance receivables not subject to fair value disclosure totaled $3.5 billion in 1996 and $3.0 billion in 1995.

(b) Other assets subject to fair value disclosure include accrued interest receivable, excess servicing assets and investment securities. The carrying amount of accrued interest receivable approximates fair value. The fair value of excess servicing assets was determined by adjusting the present value of remaining cash flows for anticipated prepayment and loss experience. Investment securities actively traded in a secondary market were valued using quoted available market prices. Investments not actively traded in a secondary market were valued based upon recent selling price or present value discounted cash flow analysis. The carrying value of other assets not subject to fair value disclosure totaled $261.8 million in 1996 and $250.8 million in 1995.

(c) The estimated fair value of commercial paper approximates carrying value due to its relatively short maturity.

(d) Fixed rate notes were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates for issuances by the Company of similar term debt at the end of the year. Discount rates used in the present value calculation ranged from 5.53% to 6.95% in 1996 and 5.30% to 6.25% in 1995. The estimated fair value for variable rate notes differs from carrying value as a result of a foreign denominated issuance.

(e) The estimated fair value of credit balances of factoring clients approximates carrying value due to their short settlement terms. Accrued liabilities and payables with no stated maturities have an estimated fair value which approximates carrying value. The carrying value of other liabilities not subject to fair value disclosure totaled $672.5 million in 1996 and $591.2 million in 1995.

(f) As previously disclosed in Note 7--Derivative Financial Instruments, the notional principal amount of interest rate swaps designated as hedges against the Company's debt totaled $5.26 billion at December 31, 1996 ($1.80 billion of which related to interest rate swaps whose fair market value represented an asset and $3.46 billion related to interest rate swaps whose fair market value represented a liability, after adjusting for master netting agreements) and $5.27 billion at December 31, 1995 ($0.7 billion of assets and $4.6 billion of liabilities). The notional principal amount of cross currency interest rate swaps

                      THE CIT GROUP, INC. AND SUBSIDIARIES
totaled $218.6 million at December 31, 1996 and $190.2 million at December 31, 1995. The estimated fair values of derivative financial instruments are obtained from dealer quotes and represent the net amount receivable or payable to terminate the agreement, taking into account current market interest rates and counterparty credit risk.

NOTE 17--INVESTMENTS IN DEBT AND EQUITY SECURITIES
At December 31, 1996 and 1995, the book value of the Company's investments in debt and equity securities subject to the provision of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" totaled $24.4 million and $22.3 million, respectively, all of which was designated as available for sale. Unrealized gains and losses, representing the difference between amortized cost and current fair market value were immaterial.

NOTE 18--ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company's Long Term Incentive Plan (the "CIT Career Incentive Plan") awards phantom shares of stock to selected executives. The performance period for each plan is three consecutive calendar years and performance goals are a function of net income growth targets and return on equity performance. The value of the shares is determined at the end of each performance period based upon a price/earnings multiplier determined by the Executive Committee of the Board of Directors of the Company. Following the end of a performance period, one-third of the shares vest immediately and one-third vest at the end of each of the next two years. All vested shares are settled in cash. Prior to January 1, 1996, the Company accounted for the CIT Career Incentive Plan in accordance with the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which did not change the accounting for plans settled in cash and, therefore, had no impact on the Company. Compensation cost is recognized over the periods in which the participants' services are rendered and a liability has been established for the estimated payments to participants. The amount of compensation cost recorded for the CIT Career Incentive Plan during 1996, 1995 and 1994 was $9.5 million, $3.8 million and $4.0 million, respectively.

NOTE 19--ACQUISITION OF BARCLAYS COMMERCIAL CORPORATION

On February 28, 1994, the Company acquired, for cash, Barclays Commercial Corporation ("BCC"), a company of the Barclays Group. BCC had total assets of approximately $700.0 million at December 31, 1993 and total factoring volume of approximately $5.0 billion for the year then ended.

NOTE 20--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has in the past and may in the future enter into certain transactions with affiliates of the Company. It is anticipated that such transactions will be entered into at a fair market value for the transaction.

The Company's interest-bearing deposits generally represent overnight money market investments of excess cash that are maintained for liquidity purposes. At December 31, 1995, the Company had $135.0 million of interest-bearing deposits with DKB. At December 31, 1996, the Company had no such deposits. From time to time, the Company may maintain such deposits with DKB or Chase.

At December 31, 1996, the Company's credit line coverage with 60 banks totaled $5.18 billion of committed facilities. Additional information regarding these credit lines can be found in Note 6--Debt. At December 31, 1996, DKB was a committed bank under a $3.6 billion revolving credit facility, a $244.0 million revolving credit facility, a $1.2 billion revolving credit facility, and an $81.0 million revolving credit facility, with commitments of $108.8 million, $93.8 million, $36.3 million and $31.3 million, respectively. DKB is the agent under the $244.0 million facility and the $81.0 million facility. Chase is both the agent and a committed bank under the $3.6 billion revolving credit facility and the $1.2 billion revolving credit facility with commitments of $187.5 million and $62.5 million, respectively.

At December 31, 1995, the Company's credit line coverage with 69 banks totaled $4.64 billion of committed facilities. At December 31, 1995, DKB was a committed bank under a $1.25 billion revolving credit facility, a $770.0 million revolving credit facility, and a $325.0 million revolving credit facility, with commitments of $55.0 million, $80.0 million and $105.0

                      THE CIT GROUP, INC. AND SUBSIDIARIES
million, respectively. DKB was a co-agent under the $1.25 billion and $770.0 million revolving credit facilities and the Agent under the $325.0 million facility.

The Company has entered into interest rate swap and cross currency interest rate swap agreements with financial institutions acting as principal counterparties, including affiliates of DKB and Chase. At December 31, 1996, the notional principal amount outstanding on interest rate swap agreements with DKB and Chase totaled $270.0 million and $705.0 million, respectively. At December 31, 1995, the notional principal amount outstanding on interest rate swap agreements with DKB and Chase totaled $270.0 million and $300.0 million, respectively. The notional principal amount outstanding on foreign currency swaps totaled $168.0 million and $140.2 million with DKB at year-end 1996 and 1995, respectively.

The Company has entered into leveraged leasing arrangements with third party loan participants, including affiliates of DKB. Amounts owed to affiliates of DKB are discussed in Note 3--Finance Receivables.

The Company held a $9.0 million letter of credit from Chase as additional collateral on a business aircraft loaned to a third party with an outstanding balance of $22.2 million and $23.1 million at December 31, 1996 and 1995, respectively. Chase is also indebted to the Company in the amount of $7.3 million and $7.7 million, at December 31, 1996 and 1995, respectively, for financing relating to the purchase of a business aircraft by Chase.

The Company has also entered into various noncancellable long-term facility lease agreements with Chase. Future minimum rentals under these leases are $0.5 million in 1997, $0.5 million in 1998, $0.4 million in 1999, $0.1 million in 2000.

At December 31, 1996 and 1995, the Company had entered into credit-related commitments with DKB in the form of letters of credit totaling $19.8 million and $21.7 million, respectively, equal to the amount of the single lump sum premium necessary to provide group life insurance coverage to certain eligible retired employees and an amount to fund certain overseas finance receivables.

The Company purchased finance receivables totaling $33.4 million from Chase during 1996.

The Company has entered into cash collateral loan agreements with DKB pursuant to which DKB made loans to four separate cash collateral trusts in order to provide additional security for payments on the certificates of the related contract trusts. These contract trusts were formed for the purpose of securitizing certain recreational vehicle and recreational marine finance receivables. At December 31, 1996 and 1995, the principal amount outstanding on the cash collateral loans was $40.7 million and $12.3 million, respectively. The Company has entered into multiple trust agreements with Chase with respect to certain securitization transactions.

NOTE 21--SUBSEQUENT EVENT--PREFERRED CAPITAL SECURITIES

In February 1997, CIT Capital Trust I, (the "Trust"), a wholly-owned subsidiary of the Company, issued $250.0 million of 7.70% Preferred Capital Securities (the "Capital Securities") in a private offering. The Trust subsequently invested the offering proceeds in Junior Subordinated Debentures (the "Debentures") of the Company, having identical rates and payment dates. The Debentures of the Company represent the sole assets of the Trust. Holders of the Capital Securities are entitled to receive cumulative distributions at an annual rate of 7.70% through either the redemption date or maturity of the Debentures (February 15, 2027). Both the Capital Securities issued and the Trust owned Debentures of the Company are redeemable in whole or in part on or after February 15, 2007 or at anytime in whole upon changes in specific tax legislation, bank regulatory guidelines or securities law. Distributions by the Trust are guaranteed by the Company to the extent that the Trust has funds available for distribution.

For financial reporting purposes, the Capital Securities will be presented in the consolidated balance sheet of the Company as a separate line item directly above stockholders' equity and captioned "Redeemable preferred capital securities of subsidiary holding solely parent company debentures." For financial reporting purposes, the Company will record distributions payable on the Capital Securities as an expense in the consolidated statements of income.

NOTE 22--SUBSEQUENT EVENT--INITIAL PUBLIC OFFERING

On September 26, 1997, the Company filed a Registration Statement in connection with the proposed initial public offering of the Company's common stock.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

NOTE 23--BUSINESS SEGMENT INFORMATION

The Company's primary business activities are comprised of commercial and consumer operations. The Company's diversified commercial segment is engaged in equipment financing and leasing, factoring and commercial finance. The Company's consumer segment offers home equity lending, secured retail sales financing of manufactured housing, recreation vehicles and recreational boats, as well as consumer loan servicing.

Segment total revenue is defined as finance income plus fees and other income. Segment operating income (loss) is defined as total revenue less direct segment interest and operating expenses. Other includes general corporate expenses, and revenues and expenses related to other operations of the Company. The following table sets forth information on the Company's commercial and consumer business segments (in millions).

                                                                        -------------------------------------
                                                                                   AT DECEMBER 31,
                                                                          1996          1995          1994
                                                                        ---------     ---------     ---------
Dollars in millions
TOTAL ASSETS
Commercial                                                              $15,143.2     $14,590.5     $13,670.7
Consumer                                                                  3,563.4       2,587.7       2,122.2
Other                                                                       225.9         242.1         166.8
                                                                        ---------     ---------     ---------
     Total                                                              $18,932.5     $17,420.3     $15,959.7
                                                                         ========      ========      ========

                                                                           ----------------------------------
                                                                                YEARS ENDED DECEMBER 31,
                                                                             1996         1995         1994
                                                                           --------     --------     --------
Dollars in millions
TOTAL REVENUES
Commercial                                                                 $1,542.6     $1,443.0     $1,242.7
Consumer                                                                      325.6        264.4        177.2
Other                                                                          22.1          6.5         18.3
                                                                           --------     --------     --------
     Total                                                                 $1,890.3     $1,713.9     $1,438.2
                                                                            =======      =======      =======
OPERATING INCOME (LOSS)
Commercial                                                                 $  390.2     $  341.5     $  336.9
Consumer                                                                       67.4         63.9         24.3
Other                                                                         (41.8)       (40.3)       (36.2)
                                                                           --------     --------     --------
     Total                                                                 $  415.8     $  365.1     $  325.0
                                                                            =======      =======      =======

NOTE 24--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             ----------------------------------------------------
                                                                                     1996
                                                              FIRST      SECOND       THIRD      FOURTH
                                                             QUARTER     QUARTER     QUARTER     QUARTER    YEAR
                                                             -------     -------     -------     -------   ------
Dollars in millions
Net finance income                                           $195.4      $197.3      $201.4      $203.8    $797.9
Fees and other income                                          52.7        73.2        50.9        67.3     244.1
Salaries and general operating expenses                        95.9        97.6        97.9       101.7     393.1
Provision for credit losses                                    27.8        26.6        24.2        32.8     111.4
Depreciation on operating lease equipment                      27.5        28.8        28.0        37.4     121.7
Provision for income taxes                                     37.1        45.1        37.1        36.4     155.7
Net income                                                   $ 59.8      $ 72.4      $ 65.1      $ 62.8    $260.1

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                                                             ----------------------------------------------------
                                                                                     1995
                                                              FIRST      SECOND       THIRD      FOURTH
                                                             QUARTER     QUARTER     QUARTER     QUARTER    YEAR
                                                             -------     -------     -------     -------   ------
Dollars in millions
Net finance income                                           $164.5      $171.5      $178.8      $182.9    $697.7
Fees and other income                                          43.4        41.9        47.8        51.6     184.7
Salaries and general operating expenses                        84.8        82.3        85.9        92.7     345.7
Provision for credit losses                                    21.0        22.2        24.0        24.7      91.9
Depreciation on operating lease equipment                      17.6        17.2        21.4        23.5      79.7
Provision for income taxes                                     31.7        35.2        36.8        36.1     139.8
Net income                                                   $ 52.8      $ 56.5      $ 58.5      $ 57.5    $225.3

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                           -----------------------------------
                                                                            AT SEPTEMBER
                                                                                 30,           AT DECEMBER 31,
                                                                                1997                1996
                                                                           ---------------     ---------------
                                                                             (UNAUDITED)
Dollars in millions
ASSETS
Financing and leasing assets
Loans
  Commercial                                                                  $10,540.3           $10,195.6
  Consumer                                                                      3,344.9             3,239.0
Lease receivables                                                               4,063.1             3,562.0
                                                                              ---------           ---------
  Finance receivables                                                          17,948.3            16,996.6
Reserve for credit losses                                                        (233.3)             (220.8)
                                                                              ---------           ---------
  Net finance receivables                                                      17,715.0            16,775.8
Operating lease equipment, net                                                  1,675.7             1,402.1
Consumer finance receivables held for sale                                        654.3               116.3
Cash and cash equivalents                                                         202.9               103.1
Other assets                                                                      606.4               535.2
                                                                              ---------           ---------
          Total assets                                                        $20,854.3           $18,932.5
                                                                              =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt
Commercial paper                                                              $ 6,168.7           $ 5,827.0
Variable rate senior notes                                                      3,461.5             3,717.5
Fixed rate senior notes                                                         5,659.6             4,761.2
Subordinated fixed rate notes                                                     300.0               300.0
                                                                              ---------           ---------
     Total debt                                                                15,589.8            14,605.7
Credit balances of factoring clients                                            1,535.3             1,134.1
Accrued liabilities and payables                                                  686.3               594.0
Deferred Federal income taxes                                                     550.2               523.3
                                                                              ---------           ---------
     Total liabilities                                                         18,361.6            16,857.1
Company-obligated mandatorily redeemable preferred securities of
  subsidiary trust holding solely debentures of the company                       250.0                  --
STOCKHOLDERS' EQUITY
Common stock--authorized, issued and outstanding--1,000 shares                    250.0               250.0
Paid-in capital                                                                   573.3               573.3
Retained earnings                                                               1,419.4             1,252.1
                                                                              ---------           ---------
     Total stockholders' equity                                                 2,242.7             2,075.4
                                                                              ---------           ---------
          Total liabilities and stockholders' equity                          $20,854.3           $18,932.5
                                                                              =========           =========

See accompanying notes to consolidated financial statements. It is suggested these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes included herein as of December 31, 1996 and 1995 and for the each of the years in the three-year period ended December 31, 1996.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                                  (UNAUDITED)

                                                                 ---------------------------------------------
                                                                 THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                    SEPTEMBER 30,            SEPTEMBER 30,
                                                                  1997        1996         1997         1996
                                                                 -------     -------     --------     --------
Dollars in millions
Finance income                                                   $ 463.0     $ 415.8     $1,352.0     $1,222.3
Interest expense                                                   237.0       214.4        693.7        628.2
                                                                  ------      ------       ------       ------
     Net finance income                                            226.0       201.4        658.3        594.1
Fees and other income                                               78.9        50.9        186.0        176.8
Gain on sale of equity interest acquired in loan workout              --          --         58.0           --
                                                                  ------      ------       ------       ------
     Operating revenue                                             304.9       252.3        902.3        770.9
                                                                  ------      ------       ------       ------
Salaries and general operating expenses                            103.6        97.9        314.1        291.4
Provision for credit losses                                         35.8        24.2         91.8         78.6
Depreciation on operating lease equipment                           42.3        28.0        108.3         84.3
Minority interest in subsidiary trust holding solely debentures
  of the company                                                     4.8          --         11.5           --
                                                                  ------      ------       ------       ------
     Operating expenses                                            186.5       150.1        525.7        454.3
                                                                  ------      ------       ------       ------
     Income before provision for income taxes                      118.4       102.2        376.6        316.6
Provision for income taxes                                          43.1        37.1        137.5        119.3
                                                                  ------      ------       ------       ------
     Net income                                                  $  75.3     $  65.1     $  239.1     $  197.3
                                                                  ======      ======       ======       ======

See accompanying notes to consolidated financial statements. It is suggested these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes included herein as of December 31, 1996 and 1995 and for the each of the years in the three-year period ended December 31, 1996.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                                  -----------------------
                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                    1997             1996
                                                                                  --------       --------
Dollars in millions
Balance, January 1                                                                $2,075.4       $1,914.2
Net income                                                                           239.1          197.3
Dividends paid(1)                                                                    (71.8)         (80.1)
                                                                                  --------       --------
Balance, September 30                                                             $2,242.7       $2,031.4
                                                                                  ========       ========

---------------
(1) Commencing with the 1996 second quarter dividend, the dividend policy of the Company was changed to require the payment of dividends by the Company of 30% of net operating earnings on a quarterly basis. Previously, the Company's dividend policy required the payment of dividends by the Company of 50% of net operating earnings on a quarterly basis.

See accompanying notes to consolidated financial statements. It is suggested these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes included herein as of December 31, 1996 and 1995 and for the each of the years in the three-year period ended December 31, 1996.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                   -------------------------
                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                      1997           1996
                                                                                   ----------     ----------
Dollars in millions
CASH FLOWS FROM OPERATIONS
Net income                                                                         $    239.1     $    197.3
Adjustments to reconcile net income to net cash flows from operations
  Provision for credit losses                                                            91.8           78.6
  Depreciation and amortization                                                         124.3           97.8
  Provision for deferred Federal income taxes                                            26.9           37.6
  Gains on asset and receivable sales                                                  (121.3)         (55.3)
  Increase in accrued liabilities and payables                                           92.3           34.1
  Increase in other assets                                                              (31.2)         (44.8)
  Other                                                                                  (2.4)         (17.6)
                                                                                   ----------     ----------
          Net cash flows provided by operations                                         419.5          327.7
                                                                                   ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans extended                                                                      (24,584.1)     (23,405.5)
Collections on loans                                                                 23,068.1       22,239.8
Purchases of assets to be leased                                                       (515.3)        (288.7)
Net increase in short-term factoring receivables                                       (371.7)        (127.1)
Proceeds from asset and receivable sales                                              1,092.9          691.3
Proceeds from sales of assets received in satisfaction of loans                          31.3           56.0
Purchases of finance receivables portfolios                                             (79.2)        (164.5)
Purchases of investment securities                                                      (20.1)         (18.1)
Other                                                                                   (17.2)         (21.4)
                                                                                   ----------     ----------
          Net cash flows used for investing activities                               (1,395.3)      (1,038.2)
                                                                                   ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of variable and fixed rate notes                           3,298.5        3,026.4
Repayments of variable and fixed rate notes                                          (2,656.1)      (2,011.4)
Proceeds from the issuance of company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures of the company               250.0             --
Net increase (decrease) in commercial paper                                             341.7         (192.4)
Proceeds from nonrecourse leveraged lease debt                                           39.1           36.4
Repayments of nonrecourse leveraged lease debt                                         (125.8)        (112.9)
Cash dividends paid                                                                     (71.8)         (80.1)
                                                                                   ----------     ----------
          Net cash flows provided by financing activities                             1,075.6          666.0
                                                                                   ----------     ----------
Net increase (decrease) in cash and cash equivalents                                     99.8          (44.5)
Cash and cash equivalents, beginning of period                                          103.1          161.5
                                                                                   ----------     ----------
Cash and cash equivalents, end of period                                           $    202.9     $    117.0
                                                                                   ==========     ==========
SUPPLEMENTAL DISCLOSURES
Interest paid                                                                      $    664.8     $    611.9
Federal and State and local taxes paid                                                   77.7           90.0
Noncash transfer of finance receivables to finance receivables held for sale               --           96.6
Noncash transfers of finance receivables to assets received in satisfaction of
  loans                                                                                  18.7           88.3
Noncash transfers of assets received in satisfaction of loans to finance
  receivables                                                                             5.0           10.9

See accompanying notes to consolidated financial statements. It is suggested these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes included herein as of December 31, 1996 and 1995 and for the each of the years in the three-year period ended December 31, 1996.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

The Company considers that all adjustments (all of which are normal recurring accruals) necessary for a fair statement of financial position and results of operations for these periods have been made; however, results for such interim periods are subject to year-end audit adjustments. Results for such interim periods are not necessarily indicative of results for a full year.

NOTE 2--RECENT ACCOUNTING PRONOUNCEMENTS

The Company adopted Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125") as amended by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (collectively referred to hereafter as "SFAS 125") on January 1, 1997. SFAS 125 uses a "financial components" approach that focuses on control to determine that proper accounting for financial asset transfers and addresses the accounting for servicing rights on financial assets in addition to mortgage loans. Securitizations of finance receivables are accounted for as sales when legal and effective control over the related receivables is surrendered. Servicing assets or liabilities are recognized when the servicing rights are retained by the seller.

In accordance with the transition rules set forth in SFAS 125, the Company, on January 1, 1997, reclassified the portion of previously recognized excess servicing assets that did not exceed contractually specified servicing fees to servicing assets which are included in other assets in the Consolidated Balance Sheets. The remaining balances of previously recognized excess servicing assets are included in other assets in the Consolidated Balance Sheets and are classified as available-for-sale investment securities subject to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The amortized cost approximates the current fair market value of such assets.

The adoption of SFAS 125 did not have a significant impact on the Company's financial position or results of operations.

Additionally, in February of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for the presentation and disclosure for earnings per share (EPS). It also simplifies the standards for computing EPS, and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of primary and fully diluted EPS with basic and diluted EPS, respectively, and requires the reconciliation of the numerator and denominator of basic EPS with that of diluted EPS. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS is required to be restated to conform with SFAS 128.

[Inside Back Cover]

                        THE CIT GROUP...BACKING AMERICA

SOME OF THE INDUSTRIES AND MARKETS FINANCED BY THE CIT GROUP


Apparel                    Health Care                Motorcoach
Automotive OEM             High-Tech                  Packaging
Broadcast                  Home Equity Mortgages      Plastics
Business Aircraft          Home Furnishings           Printing & Paper
Carpet                     Housewares                 Rail
Chemicals                  Information Systems        Recreational Boats
Commercial Aircraft        Inland Marine              Recreation Vehicles
Construction               Intermodal                 Retailers
Consumer Electronics       Machine Tools              Sporting Goods
Energy                     Manufactured Housing       Telecommunications
Exporters & Importers      Manufacturers              Textiles
Food Processing            Media                      Toys
Footwear                   Medical                    Trucking
Furniture                  Mining                     Wholesalers & Distributors


ASSETS AND OFFICES BY GEOGRAPHIC LOCATION

[MAP OF THE UNITED STATES ILLUSTRATING ASSETS AND OFFICES OF THE COMPANY BY GEOGRAPHIC LOCATION].

Percentage of financing and leasing assets:

Northeast       23%
Southeast       14%
Midwest         21%
South           12%
West            24%

Locations of the Company's offices nationwide:


Northeast        8
Southeast        8
Midwest         10
South            3
West            12


Percentages Represent                                     --------------------
Financing and Leasing Assets                               6%
by Customer Location                                       Foreign Financing
at September 30, 1997                                      and Leasing Assets
                                                          --------------------
Dots Represent Locations
of CIT Offices Nationwide